Execution Version

Exhibit 10.38

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

Collaboration and License Agreement

Between

Sage Therapeutics, Inc.,

Biogen MA Inc.

and

Biogen International GmbH

Dated November 27, 2020

5.3	Commercialization Principles	52
5.4	Operational Responsibilities for Commercialization	52
5.5	Commercialization Costs	53
5.6	Commercialization Reports	53
5.7	Pricing Matters; Distribution	53
5.8	Uniform Training	54
5.9	Detail Costs; Authority over Sales Forces	54
5.10	Joint Commercialization Costs Allocation	54
5.11	Advertising and Promotional Materials in Profit-Share Territory	55
5.12	Coordination of Operational Activities	56
5.13	Territorial Restrictions	56
5.14	Commercialization Subcontracts	57
6.	REGULATORY	58
6.1	Regulatory Lead Responsibilities	58
6.2	Assignment	59
6.3	Biogen Territory	59
6.4	Communications with Regulatory Authorities	59
6.5	Regulatory Meetings	59
6.6	Submissions	60
6.7	Costs of Regulatory Affairs	60
6.8	Right of Reference	60
6.9	Recalls, Market Withdrawals or Corrective Actions	60
6.10	Reporting Adverse Events	61
6.11	Priority Review Voucher	61
7.	MANUFACTURE	61
7.1	Manufacturing Responsibilities	61
7.2	Manufacturing Plans	61
7.3	Manufacturing Costs	62
7.4	[**] Manufacturing Assumption Rights	62
7.5	Supply Agreement	62
7.6	Second Source and Biogen Manufacturing Sites	63
7.7	Reporting; Shortages	63
7.8	Technology Transfer to Biogen	63
8.	LICENSES	64

8.1	License Grants	64
8.2	Sublicensing	65
8.3	Third Party In-Licenses Payments	67
8.4	Combinations	68
8.5	No Other Rights	69
9.	PAYMENTS	69
9.1	Upfront Fee	69
9.2	Equity Investment	69
9.3	Licensed Product Reconciliation of Shared Costs; Profit Sharing	69
9.4	Finance Working Group	71
9.5	Sage Opt-Out	72
9.6	Licensed Products Regulatory/Commercial Milestone Payments	73
9.7	Licensed Products Sales Milestone Payments	74
9.8	Licensed 217 Product and Licensed 324 Product Royalties	77
9.9	Royalty Reductions	72
9.10	Other Amounts Payable	79
9.11	Payment Terms	79
10.	CONFIDENTIALITY AND PUBLICATION	83
10.1	Nondisclosure and Non-Use Obligations	83
10.2	Publication and Publicity	85
10.3	Press Release, Public Announcements and Other Public Disclosure	86
11.	REPRESENTATIONS, WARRANTIES AND COVENANTS	87
11.1	Mutual Representations and Warranties as of the Execution Date and Effective Date	87
11.2	Representations and Warranties of Sage as of the Execution Date and Effective Date	88
11.3	Warranty Disclaimer	91
11.4	Certain Covenants	91
11.5	Additional Covenants of the Parties	92
11.6	[**]	92
11.7	Exclusivity	93
12.	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE	93
12.1	General Indemnification by Biogen	93
12.2	General Indemnification by Sage	94
12.3	Indemnification Procedure	94

12.4	Certain Third Party Claims Related to Licensed Products in the Profit-Share Territory	94
12.5	Limitation of Liability	95
12.6	Insurance	95
13.	INTELLECTUAL PROPERTY	95
13.1	Inventorship	95
13.2	Ownership	96
13.3	Disclosure of Inventions	96
13.4	Prosecution and Maintenance of Patents	96
13.5	Third Party Infringement, Defense and Post-Grant Proceedings	100
13.6	Patent Extensions	104
13.7	Orange Book Listings	104
13.8	Third Party Rights	104
13.9	Common Interest	104
13.10	Trademarks	105
14.	TERM AND TERMINATION	105
14.1	Term	105
14.2	Termination Prior to Effective Date	105
14.3	Termination by Biogen for Convenience	105
14.4	Termination for Material Breach	105
14.5	Termination for Insolvency	106
14.6	Effect of Termination by Sage for Cause or for Biogen’s Insolvency, or by Biogen for Convenience	107
14.7	Biogen Right of Termination for Cause or for Sage’s Insolvency	111
14.8	Effect of Expiration or Termination; Survival	111
15.	MISCELLANEOUS	112
15.1	Assignment	112
15.2	Governing Law	113
15.3	Dispute Resolution	113
15.4	Entire Agreement; Amendments	115
15.5	Severability	115
15.6	Headings	115
15.7	Waiver of Rule of Construction	115
15.8	Interpretation	115
15.9	No Implied Waivers; Rights Cumulative	116

15.10	Notices	116
15.11	Compliance with Export Regulations	117
15.12	Force Majeure	117
15.13	Relationship of the Parties	118
15.14	Performance by BIMA and BIG	118
15.15	Coordination between BIMA and BIG	119
15.16	Expenses	119
15.17	Counterparts	119
15.18	Performance by Affiliates	119
15.19	Binding Effect; No Third Party Beneficiaries	119
15.20	Further Assurances	119
15.22	HSR Act	120

v

SCHEDULES

SCHEDULE 1.1.110	Existing Sage Agreements
SCHEDULE 1.1.165	Major Development Activities
SCHEDULE 1.1.167	Major Medical Affairs Activities
SCHEDULE 1.1.195	Ongoing 217 Studies
SCHEDULE 1.1.227	Preapproved Subcontractors
SCHEDULE 1.1.260	SAGE-[**]
SCHEDULE 1.1.261	SAGE-217
SCHEDULE 1.1.262	SAGE-324
SCHEDULE 1.1.268	Sage Licensed Patents as of the Execution Date
SCHEDULE 3.2.1	Joint Development Plans
SCHEDULE 7.5	Supply Agreements Material Terms
SCHEDULE 7.8.2	Sage Third Party Manufacturing Agreements
SCHEDULE 9.3.3.2	Profit and Loss Statement
SCHEDULE 10.3.1	Joint Press Release
SCHEDULE 11.2.17	Proceedings
SCHEDULE 13.8	Third Party Rights
SCHEDULE 15.21	Tax Partnership Agreement Terms

COLLABORATION and License AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), dated as of November 27, 2020 (the “Execution Date”), is entered into by and between Sage Therapeutics, Inc., a Delaware corporation having its principal place of business at 215 First Street, Cambridge, Massachusetts 02142, U.S.A., (“Sage”), and Biogen MA Inc., a corporation organized under the laws of the Commonwealth of Massachusetts having an office at 225 Binney Street, Cambridge, MA 02142 (“BIMA”), and Biogen International GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Switzerland, whose registered office is at Neuhofstrasse 30, 6340 Baar, Switzerland (“BIG”, together with BIMA, collectively, “Biogen”).  Sage and Biogen are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Sage is a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing novel medicines to treat central nervous system (CNS) disorders;

WHEREAS, Biogen is a global pharmaceutical company engaged in the research, development and commercialization of products useful in the treatment and prevention of human diseases and conditions; and

WHEREAS, Sage and Biogen desire to collaborate to Develop, Manufacture, perform Medical Affairs Activities with respect to and Commercialize the Licensed 217 Products and the Licensed 324 Products in the Profit-Share Territory (all as defined below), and Biogen desires to obtain, and Sage desires to grant to Biogen, an exclusive license in the Biogen Territory and a co-exclusive license in the Profit-Share Territory, in each case, to Develop, Manufacture, perform Medical Affairs Activities with respect to and Commercialize the Licensed 217 Products and the Licensed 324 Products, all in accordance with the terms and conditions set forth herein; and

WHEREAS, Biogen desires to have an exclusive option under certain circumstances to be granted an exclusive license in the Biogen Territory and a co-exclusive license in the Profit-Share Territory, in each case, to Develop, Manufacture, perform Medical Affairs Activities with respect to and Commercialize the Licensed [**] Products, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.DEFINITIONS

1.1Definitions.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, will have the respective meanings set forth below:

1.1.1“[**] Competing Product” shall have the same definition as the Licensed Product that it replaces as set forth in Section 3.10.2 (Further Development of Licensed [**] Products), if the replacement mechanism of such Section 3.10.2 (Further Development of Licensed [**] Products) is implemented.

1.1.2“[**] Substitution” has the meaning set forth in Section 3.10.2 (Further Development of Licensed [**] Products).

1.1.3“217 Competing Product” means any product (other than a Licensed 217 Product and, in the case of Sage, ZULRESSO® (brexanolone) in PPD), the Principal Mode of Action of which is positive allosteric modulation of the GABAA Receptor intended for the treatment of MDD, PPD, TRD, GAD or BPD. Notwithstanding any provision to the contrary set forth in this Agreement, a 217 Competing Product will include any product (other than a Licensed 217 Product and, in the case of Sage, ZULRESSO® (brexanolone) in PPD) intended for the treatment of MDD, PPD, TRD, GAD or BPD, the Principal Mode of Action of which is positive allosteric modulation of the GABAA Receptor alone or combined with any other therapeutic agent.

1.1.4“217 Regulatory/Commercial Milestone Event” has the meaning set forth in Section 9.6.1 (Licensed 217 Products Regulatory/Commercial Milestones).

1.1.5“217 Regulatory/Commercial Milestone Payment” has the meaning set forth in Section 9.6.1 (Licensed 217 Products Regulatory/Commercial Milestones).

1.1.6“217 Sales Milestone Event” has the meaning set forth in Section 9.7.1.1 (Licensed 217 Products Sales Milestones).

1.1.7“217 Sales Milestone Payment” has the meaning set forth in Section 9.7.1.1 (Licensed 217 Products Sales Milestones).

1.1.8“324 Competing Product” means any product (other than a Licensed 324 Product), the Principal Mode of Action of which is positive allosteric modulation of the GABAA Receptor intended for the treatment of ET, Epilepsy or any symptomatic treatment of Parkinson’s Disease. Notwithstanding any provision to the contrary set forth in this Agreement a 324 Competing Product will include any product (other than a Licensed 324 Product) intended for the treatment of ET, Epilepsy or any symptomatic treatment of Parkinson’s Disease, the Principal Mode of Action of which is positive allosteric modulation of the GABAA Receptor alone or combined with any other therapeutic agent.

1.1.9“324 Regulatory/Commercial Milestone Event” has the meaning set forth in Section 9.6.2 (Licensed 324 Products Regulatory/Commercial Milestones).

1.1.10“324 Regulatory/Commercial Milestone Payment” has the meaning set forth in Section 9.6.2 (Licensed 324 Products Regulatory/Commercial Milestones).

1.1.11“324 Sales Milestone Event” has the meaning set forth in Section 9.7.2.1 (Licensed 324 Products Sales Milestones).

1.1.12“324 Sales Milestone Payment” has the meaning set forth in Section 9.7.2.1 (Licensed 324 Products Sales Milestones).

1.1.13“Abbreviated New Drug Application” or “ANDA” has the meaning set forth in the FD&C Act (21 U.S.C. § 355(b)(2), 21 U.S.C. § 355(j) and 21 C.F.R. § 314.3), as amended.

1.1.14“Acquired Business” has the meaning set forth in Section 11.7.2 (Acquired Business Exception).

1.1.15“Acquirer” means, collectively, with respect to a Change of Control of a Party, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, as determined immediately prior to the closing of such Change of Control.

1.1.16“Additional Development Proposal” has the meaning set forth in Section 3.3.2 (Additional Indications Development).

1.1.17“Additional Indications Development” has the meaning set forth in Section 3.3.2 (Additional Indications Development)

1.1.18“Affiliate” means, with respect to a Person, any other Person that (directly or indirectly) controls, is controlled by, or is under common control with, such Person, whether now or in the future.  For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, fifty percent (50%) or more of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct, or cause the direction of, the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.  The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.   For clarity, a Person may be or become an Affiliate of another Person and may cease to be an Affiliate of such Person, in each case, during the Term of this Agreement.

1.1.19“Agreement” has the meaning set forth in the preamble.

1.1.20“Alliance Manager” has the meaning set forth in Section 2.1 (Alliance Manager)

1.1.21“Allowable Overruns” means, on a plan-by-plan basis, any amount incurred by a Party in the performance of the activities taken as a whole under a Joint Development Plan, Joint Medical Affairs Plan or Joint Commercialization Plan or with respect to CMC Activities under a Manufacturing Plan, in each case, that is (a) above the applicable amounts budgeted for the performance of such activities taken as a whole under the corresponding Joint Development Budget, Joint Medical Affairs Budget, Joint Commercialization Budget or Manufacturing Budget, as applicable, in each case, by [**] percent ([**]%) or less for such Calendar Year, provided that such amounts were not attributable to a breach of this Agreement by the performing Party; or (b) otherwise approved by the JSC.

1.1.22“Antitrust Law” means any federal, state or foreign law, regulation or decree, including the HSR Act, designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

1.1.23“Audited Party” has the meaning set forth in Section 9.11.3.1 (Record Retention; Audits).

1.1.24“Auditing Party” has the meaning set forth in Section 9.11.3.1 (Record Retention; Audits).

1.1.25“Auditor” has the meaning set forth in Section 9.11.3.1 (Record Retention; Audits).

1.1.26“Bankruptcy Code” has the meaning set forth in Section 14.5.1 (Termination for Insolvency).

1.1.27“Biogen” has the meaning set forth in the preamble.

1.1.28“Biogen Background Know-How” means any and all Know-How (a) Controlled by Biogen or any of its Affiliates (solely or jointly with any Third Party) as of the Execution Date, or (b) that during the Term arises and is Controlled by Biogen or its Affiliates, or otherwise comes into the Control of, Biogen or its Affiliates, in each case ((a) and (b)), independently from the performance of activities under this Agreement and that is used and incorporated into the Development, Manufacture or Commercialization of any Licensed Product by or on behalf of Biogen or its Affiliates in the performance of activities under any Joint Development Plan, Joint Commercialization Plan, Joint Medical Affairs Plan or Manufacturing Plan.

1.1.29“Biogen Background Patents” means any and all Patents (a) Controlled by Biogen or any of its Affiliates (solely or jointly with any Third Party) as of the Execution Date, or (b) that during the Term arise and are Controlled by Biogen or its Affiliates, or otherwise come into the Control of, Biogen or its Affiliates, in each case ((a) and (b)), independently from the performance of activities under this Agreement and  that claim any Biogen Background Know-How.

1.1.30“Biogen Background Technology” means the Biogen Background Know-How and Biogen Background Patents.

1.1.31“Biogen Collaboration Know-How” has the meaning set forth in Section 13.2.1 (Ownership).

1.1.32“Biogen Collaboration Patents” means all Collaboration Patents that claim any Biogen Collaboration Know-How, but expressly excluding all Biogen Background Patents and Biogen’s interest in the Joint Collaboration Patents.

1.1.33“Biogen Collaboration Technology” means the Biogen Collaboration Know-How and the Biogen Collaboration Patents.

1.1.34“Biogen Indemnitees” has the meaning set forth in Section 12.2 (General Indemnification by Sage).

1.1.35“Biogen Licensed Technology” means the Biogen Background Technology and Biogen Collaboration Technology.

1.1.36“Biogen Prosecuted Patents” has the meaning set forth in Section 13.2.1 (General).

1.1.37“Biogen Publications” has the meaning set forth in Section 10.2.1 (Publication).

1.1.38“Biogen Territory” means (a) with respect to all Licensed 217 Products: (i) unless and until Sage exercises an Opt-Out Right in accordance with Section 9.5 (Sage Opt-Out) for such Licensed 217 Products, all countries of the world other than the Profit-Share Territory and the Existing Partner Territory, and (ii) if Sage has exercised an Opt-Out Right in accordance with Section 9.5 (Sage Opt-Out) for such Licensed 217 Products, then from and after the Opt-Out Date, all countries of the world other than the Existing Partner Territory, and (b) with respect to all Licensed 324 Products: (i) unless and until Sage exercises an Opt-Out Right in accordance with Section 9.5 (Sage Opt-Out) for such Licensed 324 Products, all countries of the world other than the Profit-Share Territory, and (ii) if Sage has exercised an Opt-Out Right in accordance with Section 9.5 (Sage Opt-Out) for such Licensed 324 Products then from and after the Opt-Out Date, all countries of the world.

1.1.39“Biogen Territory Royalties” has the meaning set forth in Section 9.8.1 (Biogen Territory Royalties).

1.1.40“Blocking New Technology” has the meaning set forth in Section 8.3.2.2 (Inclusion Process).

1.1.41“BPD” means bipolar depression.

1.1.42“Branding Strategy” has the meaning set forth in Section 5.11.1 (Branding).

1.1.43“Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in Massachusetts, United States.

1.1.44“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

1.1.45“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.1.46“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets in the aggregate.  Notwithstanding the foregoing, any transaction or series of transactions effected for the bona fide primary purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

1.1.47“Clinical Data” means the original source patient data and case report forms (CRFs) collected or generated by, on behalf of, or under the authority of a Party with respect to Clinical Studies conducted for any Licensed Product, together with all analysis, reports and results with respect thereto.

1.1.48“Clinical Study” means, with respect to any product, a Phase 1 Study, Phase 2 Study, Phase 3 Study, Phase 4 Study or other voluntary or required study (including a non-interventional study) in humans to obtain information regarding such product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such product.

1.1.49“CMC” means, chemistry, manufacturing and controls with respect to a product, which includes (a) manufacturing and process development records for such product and (b) all chemistry, manufacturing and control procedures necessary or reasonably useful for the manufacture of such product.

1.1.50“CMC Activities” means those formulation development, process development and other CMC-related activities, including sourcing and testing of all raw materials and components used in the manufacture of a product, and activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval.

1.1.51“Collaboration Know-How” has the meaning set forth in Section 13.2.1 (Ownership).

1.1.52“Collaboration Patents” means all Patents with a priority date after the Effective Date that claim any Collaboration Know-How.

1.1.53“Collaboration Technology” means the Collaboration Know-How and Collaboration Patents.

1.1.54“Combination Product” means any Licensed Product containing (a) a Sage Molecule and (b) one or more Other Components sold for a fixed price.

1.1.55“Commercialization” or “Commercialize” means, with respect to any product, any and all activities directed to marketing, advertising, promoting, distributing, importing, exporting, using, offering to sell, and selling or otherwise commercializing such product, including: pre-launch activities to prepare a market for potential sales, modeling and pharmaco-economic studies, epidemiological studies; government affairs, and public policy activities; patient services, patient advocacy engagement; and activities related to pricing and reimbursement, including seeking and maintaining any required Pricing and Reimbursement Approvals; but excluding, in each case, any activities directed to Manufacturing, Development or Medical Affairs Activities. “Commercialize” and “Commercialized” will be construed accordingly.

1.1.56“Commercialization Lead Party” for a given Commercialization activity has the meaning set forth in Section 5.2.1.1 (General).

1.1.57“Commercialization Wind-Down Period” has the meaning set forth in Section 14.6.5 (Sell-Off and Appointment as Distributor).

1.1.58“Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party or its Affiliate with respect to any objective related to the Development, Manufacture, performance of Medical Affairs Activities with respect to or Commercialization of a product, [**].

1.1.59“Committee” means the Joint Steering Committee, the Joint Development Committee, the Joint Commercialization Committee or any committees formed by the Joint Steering Committee pursuant to Section 2.2.2.25 (Specific Responsibilities of the JSC) as applicable.

1.1.60“Competing Product” means the 217 Competing Products and the 324 Competing Products, in each case, individually or collectively as the context requires.

1.1.61“Competitive Infringement” means, on a Licensed Product-by-Licensed Product basis, where the making, using, selling, offering for sale, or importing, by any Third Party (other than any Sublicensee or authorized purchaser or other authorized transferee of a Party with respect to such Licensed Product), Acquirer or Acquired Business, in each case, of any pharmaceutical product in the Territory is Covered by any Sage Licensed Patent or any Collaboration Patent, including the filing of an Abbreviated New Drug Application with any applicable Regulatory Authority with respect to a Licensed Product as the reference product by any such Third Party.

1.1.62“Confidential Information” means (a) the terms of this Agreement and (b) any and all Know-How and other confidential or proprietary information, whether communicated in writing or orally or by any other method, that is or has been provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with the performance of activities under this Agreement, whether prior to, on or after the Execution Date, including information pertaining to the terms of this Agreement.

1.1.63“Control” or “Controlled” means the possession (whether by ownership, license, sublicense or otherwise, other than by a license, sublicense or other right granted pursuant to this Agreement) by a Party or its Affiliates (a) with respect to any Materials or other tangible Know-How, of the legal authority or right to physical possession of such Materials or tangible Know-How, with the right to provide such Materials or tangible Know-How to the other Party on the terms set forth herein, (b) with respect to Patents, Regulatory Approvals, Regulatory Materials, intangible Know-How or other intellectual property or subject matter, of the legal authority or right to grant a license, sublicense, access or right to use or right to reference (as applicable) to the other Party under such Patents, Regulatory Approvals, Regulatory Materials, intangible Know-How or other intellectual property or subject matter on the terms set forth herein, or (c) with respect to a product or component thereof, the legal authority or right to grant a license, sublicense, access or right to use (as applicable) to the other Party under Patents that Cover or Know-How that is incorporated in or embodies, such product or component on the terms set forth herein, in each case ((a), (b) and (c)), (i) without breaching or otherwise violating the terms or conditions of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant such license, sublicense, rights of access or right of use to or (ii) with respect to Materials, Know-How or Patents developed, acquired or licensed by a Party after the Execution Date, without incurring any additional payment obligations to a Third Party that are not subject to an allocation agreed between the Parties pursuant to this Agreement or otherwise in writing.

Notwithstanding any provision in this Agreement to the contrary, if there is a Change of Control of a Party during the Term, such Party will be deemed not to Control any Patents, Regulatory Approvals, Regulatory Materials, Know-How or other intellectual property rights, subject matter or product or component thereof that are owned or in-licensed immediately prior to such Change of Control by such Acquirer of such acquired Party, except if (A) such Patents, Regulatory Approvals, Regulatory Materials, Know-How or other intellectual property rights, subject matter or product or component thereof owned or in-licensed by the Acquirer were generated from participation by employees or consultants of such Acquirer in furtherance of Development, Manufacturing, Medical Affairs Activities or Commercialization activities with respect to Licensed Products under this Agreement after such Change of Control, (B) any Patents, Regulatory Approvals, Regulatory Materials, Know-How or other intellectual property, subject matter or product or component thereof owned or in-licensed by such Third Party were not used in the performance of Development, Manufacturing, Medical Affairs Activities or Commercialization activities with respect to Licensed Products under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such acquired Party or any of its Affiliates uses any such Patents, Regulatory Approvals, Regulatory Materials, Know-How or other intellectual property or proprietary subject matter in the performance of Development, Manufacturing, Medical Affairs Activities or Commercialization activities with respect to Licensed Products under this Agreement, or (C) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Patents, Regulatory Approvals, Regulatory Submissions, Know-How or other intellectual property rights, subject matter or product or component thereof owned or in-licensed by such Acquirer, in each of which cases ((A)–(C)), such Patents, Regulatory Approvals, Regulatory Materials, Know-How or other intellectual property rights, subject matter or product or component thereof owned or in-licensed by such Acquirer will be deemed Controlled by the acquired Party for purposes of this Agreement.

1.1.64“Cover,” “Covering” or “Covered” means that, with respect to any Patent and product (including a Licensed Product) in the Territory, but for a license granted to any Person under any claim included in such Patent, the manufacture, use, sale, offer for sale or importation of such product (including a Licensed Product) in the Field in the applicable Territory by such Person would infringe such claim, or in the case of a claim that has not yet issued, would infringe such claim if it were to issue.

1.1.65“Defending Party” has the meaning set forth in Section 13.5.4 (Cooperation Regarding Enforcement, Defense or Post-Grant Proceedings).

1.1.66“Detail” or “Detailing” means, with respect to a Licensed Product in the Profit-Share Territory, the communication by a Sales Representative to a health care provider during a sales call in accordance with the approved Joint Commercialization Plan (a) involving face-to-face contact or contact by means of an e-detail or video, (b) describing in a manner consistent with applicable Law and industry standards and the quality of similar presentations made by a Party’s Sales Representatives for such Party’s other products (if applicable) the FDA-approved indicated uses and other relevant characteristics of such Licensed Product, (c) using the Promotional Materials in an effort to increase the prescribing or hospital ordering preferences of such Licensed Product for its FDA-approved indicated uses and (d) made at such health care provider’s office, in a hospital, at another appropriate alternate care setting, or in any other venue approved by the JCC.  A Detail does not include a Sample drop made by a Sales Representative. For the avoidance of doubt, discussions at conventions or other scientific meetings will not constitute “Details” or “Detailing.”

1.1.67“Detail Cost” means with respect to a Detail provided by either Party in the Profit-Share Territory, the cost-per-Detail as set forth in the Joint Commercialization Budget.

1.1.68“Develop” and “Development” means, with respect to any product, any and all activities that relate to obtaining, maintaining or expanding Regulatory Approval of such product, including any and all activities related to the design, research, discovery, generation, identification, profiling, characterization, pre‑clinical development, or Nonclinical Studies of such product, CMC Activities, clinical drug development activities conducted before or after obtaining Regulatory Approval for such product that are reasonably related to or leading to the development, preparation, or submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, expanding or maintaining Regulatory Approval of such product, together with all activities related to pharmacokinetic profiling, design and conduct of Clinical Studies [**] of such product, pharmacovigilance activities, adverse event reporting, and regulatory affairs, statistical analysis, report writing and the creation and submission of Regulatory Materials related to the foregoing (including the services of outside advisors and consultants in connection therewith); but excluding, in each case, any activities directed to Medical Affairs Activities, Commercialization or Manufacturing.

1.1.69“Development Expense Report” has the meaning set forth in Section 9.3.1 (Joint Development Costs Reconciliation).

1.1.70“Development Lead Party” for a given Development activity has the meaning set forth in Section 3.2.1 (General).

1.1.71“Disclosing Party” has the meaning set forth in Section 10.1.1 (Nondisclosure and Non-Use Obligations).

1.1.72“Disputes” has the meaning set forth in Section 15.3.1 (Disputes).

1.1.73“Distribution Costs” means the FTE Costs and Out-of-Pocket Costs, incurred by a Party or its Affiliate or for such Party’s or its Affiliate’s account during the Term and pursuant to the Agreement that are directly or reasonably allocable to the distribution of a Licensed Product in the Profit-Share Territory, including: [**].

1.1.74“Distribution Matters” means all issues and decisions regarding the distribution of the Licensed Products in the Profit-Share Territory, including decisions as to whether and with which wholesalers, specialty pharmacies and distributors to contract, and the terms of contracts with such wholesalers and distributors.

1.1.75“Distribution Plan” has the meaning set forth in Section 5.7.3 (Distribution in the Profit-Share Territory).

1.1.76“DOJ” means the U.S. Department of Justice.

1.1.77“Dollars” or “$” means the legal tender of the United States of America.

1.1.78“Effective Date” means the date on which all of the HSR Conditions (as defined in the SPA) have been met, unless either Party terminates this Agreement or the SPA at any time prior to the Closing Date (as defined in the SPA) in accordance with the terms hereof or thereof, in which case the Effective Date will be deemed not to have occurred.

1.1.79“EMA” means the European Medicines Agency.

1.1.80“EP Background Patent” has the meaning set forth in Section 8.3.1.3(a) (Third Party Payments owed to Existing Partner).

1.1.81“EP CMC Patent” has the meaning set forth in Section 8.3.1.3(a) (Third Party Payments owed to Existing Partner).

1.1.82“EP-Enhanced 217 Product” has the meaning set forth in Section 8.3.1.3(a) (Third Party payments owed to Existing Partner).

1.1.83“Execution Date” has the meaning set forth in the preamble.

1.1.84“ET” means the Indication that is Essential Tremor.

1.1.85“Executive Officer” means, for Sage, its Chief Executive Officer or another senior executive designee with decision-making authority, responsibilities and seniority comparable thereto, and for Biogen, its Chief Executive Officer or another senior executive designee with decision-making authority, responsibilities and seniority comparable thereto.  In the event that the position of any of the Executive Officers identified in this Section 1.1.85 (Executive Officer) no longer exists due to a Change of Control, corporate reorganization, corporate restructuring or the like, then the applicable Executive Officer will be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

1.1.86“Existing Partner” means Shionogi & Co., Ltd and any successor in interest thereto.

1.1.87“Existing Partner Agreement” means that certain Collaboration and License Agreement between Sage and the Existing Partner, dated as of June 12, 2018, as may be amended or restated from time to time.

1.1.88“Existing Partner Territory” means Japan, the Republic of Korea (South Korea) and Taiwan.

1.1.89“Existing Sage Agreement” has the meaning set forth in Section 1.1.110 (In-License Agreement).

1.1.90“Exploit” means to make, have made, use, import, export, offer to sell, sell, Develop, Manufacture, perform Medical Affairs Activities, Commercialize or otherwise exploit.  “Exploitation” will be construed accordingly.

1.1.91“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.1.92“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.1.93“Field” means any and all uses in humans.

1.1.94“Finance Expert” has the meaning set forth in Section 2.7.3.6 (Final Decision-Making Authority).

1.1.95“Finance Officers” has the meaning set forth in Section 9.3.1 (Development Costs Reconciliation).

1.1.96“Finance Working Group” has the meaning set forth in Section 9.4 (Finance Working Group).

1.1.97“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first commercial sale in such country of such Licensed Product by Biogen or any of its Related Parties to a Third Party for end use consumption in such country following receipt of Regulatory Approval and, if applicable, Pricing and Reimbursement Approval, in each case, for such Licensed Product in such country.  First Commercial Sale excludes transfers of a Licensed Product to Third Parties as bona fide Samples, as donations, for Clinical Study purposes or for any expanded access program, compassionate sales or use program (including named patient program or single patient program), indigent program, or for other charitable or promotional purposes or similar limited purposes.

1.1.98“Force Majeure” has the meaning set forth in Section 15.12 (Force Majeure).

1.1.99“FTE” means a full time person, or in the case of less than a full time person, a full time equivalent person year, carried out by an appropriately qualified employee of a Party or its Affiliates, based on [**] person hours per year. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time and a half or double time) toward the number of hours that are used to calculate the FTE contribution. Each employee utilized by a Party in connection with its performance under this Agreement may be less than or greater than one FTE based on the hours actually worked by such employee and will be treated as an FTE on a pro rata basis based upon the actual number of such hours worked divided by [**].

1.1.100“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.  FTEs will be pro-rated on a daily basis if necessary.

1.1.101“FTE Rate” means (a) for scientific, research and development, regulatory or other technical personnel, [**] Dollars ($[**]) per one (1) full scientific, clinical, medical, regulatory or technical FTE per a full Calendar Year, which rate includes all direct and indirect costs of a Party’s FTE, including personnel and travel expenses, and (b) for all distribution, sales and marketing, field-facing medical personnel and medical science liaisons, and other non-scientific, non-clinical, non-research or development, non-regulatory and non-technical personnel, the rates to be determined by the Finance Working Group and approved by the JSC and set forth in the applicable initial Joint Commercialization

Plan and Joint Commercialization Budget or the Joint Medical Affairs Plan and Joint Medical Affairs Budget.  Starting [**], (i) the foregoing rate in clause (a) will adjust on [**] of each Calendar Year by an amount equal to the change, if any, in the Consumer Price Index for All Urban Consumers (CPI U) for the U.S. City Average, calculated by the Bureau of Labor Statistics during the immediately preceding Calendar Year, and (ii) the rates in clause (b) will be adjusted by [**] of each Calendar Year for the next Calendar Year (concurrently with the JCC’s preparation of annual amendments to each then-current Joint Commercialization Plan and the corresponding Joint Commercialization Budget) based on the reassessments and recommendations of the Finance Working Group and as approved by the JSC.  Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the referenced rate in clause (a) and the rates determined by the Finance Working Group and approved by the JSC under clause (b) will be proportionately reduced to reflect such portion of FTEs for such full Calendar Year.

1.1.102“GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

1.1.103“GABAA Receptor” means the ionotropic receptor for the inhibitory neurotransmitter gamma-aminobutyric acid (GABA).

1.1.104“GAD” means Generalized Anxiety Disorder.

1.1.105“Generic Competition” in a country means (a) a Generic Product with respect to a Licensed Product is being marketed and sold by a Third Party (without a license, authorization or other grant of rights by Biogen or Sage) in such country in the Biogen Territory in a Calendar Quarter and (b) [**].

1.1.106“Generic Product” means (a) (i) a Third Party product containing the same active ingredient as that contained in a Licensed Product (whether approved under an ANDA, or other applicable abbreviated or expedited approval process), and (ii) [**], or (b) [**].

1.1.107“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any multinational or supranational body.

1.1.108“Guaranteed Obligations” has the meaning set forth in Section 15.14 (Performance by BIMA and BIG).

1.1.109“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

1.1.110“In-License Agreement” means any agreement between a Party and a Third Party pursuant to which such Party obtains rights to any Third Party intellectual property rights (including Know-How and Patents) or materials that are necessary or reasonably useful for the Development, Manufacture, performance of Medical Affairs with respect to or Commercialization of any Licensed Product pursuant to this Agreement.  In-License Agreements existing as of the Execution Date with respect to Sage are those certain agreements between Sage and a Third Party listed on Schedule 1.1.110 (Existing Sage Agreements and Provisions) (each, an “Existing Sage Agreement”).

1.1.111“Incremental Taxes” has the meaning set forth in Section 9.11.5.3 (Tax Actions).

1.1.112“IND” means any Investigational New Drug Application, as defined in 21 C.F.R. § 312, or any corresponding application in any country or jurisdiction other than the United States.

1.1.113“Indemnified Party” has the meaning set forth in Section 12.3 (Indemnification Procedure).

1.1.114“Indemnified Persons” means the Sage Indemnitees or the Biogen Indemnitees, as applicable.

1.1.115“Indemnifying Party” has the meaning set forth in Section 12.3 (Indemnification Procedure).

1.1.116“Indication” means any separate and distinct human disease, syndrome, disorder, illness or condition intended to be treated by any therapeutic product, excluding different lines of treatment or patient populations (e.g., pediatric) for the same disease, disorder, illness or condition.

1.1.117“Initiation” means, with respect to a Clinical Study of a product, [**] pursuant to the applicable protocol for such Clinical Study.

1.1.118“Inventory Build Costs” means the Manufacturing Costs incurred in connection with the production or acquisition of supplies of a Licensed Product prior to First Commercial Sale of such Licensed Product, to the extent that such costs and expenses are not incurred in connection with the performance of a Clinical Study and would ordinarily be included as a cost of Development under GAAP.

1.1.119“IP Committee” means the intellectual property committee as more fully described in Section 13.4.1 (IP Committee).

1.1.120“IP Counsels” has the meaning set forth in Section 8.3.2.4 (New Technology Disputes).

1.1.121“IP Expert” has the meaning set forth in Section 8.3.2.4 (New Technology Disputes).

1.1.122“IP Head” means (a) with respect to Biogen, the representative designated by Biogen via the IP Committee and (b) with respect to Sage, the representative designated by Sage via the IP Committee, in each case, as confirmed by the Parties to the JSC.

1.1.123“JCC Communication Plan” has the meaning set forth in Section 2.4.3 (Meetings).

1.1.124“JDC Communication Plan” has the meaning set forth in Section 2.3.3 (Meetings).

1.1.125“JMC Communication Plan” has the meaning set forth in Section 2.6.3 (Meetings).

1.1.126“Joint Collaboration Know-How” has the meaning set forth in Section 13.2.1 (Ownership).

1.1.127“Joint Collaboration Patents” means all Collaboration Patents that claim any Joint Collaboration Know-How.

1.1.128 “Joint Collaboration Technology” means the Joint Collaboration Know-How and Joint Collaboration Patents.

1.1.129“Joint Commercialization Budget” has the meaning set forth in Section 5.2.1 (General).

1.1.130“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.4.1 (Formation; Composition; Dissolution).

1.1.131“Joint Commercialization Costs” means:

(a)

the FTE Costs and Out-of-Pocket Costs that are directly or reasonably allocable to the performance of Commercialization activities by or on behalf of a Party or any of its Affiliates for the Licensed Products in the Profit-Share Territory in accordance with the applicable Joint Commercialization Plan and the amounts budgeted for the performance of such activities in the applicable Joint Commercialization Budget, whether prior to or after receipt of Regulatory Approvals, including [**], in all cases, plus applicable Allowable Overruns;

(b)	[**];
(c)	[**] to be treated as Joint Commercialization Costs pursuant to Section [**]) and in accordance with the applicable Joint Commercialization Plan and Joint Commercialization Budget [**];
(d)	[**] to be treated as Joint Commercialization Costs pursuant to Section [**];
(e)	[**] to be treated as Joint Commercialization Costs pursuant to Section [**];
(f)	[**] to be treated as Joint Commercialization Costs pursuant to Section [**];
(g)	[**] to be treated as Joint Commercialization Costs pursuant to Section [**]; and
(h)	[**] to be treated as Joint Commercialization Costs pursuant to Section [**].

Joint Commercialization Costs specifically exclude any FTE Costs, Out-of-Pocket Costs and other costs and expenses: [**].

If any cost or expense is directly or reasonably allocable to more than one Commercialization cost category set forth above, then such cost or expense will only be counted once (i.e., as a Joint Commercialization Cost with respect to only one such category).  No cost or expense included as a Joint Commercialization Cost will (A) also be included as a Joint Development Cost or a Joint Medical Affairs Cost, (B) be (or have been) included in the calculation of Net Sales as a deduction from the total amount billed or invoiced on sales of the applicable Licensed Product in the Profit-Share Territory, or (C) be an amount for which one Party or the other is solely responsible under this Agreement.  Joint Commercialization Costs will be recognized and calculated in accordance with GAAP.

1.1.132“Joint Commercialization Plan” has the meaning set forth in Section 5.2.1 (General).

1.1.133“Joint Development Budget” has the meaning set forth in Section 3.2.1 (General).

1.1.134“Joint Development Committee” or “JDC” has the meaning set forth in Section 2.3.1 (Formation; Composition; Dissolution).

1.1.135“Joint Development Costs” means:

(a)

the FTE Costs and Out-of-Pocket Costs that are directly or reasonably allocable to the performance of Development activities by or on behalf of a Party or any of its Affiliates for the Licensed Products for the Profit-Share Territory and incurred by or on behalf of a Party or any of its Affiliates in accordance with the applicable Joint Development Plan and the amounts budgeted for the performance of such activities in the applicable Joint Development Budget plus applicable Allowable Overruns, including: [**];

(b)	[**] to be treated as Joint Development Costs pursuant to Section [**];
(c)	[**] treated as Joint Development Costs pursuant to Section [**] and in accordance with the applicable Joint Development Plan and Joint Development Budget, including [**];
(d)	[**] to be treated as Joint Development Costs pursuant to Section [**];
(e)	[**] to be treated as Joint Development Costs pursuant to Section [**]; and
(f)	[**] to be treated as Joint Development Costs pursuant to Section [**].

Joint Development Costs specifically exclude any FTE Costs, Out-of-Pocket Costs and other costs and expenses [**].

If any cost or expense is directly or reasonably allocable to more than one Joint Development Cost category above, then such cost or expense will only be counted once (i.e., as a Joint Development Cost with respect to only one such category).  No cost or expense included as a Joint Development Cost will: (1) also be included as a Joint Commercialization Cost or a Joint Medical Affairs Cost; or (2) be an amount for which one Party or the other is solely responsible under this Agreement.  Joint Development Costs will be recognized and calculated in accordance with GAAP.

1.1.136“Joint Development Plan” has the meaning set forth in Section 3.2.1 (General).

1.1.137“Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 2.6.1 (Joint Manufacturing Committee; Formation; Composition; Dissolution).

1.1.138“Joint Medical Affairs Budget” has the meaning set forth in Section 4.2 (Joint Medical Affairs Plans).

1.1.139“Joint Medical Affairs Costs” means the FTE Costs and Out-of-Pocket Costs that are directly or reasonably allocable to the performance of Medical Affairs activities by or on behalf of a

Party or any of its Affiliates for the Licensed Products in the Profit-Share Territory and incurred by or on behalf of a Party or any of its Affiliates in accordance with the applicable Joint Medical Affairs Plan and the amounts budgeted for the performance of such activities in the applicable Joint Medical Affairs Budget plus applicable Allowable Overruns.

Joint Medical Affairs Costs specifically exclude any FTE Costs, Out-of-Pocket Costs and other costs and expenses [**].

If any cost or expense is directly or reasonably allocable to more than one Joint Medical Affairs Cost category above, then such cost or expense will only be counted once (i.e., as a Joint Medical Affairs Cost with respect to only one such category).  No cost or expense included as a Joint Medical Affairs Cost will: (i) also be included as a Joint Development Cost or a Joint Commercialization Cost; or (ii) be an amount for which one Party or the other is solely responsible under this Agreement.  Joint Medical Affairs Costs will be recognized and calculated in accordance with GAAP.

1.1.140“Joint Medical Affairs Plan” has the meaning set forth in Section 4.2 (Joint Medical Affairs Plans).

1.1.141“Joint Medical Affairs Subcommittee Communication Plan” has the meaning set forth in Section 2.5.3 (Joint Medical Affairs Subcommittee; Meetings).

1.1.142“Joint Program Activities” means any activities with respect to a Licensed Product conducted by either Party or any of its Affiliates, Sublicensees or Subcontractors during the Term consisting of (a) Development for the purpose of, or in support of, (i) obtaining, maintaining or expanding Regulatory Approval in the Profit-Share Territory of such Licensed Product, or (ii) Commercializing such Licensed Product in the Profit-Share Territory, in each case ((i) and (ii)), in accordance with the corresponding Joint Development Plan for such Licensed Product, (b) Commercialization of such Licensed Product in the Profit-Share Territory in accordance with the corresponding Joint Commercialization Plan for such Licensed Product, (c) Medical Affairs Activities with respect to such Licensed Product in the Profit-Share Territory in accordance with the corresponding Joint Medical Affairs Plan for such Licensed Product or (d) the Manufacture of such Licensed Product for use in any of the activities set forth under clause (a), (b) or (c).

1.1.143 “Joint Program Damages” means any Losses incurred in connection with any Third Party Claim, as well as any reasonable attorneys’ fees and costs of litigation incurred by either Party (or any of its Indemnified Persons) from Third Party Claims that arise from or are related to the performance of Joint Program Activities, other than Losses arising out of (a) any breach of, or inaccuracy in, any representation or warranty made by a Party in this Agreement, or any breach or violation of any covenant or agreement of a Party in this Agreement, or (b) the gross negligence, willful misconduct by or of a Party or any of its respective Affiliates or Sublicensees or any of their respective directors, officers, employees or agents in the performance of such Party’s obligations or exercise of its rights under this Agreement.

1.1.144“Joint Publications” has the meaning set forth in Section 10.2.1 (Publication).

1.1.145“Joint Publications Working Group” has the meaning set forth in Section 10.2.1 (Publication).

1.1.146“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.2.1 (Formation; Composition; Dissolution).

1.1.147“JRA Exception” has the meaning set forth in Section 13.1.2 (JRA Exception).

1.1.148“KINETIC Study” means the double-blind, placebo-controlled Phase 2 Study to evaluate the safety and efficacy of the Licensed 324 Product compared to placebo on upper limb tremor reduction in individuals with Essential Tremor (ET) entitled “A Study to Evaluate the Efficacy, Safety, and Tolerability of SAGE-324 in Participants With Essential Tremor” and identified as NCT04305275 and SAGE324-ETD-201, ongoing as of the Execution Date.

1.1.149“Know-How” means any proprietary data, results and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, knowledge, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, instructions, skills, materials or compositions of matter of any type or kind (patentable or otherwise), experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, software, algorithms, specifications, marketing reports, study designs, protocols, Materials, clinical and non-clinical study reports, clinical and non-clinical information or data, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data and other data, studies and procedures.

1.1.150“Launch Window” means, for a Licensed Product in the Profit-Share Territory, the time period beginning [**] before the anticipated date of the First Commercial Sale for such Licensed Product in the Profit-Share Territory (as determined by the JCC and for which Sage has received written notice) and ending on [**].

1.1.151“Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances or other pronouncements having the binding effect of law of any Governmental Authority, including if either Party is or becomes subject to a legal obligation to a Regulatory Authority or other Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority).

1.1.152“Lead Publishing Party” for a given publication has the meaning set forth in Section 10.2.1 (Publication).

1.1.153“Licensed [**] Product Substitution Date” has the meaning set forth in Section 3.10.3 (Effects of [**] Substitution).

1.1.154“Licensed [**] Products” means (a) the product containing SAGE-[**], for which data from Nonclinical Studies exists as of the Execution Date, in any dosage strength, and (b) any and all other products containing SAGE-[**], in any dosage strength, formulation or method of delivery, whether as the sole active ingredient or in combination with one or more Other Components.

1.1.155“Licensed 217 Products” means (a) the product containing SAGE-217 or “zuranolone” (as its International Nonproprietary Name (INN) and United States Adopted Name (USAN)), which is the subject of Clinical Studies as of the Execution Date, in any dosage strength, and (b) any and all other products containing SAGE-217, in any dosage strength, formulation or method of delivery, whether as the sole active ingredient or in combination with one or more Other Components.

1.1.156“Licensed 324 Products” means (a) the product containing SAGE-324, which is the subject of Clinical Studies as of the Execution Date, in any dosage strength, and (b) any and all other products containing SAGE-324, in any dosage strength, formulation or method of delivery, whether as the sole active ingredient or in combination with one or more Other Components.

1.1.157“Licensed Products” means the Licensed 217 Products and the Licensed 324 Products, in each case, individually or collectively as the context requires.

1.1.158“Long Term Joint Commercialization Budget” has the meaning set forth in Section 5.2.1.1 (General).

1.1.159“Long Term Joint Development Budget” has the meaning set forth in Section 3.2.1 (General).

1.1.160“Long Term Joint Medical Affairs Budget” has the meaning set forth in Section 4.2.1 (General).

1.1.161“Losses” has the meaning set forth in Section 12.1 (General Indemnification by Biogen).

1.1.162“LP U.S. TM Strategy” has the meaning set forth in Section 5.11.4.1 (Profit-Share Territory).

1.1.163“LP U.S. Trademark” means those Trademarks to be used in connection with the Commercialization of each Licensed Product in the Profit-Share Territory, as selected jointly by the Parties through the JCC pursuant to Section 5.11.4.1 (Profit-Share Territory).

1.1.164“Major Commercialization Activity” means any of the following matters with respect to a Licensed Product in the Profit-Share Territory: [**].

1.1.165“Major Development Activity” means the Development activities set forth on Schedule 1.1.165 (Major Development Activities).

1.1.166“Major European Countries” means [**].

1.1.167“Major Medical Affairs Activity” means the Medical Affairs activities set forth on Schedule 1.1.167 (Major Medical Affairs Activities).

1.1.168“Manufacturing” or “Manufacture” means, with respect to any product  (including active pharmaceutical ingredient and other material contained therein), any and all activities related to the manufacture of such product, including qualification, validation and scale-up, pre-clinical, clinical and commercial manufacture, packaging, labeling, filling, finishing, assembly, processing, in-process and finished product testing, release of such product or any component or ingredient thereof, quality assurance, quality control and audit activities related to manufacturing, testing and release of such product, ongoing stability tests, storage, shipping, supply or storage of such product (or any components or process steps involving such product or any companion diagnostic), placebo or comparator agent, as the case may be, product characterization, technical support activities, and regulatory activities related to any of the foregoing, but excluding any activities directed to Development, Medical Affairs Activities or Commercialization of such product.

1.1.169“Manufacturing Budget” has the meaning set forth in Section 7.2 (Manufacturing Plans).

1.1.170“Manufacturing Costs” means the consolidated fully burdened manufacturing cost incurred by a Party or its Affiliate for a Sage Molecule or Licensed Product and in accordance with

GAAP (consistently applied by such Party and its Affiliates with respect to all small molecule compounds and products), which will be the sum of:

for Manufacturing activities with respect to a Sage Molecule or Licensed Product performed by or on behalf of a Party or its Affiliates, [**]%) of the actual costs of materials consumed or incorporated into, and direct labor and other actual costs incurred in the performance of such Manufacturing activities specifically related or reasonably allocable to the relevant Sage Molecule or Licensed Product, as applicable, including: ordinary course quality assurance costs, stability testing cost, characterization testing, quality control, release testing of drug substance and drug product, reasonably allocable equipment maintenance costs, customs and duty and charges levied by governmental authorities, labelling and packaging, failed lot charges, excess and obsolete inventory write-off, and manufacturing scrap incurred in the ordinary course of production (and not attributable to the gross negligence of such Party or its Affiliates), reasonably allocable cost of freight into or between Manufacturing sites, technology transfer costs related to new processes or facilities, any actual amounts paid by a Party or its Affiliate to a contract manufacturing organization Subcontractor that are solely and specifically related to the Manufacture of such Licensed Product (or Sage Molecules included therein or any components of the foregoing), including capacity reservation or cancellation fees paid to a Third Party, and costs to manage arrangements with contract manufacturing organizations that are specifically related or reasonably allocable the Manufacture of a Sage Molecule or Licensed Product (including to qualify or audit Manufacturing sites of such contract manufacturing organizations utilized in the Manufacture of a Sage Molecule or Licensed Product), plus a reasonable allocation of the Manufacturing site’s fixed and direct overhead consistent with the applicable Party’s costing methodology, including leasing costs and depreciation for capital expenditures for equipment (but not other capital expenses) and facilities costs, in each case, to the extent specifically related or reasonably allocable to the relevant Sage Molecule or Licensed Product (or components of the foregoing), which will be calculated in accordance with GAAP; provided that any such allocation of overhead will be made on the basis of normal capacity operation of the relevant facility and in any event will exclude (a) except as otherwise set forth in this definition, any costs and charges related to excess, idle or unused manufacturing capacity and (b) allocation of general corporate overhead; provided, further that such allocation of overhead may take into account idle capacity at a Party or its Affiliate’s own Manufacturing sites that was originally reserved under the Manufacturing Plan in good faith and not more than [**] in advance for Manufacture of the relevant Sage Molecule or Licensed Product and such idle capacity if not otherwise able to be filled by such Party or its applicable Affiliates despite reasonable efforts to do so.

1.1.171“Manufacturing Lead Party” for a given Manufacturing activity means the Party with day-to-day operational responsibility with respect to the Manufacture of the applicable Licensed Products as set forth under the applicable Manufacturing Plan.

1.1.172“Manufacturing Plan” has the meaning set forth in Section 7.2 (Manufacturing Plans).

1.1.173“Manufacturing Technology Transfer” has the meaning set forth in Section 7.8.1 (Manufacturing Technology Transfer).

1.1.174“Material Adverse Product Effect” means (a) [**], or (b) [**].

1.1.175“Material Communications” means written, telephonic or in person communications from or with any Regulatory Authority concerning any of the following: product quality attributes (e.g., purity, toxicity, drug/drug interactions); significant or new safety findings (e.g., Serious Adverse Events, emerging safety signals); clinical or non-clinical findings affecting patient safety; lack of efficacy; potential pathways to Regulatory Approval; receipt or denial of Regulatory Approval; the design of Clinical Studies, or the need for additional Clinical Studies or Nonclinical Studies (e.g., additional toxicology or carcinogenicity studies).

1.1.176“Material Commercialization Subcontractor” has the meaning set forth in Section 5.14 (Commercialization Subcontract).

1.1.177“Material Development Subcontractor” has the meaning set forth in Section 3.9 (Development Subcontract).

1.1.178“Materials” means all tangible compositions of matter, devices, articles of manufacture, assays, biological, chemical or physical materials and other similar materials.

1.1.179“MDD” means the Indication that is Major Depressive Disorder.

1.1.180“Medical Affairs Activities” means, with respect to a Licensed Product, any and all activities performed by or on behalf of a Party’s or its Affiliates’ medical affairs departments interacting with physicians or other healthcare professionals who may utilize or conduct research related to a drug or biological product, including: supporting continuing medical education and other medical programs and communications; development, publication, and dissemination of publications; development and fulfillment of medical information responses; development and execution of disease awareness education including symposia and digital education initiatives; sponsorship and booth exhibition at key congresses; conducting health economic, burden of illness/disease, natural history and real world evidence studies;; supporting educational fellowships and research grants, supporting external research efforts such as scientific research agreements and investigator initiated trials (following Regulatory Approval); medical resourcing, training and allocation; medical and scientific platform and content development; conducting appropriate activities involving opinion leaders, including communications and engagement; conducting medical science liaison activities; advisory boards or other consulting programs (to the extent related to medical affairs or clinical guidance) ; establishing patient registries and expanded access programs; post-approval investigator initiated trials or scientific research agreements; life cycle management activities and clinical research (including Phase 4 Optional Studies and investigator initiated research (IIR)).

1.1.181“Medical Affairs Lead Party” for a given Medical Affairs Activity has the meaning set forth in Section 4.2 (Joint Medical Affairs Plans).

1.1.182“NDA” means any New Drug Application as described in 21 C.F.R. § 314, or any corresponding application for Regulatory Approval in any country or jurisdiction other than the United States.

1.1.183“Net Revenues” means, to the extent allocable to a Licensed Product in the Profit-Share Territory, and, if applicable, for one or more such Licensed Products: (a) the total Net Sales of all such Licensed Products in the Profit-Share Territory; plus (b) Other Income received in connection with such Licensed Products in the Profit-Share Territory. Net Revenues will be accounted for in accordance with GAAP, as consistently applied by such Party in the Profit-Share Territory.

1.1.184“Net Sales” means with respect to a Licensed Product, the gross amount invoiced in a country by or on behalf of [**], (each of the foregoing Persons, a “Selling Party”) for the sale or other disposition of such Licensed Product in such country to Third Parties [**] in bona fide arms’ length transactions in the Territory, less the following deductions:

[**].

Such amounts will be determined consistent with a Selling Party’s customary practices and in accordance with GAAP.  It is understood that any accruals for individual items reflected in Net Sales are periodically (at least [**]) trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with GAAP.

Notwithstanding anything to the contrary set forth in this Agreement, [**].

In the case of any Combination Product sold in a given country and reporting period, Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product in such country will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the applicable Sage Molecule if sold separately in the same indication in such country, and B is the total invoice price of the Other Components in the Combination Product, if sold separately in the same indication in such country.

If, on a country-by-country basis in a particular reporting period, the Licensed Product is sold separately in the same indication in a country, but the Other Components in the Combination Product are not sold separately in the same indication in such country, then Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product by the fraction A/C, where A is the invoice price of the Sage Molecule if sold separately in the same indication in such country, and C is the invoice price of the Combination Product in such country.

If, on a country-by-country basis in a particular reporting period, the Licensed Product in the Combination Product is not sold separately in the same indication in such country, but the Other Components included in the Licensed Product are sold separately in the same indication in such country, then Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product by the fraction (C-B)/C, where B is the invoice price of the Other Components included in such Combination Product if sold separately in the same indication in such country, and C is the invoice price of the Combination Product in such country.

If neither the Licensed Product nor the Other Components are sold separately in the same indication in a given country during a particular reporting period, then Net Sales will be calculated based on [**].

Any disputes between the Parties relating to the calculation of Net Sales under this Section 1.1.184 (Net Sales) based on non-cash consideration or allocation of Net Sales for a Combination Product will be resolved pursuant to the dispute resolution procedures in Section 15.3.5 (Expert Arbitration).

1.1.185“New License Agreement” has the meaning set forth in Section 14.6.8 (Sublicense Survival).

1.1.186“New Technology” has the meaning set forth in Section 8.3.2.1 (New Technology).

1.1.187“New Technology Terms” has the meaning set forth in Section 8.3.2.2 (Inclusion Process).

1.1.188“Non-Defending Party” has the meaning set forth in Section 13.5.4 (Cooperation Regarding Enforcement, Defense or Post-Grant Proceedings).

1.1.189“Non-Major Commercialization Activities” means the day-to-day, operational Commercialization activities performed for a Licensed Product in the Profit-Share Territory under a Joint Commercialization Plan, including any Commercialization matter within a Joint Commercialization Plan that is not a Major Commercialization Activity.

1.1.190“Non-Major Development Activities” means the day-to-day, operational Development activities performed for a Licensed Product in the Profit-Share Territory under a Joint Development Plan.

1.1.191“Non-Major Medical Affairs Activities” means the day-to-day, operational Medical Affairs Activities performed for a Licensed Product in the Profit-Share Territory under a Joint Medical Affairs Plan.

1.1.192“Non-Major Regulatory Activities” means the day-to-day, operational regulatory matters within the scope of a Party’s responsibility under Section 6.1 (Regulatory Lead Responsibilities).

1.1.193“Non-Proposing Party” has the meaning set forth in Section 3.3.2 (Additional Indications Development).

1.1.194“Nonclinical Studies” means all non-human animal studies for any Licensed Product, including preclinical studies, non-clinical and toxicology studies.

1.1.195“Ongoing 217 Studies” means the Clinical Studies and Nonclinical Studies for the Licensed 217 Product ongoing, paused or planned as of the Execution Date, as identified on Schedule 1.1.195 (Ongoing 217 Studies).

1.1.196“OP&L Share” means the Parties’ equal sharing of the Operating Profits or the Operating Losses for the Licensed Products pursuant to Section 9.3.3 (Profit Sharing Following First Commercial Sale).

1.1.197“Operating Profit (or Loss)” means, for a given period of time, Net Revenue of a Licensed Product for the Profit-Share Territory during such period, less the sum of: (a) Joint Development Costs for such Licensed Product plus (b) Joint Medical Affairs Costs for such Licensed Product plus (c) Joint Commercialization Costs for such Licensed Product, in each case ((a), (b) and (c)) incurred during such time period.  For clarity, Operating Profit (or Loss) will be determined prior to application of any income taxes, and if such terms are used individually, “Operating Profit” will mean a positive Operating Profit (or Loss), and “Operating Loss” will mean a negative Operating Profit (or Loss). Operating Profit (or Loss) will be recognized and calculated in accordance with GAAP.

1.1.198“Opt-Out Date” has the meaning set forth in Section 9.5.1 (Exercise of Opt-Out).

1.1.199“Opt-Out Products” has the meaning set forth in Section 9.5.1 (Exercise of Opt-Out).

1.1.200“Opt-Out Right” has the meaning set forth in Section 9.5.1 (Exercise of Opt-Out).

1.1.201“Opt-Out Wind-Down Activities” has the meaning set forth in Section 9.5.2 (Effect of Opt-Out).

1.1.202“Opt-Out Wind-Down Costs” has the meaning set forth in Section 9.5.2 (Effect of Opt-Out).

1.1.203“Opt-Out Wind-Down Period” has the meaning set forth in Section 9.5.2 (Effect of Opt-Out).

1.1.204“Other Component” means one or more additional therapeutic agents (other than any Sage Molecule) [**].

1.1.205“Other Income” means with respect to a Product Class (a) any payment received by a Party or its Affiliate from a Sublicensee prior to Sage’s exercise of its Opt-Out Right with respect to the Product Class of such Licensed Product in consideration for the grant of rights (including an option to obtain rights) to Develop, Manufacture, perform Medical Affairs Activities for or Commercialize a Licensed Product in the Profit-Share Territory, and (b) to the extent not already described in clause (a), other payments when recognized as income or an offset to an expense in accordance with GAAP by a Party or its Affiliate that is attributable to such Licensed Product described in the foregoing clause (a) in the Profit-Share Territory; provided, however, that Other Income will not include any such payments received by such Party or its Affiliate from a Sublicensee [**].

1.1.206“Out-of-Pocket Costs” means, with respect to certain activities for a Licensed Product hereunder, specifically identifiable expenses paid or payable by either Party or its Affiliates to Third Parties in consideration for the conduct of such activities, including payments to contract personnel (including contractors, consultants and Subcontractors).

1.1.207“Panel” has the meaning set forth in Section 15.3.5.1 (Expert Arbitration).

1.1.208“Parties” has the meaning set forth in the preamble.

1.1.209“Party” has the meaning set forth in the preamble.

1.1.210“Patents” means all (a) patents, (b) patent applications, including all provisional and non-provisional applications, patent cooperation treaty (PCT) applications, substitutions, divisions and renewals, continuations, continuations-in-part, any patent issued with respect to any such patent applications, (c) all patents-of-addition, reissues, reexaminations, renewals, extensions or restorations by existing or future extension or restoration mechanisms (including any supplementary protection certificate or equivalents thereof), (d) inventor’s certificates or letters patent, and (e) and all other counterparts and substantially equivalent form of government issued right substantially similar to any of the foregoing described in clauses (a) through (d) above, in any country or jurisdiction.

1.1.211“Patent Costs” means the Out-of-Pocket Costs paid to outside legal counsel or other Third Parties, and filing and maintenance expenses, incurred in Prosecuting and Maintaining Patents and enforcing and defending them, but excluding any Third Party Payments described in Section 8.3 (Third Party In-Licenses Payments).

1.1.212“Paying Party” has the meaning set forth in Section 9.11.1 (Manner of Payment).

1.1.213“Payments” has the meaning set forth in Section 9.11.5.1 (General).

1.1.214“Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or Governmental Authority, or any other similar entity.

1.1.215“Pharmacovigilance Agreement” has the meaning set forth in Section 6.10 (Reporting Adverse Events).

1.1.216“Phase 1 Study” means a clinical study of an investigational product in human subjects with the primary objective of characterizing its safety, metabolism, tolerability, pharmacokinetics and clinical pharmacology and identifying a recommended dose and regimen for future studies and that satisfies the requirements of 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.1.217“Phase 2 Study” means a clinical study of an investigational product in human subjects with the objective of exploring the feasibility, safety, dose ranging, or efficacy of a pharmaceutical or biologic product that satisfies the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.  Notwithstanding the foregoing, solely for purposes of Section 9.6.1 (Licensed 217 Products Regulatory/Commercial Milestones) and Section 9.6.2 (Licensed 324 Products Regulatory/Commercial Milestones), the Phase 2 Study must be prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Study for such product.

1.1.218“Phase 3 Study” means a clinical study of an investigational product in human subjects that the FDA permits to be conducted under an open IND and that is performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an NDA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country, the equivalent of such a clinical study in such other country. Notwithstanding any provision to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a clinical trial is a Phase 3 Study or whether a patient has been dosed thereunder.

1.1.219“Phase 4 Optional Study” any post-approval clinical study for a product in a country with respect to any Indication for which Regulatory Approval has been received in a particular country, including investigator-initiated clinical studies initiated after Regulatory Approval of a product or post-marketing surveillance studies of a product, in each case, that is not a Phase 4 Required Study.

1.1.220“Phase 4 Required Study” means any post-approval clinical study initiated following receipt of Regulatory Approval for a product in a country in an Indication or to be conducted after receipt of Regulatory Approval of a product in an Indication, in each case, that was required by the applicable Regulatory Authority in any country in the Territory as a condition of receiving or maintaining a Regulatory Approval for such product with respect to such Indication in such country (such as post-marketing approval studies and observational studies, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Approval for such product in such Indication in such country) or that is required for a label extension for a product in such country.

1.1.221“Phase 4 Study” means any Phase 4 Required Study or any Phase 4 Optional Study.

1.1.222“PhRMA Code” means the Code of the Pharmaceutical Research and Manufacturers of America.

1.1.223“PM Strategy” has the meaning set forth in Section 13.4.1.3(a) (IP Committee Responsibilities).

1.1.224“Post-Grant Proceedings” means, with respect to a particular Patent, [**] and other similar proceedings by or against a Third Party with respect to such Patent.

1.1.225“PPD” means the Indication that is Postpartum Depression.

1.1.226“Pre-Commercialization Expense Report” has the meaning set forth in Section 9.3.2 (Reconciliation/Reimbursement Prior to First Commercial Sale).

1.1.227“Preapproved Subcontractor” means any of the Subcontractors set forth on Schedule 1.1.227 (Preapproved Subcontractors) as such list may be updated from time-to-time as set forth in Section 3.9 (Development Subcontracts) or Section 5.14 (Commercialization Subcontracts), as applicable.

1.1.228“Pricing and Reimbursement Approval” means an approval, agreement, determination or other decision by the applicable Governmental Authority of a country or jurisdiction that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authority or other applicable Governmental Authority in such country or jurisdiction.

1.1.229“Pricing Matters” means, with respect to a Licensed Product in the Profit-Share Territory, [**].

1.1.230“Principal Mode of Action” means, for an individual molecule, [**].

1.1.231“Prior Confidentiality Agreement” has the meaning set forth in Section 15.4 (Entire Agreement; Amendments).

1.1.232“Proceeding” means any action, suit, claim, investigation or other proceeding.

1.1.233“Product Class” means collectively, either (a) all Licensed 217 Products, or (b) all Licensed 324 Products.

1.1.234“Profit-Share Regulatory Strategy” has the meaning set forth in Section 6.1 (Regulatory Lead Responsibilities).

1.1.235“Profit-Share Territory” means the United States.

1.1.236“Promotional Materials” means (a) all written, printed, graphic, digital, electronic, audio or video matter, including journal advertisements, sales visual aids, leave-behind items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings and sites and broadcast advertisements intended for use or used by or on behalf of either Party or their respective Affiliates in connection with any promotion of a Licensed Product, or in connection with market access, pricing, contracting or patient support activities related to a Licensed Product, and (b) all field and patient support training materials.

1.1.237“Promotional Materials Rules” has the meaning set forth in Section 2.2.2.13 (Specific Responsibilities of the JSC).

1.1.238“Proposing Party” has the meaning set forth in Section 3.3.2 (Additional Indications Development).

1.1.239“Prosecution and Maintenance” means, with respect to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent (and the foreign equivalents of any of the foregoing), [**].  “Prosecute and Maintain” and “Prosecuting and Maintaining” have corresponding meanings.

1.1.240“Post-Commercialization Expense Report” has the meaning set forth in Section 9.3.3.2 (Calculation and Payment).

1.1.241“Publications” means any and all publications, abstracts, posters and other presentations in scientific or medical journals or forums of data and results generated from activities in furtherance of this Agreement.

1.1.242“Publications Plan” has the meaning set forth in Section 10.2.1 (Publication).

1.1.243“Receiving Party” has the meaning set forth in Section 10.1.1 (Nondisclosure and Non-Use Obligations).

1.1.244“Region” means any of [**].

1.1.245“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary for the Manufacture, Development, marketing, importation or sale of a product for one or more indications in such country or regulatory jurisdiction, excluding, if applicable, Pricing and Reimbursement Approvals in such country or regulatory jurisdiction.

1.1.246“Regulatory Authority” means any Governmental Authority involved in granting approvals for the Development, Manufacturing or Commercialization of pharmaceutical products, including the FDA, the EMA, the European Commission, the Japanese Ministry of Health, Labour and Welfare, Japan’s Pharmaceuticals and Medical Devices Agency and the People’s Republic of China’s National Medical Products Administration.

1.1.247“Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights (other than Patents) conferred by any Regulatory Authority with respect to a product in a country or jurisdiction in the Territory that prohibits the Commercialization of a Generic Product, including orphan drug exclusivity or pediatric exclusivity.

1.1.248“Regulatory Lead Party” for a given activity has the meaning set forth in Section 6.1 (Regulatory Lead Responsibilities).

1.1.249“Regulatory Materials” means (a) any submission to a Regulatory Authority, including all INDs, NDAs and other applications, registrations, licenses, authorizations and approvals (including Regulatory Approvals, Pricing and Reimbursement Approvals and product labeling) and designations (including designations of a product as an “orphan” drug or its equivalent outside of the United States), (b) correspondence, communication, materials, reports and documentation submitted to or received from Regulatory Authorities (including meeting requests, pre-meeting submissions, minutes and official contact reports relating to any communications with any Regulatory Authority) related to Developing, Manufacturing, obtaining marketing authorization, marketing, selling or otherwise Commercializing a pharmaceutical product in a particular country or jurisdiction, and all supporting documents with respect thereto, including all investigator brochures, regulatory drug lists, drug safety and signaling update reports, adverse event files and complaint files (including product technical complaints communications and handling) and other material regulatory submissions and (c) Clinical Data contained in any of the foregoing, and any supplement or amendment to any of the foregoing.

1.1.250“Related Party(ies)” means, (a) with respect to Biogen, Biogen’s Affiliates and Sublicensees, and (b) with respect to Sage, Sage’s Affiliates and Sublicensees.

1.1.251“Returned Country” has the meaning set forth in Section 11.1.6 ([**]).

1.1.252“Reversion License” has the meaning set forth in Section 14.6.2 (Reversion License).

1.1.253“Reversion Technology” means, with respect to a Terminated Product in the Terminated Territory, [**].

1.1.254“Reversion Trademarks” has the meaning set forth in Section 14.6.9 (Biogen Trademarks).

1.1.255“[**]” has the meaning set forth in Section 11.6 ([**]).

1.1.256“Royalty Bearing Patents” means, with respect to a Licensed Product, the Sage Licensed Patents, Biogen Collaboration Patents and Joint Collaboration Patents, in each case, that [**] of such Licensed Product.

1.1.257“Royalty Term” means, with respect to a Licensed Product and a country, the period commencing upon the First Commercial Sale of such Licensed Product in such country and continuing until the later of: (a) expiration of the last Valid Claim of the last to expire of the Royalty-Bearing Patents that would be infringed (absent a license granted hereunder) by the sale of such Licensed Product in such country, (b) expiration of the Regulatory Exclusivity for such Licensed Product in such country, and (c) 12 years after the First Commercial Sale of such Licensed Product in such country.

1.1.258“[**]” has the meaning set forth in Section 3.10.1 (Licensed [**] Product Development).

1.1.259“Sage” has the meaning set forth in the preamble.

1.1.260“SAGE-[**]” means (a) the molecule described on Schedule 1.1.260 (SAGE-[**]) or (b) any metabolite, salt, ester, hydrate, solvate, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, tautomer, stereoisomer, enantiomer, conjugate, complex, free acid, free base or optically active form thereof.

1.1.261“SAGE-217” means (a) the molecule described on Schedule 1.1.261 (SAGE-217) or (b) any metabolite, salt, ester, hydrate, solvate, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, tautomer, stereoisomer, enantiomer, conjugate, complex, free acid, free base or optically active form thereof.

1.1.262“SAGE-324” means (a) the molecule described on Schedule 1.1.262 (SAGE-324) or (b) any metabolite, salt, ester, hydrate, solvate, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, tautomer, stereoisomer, enantiomer, conjugate, complex, free acid, free base or optically active form thereof.

1.1.263“Sage Collaboration Patents” means all Collaboration Patents that claim any Sage Collaboration Know-How, but expressly excluding Sage’s interest in any Joint Collaboration Patents.

1.1.264“Sage Collaboration Know-How” has the meaning set forth in Section 13.2.1 (Ownership).

1.1.265“Sage Collaboration Technology” means the Sage Collaboration Know-How and Sage Collaboration Patents.

1.1.266“Sage Indemnitees” has the meaning set forth in Section 12.1 (General Indemnification by Biogen).

1.1.267“Sage Licensed Know-How” means any and all Know-How, other than Joint Collaboration Know-How, Controlled by Sage or any of its Affiliates (solely or jointly with any Third Party) as of the Execution Date or during the Term, that (a) is necessary for the Development, Manufacture, performance of Medical Affairs Activities with respect to or Commercialization of a Licensed Product in the Field in the Territory, or (b) is reasonably useful for the Development, Manufacture, performance of Medical Affairs with respect to or Commercialization of a Licensed Product in the Field in the Territory; [**].  The Sage Licensed Know-How includes all Sage Collaboration Know-How.

1.1.268“Sage Licensed Patents” means any and all Patents, other than Joint Collaboration Patents, Controlled by Sage or any of its Affiliates (solely or jointly with any Third Party) as of the Execution Date or during the Term that (a) are necessary for or Cover the Development, Manufacture, performance of Medical Affairs with respect to or Commercialization of a Licensed Product in the Field in the Territory, or (b) are reasonably useful for the Development, Manufacture, performance of Medical Affairs Activities with respect to or Commercialization of a Licensed Product in the Field in the Territory [**]. The Sage Licensed Patents include all Sage Collaboration Patents. The Sage Licensed Patents existing as of the Execution Date are set forth on Schedule 1.1.268 (Sage Licensed Patents as of the Effective Date).  Sage Licensed Patents exclude Sage’s interest in the Joint Collaboration Patents.

1.1.269“Sage Licensed Technology” means, collectively, the Sage Licensed Know-How, the Sage Licensed Patents and Sage’s interest in the Joint Collaboration Technology and Joint Collaboration Technology.

1.1.270“Sage Molecule” means SAGE-217 or SAGE-324.

1.1.271“Sage Prosecuted Patents” has the meaning set forth in Section 13.4.3.1 (General).

1.1.272“Sales & Marketing Costs” means the FTE Costs and Out-of-Pocket Costs incurred in the performance of the following sales and marketing activities for a Licensed Product in the Profit-Share Territory to the extent in accordance with applicable Law and applicable industry codes, including the PhRMA Code: (a) activities directed to the advertising and marketing of a Licensed Product in the Profit-Share Territory; (b) public relations with respect to a Licensed Product in the Profit-Share Territory; (c) peer-to-peer activities with respect to a Licensed Product in the Profit-Share Territory, such as ‘lunch and learns’; (d) promotional speaker programs with respect to a Licensed Product in the Profit-Share Territory, including the training of such speakers; (e) developing, obtaining and providing training with respect field-based personnel and patient support with respect to a Licensed Product in the Profit-Share Territory, as well as training packages; (f) generating Promotional Materials; (g) developing and performing market research with respect to a Licensed Product in the Profit-Share Territory and developing branding and communications plans; (h) conducting promotional symposia with respect to a Licensed Product in the

Profit-Share Territory; (i) developing and implementing reimbursement programs with respect to a Licensed Product in the Profit-Share Territory; (j) patient support costs; and (k) developing information and materials specifically intended for national accounts, managed care organizations and group purchasing organizations with respect to a Licensed Product in the Profit-Share Territory and related interactions; but, in each case ((a)-(k)), excluding the costs and expenses of any activity the costs and expenses of which are already included in the any Detail Costs.

1.1.273“Sales Representative” means a pharmaceutical sales representative engaged or employed by either Party to conduct Detailing and other promotional efforts with respect to the Licensed Products in the Profit-Share Territory in accordance with the terms of this Agreement.

1.1.274“Samples” means a Licensed Product that is not intended to be sold and that is instead intended to promote the sale of such Licensed Product in the Profit-Share Territory in accordance with applicable Law.

1.1.275“Second Source” has the meaning set forth in Section 7.6 (Second Source and Biogen Manufacturing Sites).

1.1.276“Securitization Transaction” has the meaning set forth in Section 15.1.2 (Securitization).

1.1.277“Selling Party” has the meaning set forth in Section 1.1.184 (Net Sales).

1.1.278“Serious Adverse Event” has the meaning set forth in 21 C.F.R. § 312.32 and generally means an adverse drug experience or circumstance that results in any of the following outcomes (a) death, (b) life threatening condition, (c) inpatient hospitalization or a prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) a congenital anomaly/birth defect or (f) based upon appropriate medical judgment is considered an important medical event that may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

1.1.279“Shared Resource” has the meaning set forth in Section 5.10 (Joint Commercialization Costs Allocation).

1.1.280“SPA” has the meaning set forth in Section 9.2 (Equity Investment).

1.1.281“Strategic Enforcement or Defense Reasons” has the meaning set forth in Section 13.5.2.1 (Rights to Enforce; In the Territory).

1.1.282“Strategic Prosecution Reasons” has the meaning set forth in Section 13.4.2.2 (Sage Step-In).

1.1.283“Subcontractor” means a Third Party contractor (including contract research organizations, contract manufacturing organizations or Third Party distributors) engaged by a Party or its Affiliates on a fee-for-service basis to perform certain services or activities on behalf of and for the benefit of such Party or its Affiliates or exercise certain rights on behalf of such Party or its Affiliates, in each case, under this Agreement.

1.1.284“Sublicensee” means a Third Party to which a Party or its Affiliate has granted or grants rights under the rights granted to such Party pursuant to this Agreement to Develop, perform Medical Affairs Activities for or Commercialize a Licensed Product, or any further sublicensee of such rights

(regardless of the number of tiers, layers or levels of sublicenses of such rights), other than any Subcontractor that is granted any such sublicense or other rights solely for the purpose of performing specific limited services or activities solely on behalf of and for the benefit of a Party or its Affiliate.

1.1.285“Supply Agreement” has the meaning set forth in Section 7.5 (Supply Agreement).

1.1.286“Supply Price” has the meaning set forth in Section 7.3 (Manufacturing Costs).

1.1.287“Substitution Termination Date” means, unless otherwise agreed by the Parties, the date on which [**].

1.1.288“Tax” and “Taxation” means any U.S. and non-U.S. federal, state, local, regional, municipal, or other tax or taxation, levy, duty, charge, withholding or other assessment of any kind (including any related fine, penalty, addition to tax, surcharge, or interest) imposed by, or payable to, a Governmental Authority, including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding, and franchise taxes (whether imposed directly or through withholding, and whether or not disputed).

1.1.289“Tax Partnership” has the meaning set forth in Section 15.21.1.1 (Tax Matters).

1.1.290“Term” has the meaning set forth in Section 14.1 (Term).

1.1.291 “Terminated Products” means all Licensed Products within a Product Class with respect to which this Agreement has been terminated pursuant to Article 14 (Term and Termination). All Licensed 217 Products will be deemed Terminated Products if this Agreement is terminated with respect to the Product Class of Licensed 217 Products and all Licensed 324 Products will be deemed Terminated Products if this Agreement is terminated with respect to the Product Class of Licensed 324 Products. All Licensed Products will be deemed Terminated Products if this Agreement is terminated in its entirety.

1.1.292“Terminated Territory” means, on a Product Class-by-Product Class basis, those countries with respect to which this Agreement has been terminated for such Product Class in accordance with Article 14 (Term and Termination).  The Terminated Territory will be worldwide if this Agreement is terminated in its entirety with respect to a Product Class.

1.1.293“Territory” means, collectively, the Profit-Share Territory and the Biogen Territory.

1.1.294“Third Party” means any Person other than Biogen, Sage or their respective Affiliates.

1.1.295“Third Party Action” has the meaning set forth in Section 13.5.3 (Defense and Post-Grant Proceedings).

1.1.296“Third Party Claims” has the meaning set forth in Section 12.1 (General Indemnification by Biogen).

1.1.297“Third Party Manufacturing Agreements” has the meaning set forth in Section 7.8.2 (Third Party Agreements).

1.1.298“Third Party Payments” has the meaning set forth in Section 8.3.2 (After Effective Date Executed In-License Agreements).

1.1.299“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.1.300“Trademark Costs” means the fees and expenses paid to outside counsel and other Third Parties, in each case, in connection with the establishment and maintenance of rights for Trademarks, including costs of filing, registration, maintenance and renewal fees, actions to enforce or defend a Trademark and other Trademark proceedings, but expressly excluding all Sales and Marketing Costs.

1.1.301“TRD” means the Indication that is Treatment-Resistant Depression.

1.1.302“United States” means the United States and its territories, possessions and commonwealths.

1.1.303“United States Royalties” has the meaning set forth in Section 9.8.2 (United States Royalties).

1.1.304“Valid Claim” means (a) a claim of an issued, unexpired patent that has not been rejected, revoked or held to be invalid, unenforceable or unpatentable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, and which claim has not been finally abandoned, disclaimed or admitted to be invalid, unenforceable or unpatentable, including through reissue or disclaimer or (b) a pending claim of an unissued, pending patent application that has been prosecuted in good faith and has not been pending for more than [**] and which claim has not been revoked, cancelled, withdrawn, held invalid or abandoned in the country of question, in which case it will cease to be considered a Valid Claim, unless the patent application issues and recites said claim and otherwise satisfies clause (a) of this definition.

1.1.305“VAT” means, within the European Union, such Tax as may be charged in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the European Union, value added Tax or any form of consumption Tax, as well as all other forms of Taxes charged on the supply of a good or a service, including but not limited to sales Tax and goods and services Tax.

1.1.306“VAT Restructuring” has the meaning set forth in Section 9.11.5.2 (VAT).

1.1.307“WATERFALL Study” means a placebo-controlled Phase 3 Study evaluating a two-week course of zuranolone 50 mg in patients with MDD, with additional short-term follow-up.

1.1.308“Withholding Taxes” has the meaning set forth in Section 9.11.5.1 (General).

2.GOVERNANCE

2.1Alliance Manager.  Promptly following the Effective Date, each Party will designate an individual to facilitate communication and coordination of the Parties’ activities under this Agreement relating to the Licensed Products (each, an “Alliance Manager”).  For clarity, an Alliance Manager will not be a representative of its respective Party on any Committee, and will have no voting right on any Committee, unless otherwise agreed in writing by the Parties.

2.2Joint Steering Committee.

2.2.1Formation; Composition; Dissolution.  Within [**] after the Effective Date, the Parties will establish a committee (the “Joint Steering Committee” or “JSC”) to provide strategic oversight of the Parties’ activities under this Agreement.  Each Party will initially appoint [**] representatives to the JSC, with each representative having knowledge and expertise in the Development, Manufacture, performance of Medical Affairs with respect to and Commercialization of molecules and products similar to the Licensed Products, and having sufficient decision-making authority and seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibility.  The JSC may change its size from time to time by agreement of the Parties, provided that the JSC will consist at all times of an equal number of representatives of each of Sage and Biogen.  Each Party may replace its JSC representatives at any time upon written notice to the other Party.  The JSC will be chaired by co-chairpersons designated by Sage and Biogen, respectively.  The JSC co-chairpersons may invite non-members to participate in the discussions and meetings of the JSC, if necessary, provided that such participants have no voting authority at the meetings of the JSC and are bound under enforceable obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement.  The JSC co-chairpersons’ responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.  The JSC will exist for so long as the JDC or JCC exists or there is at least one Licensed Product being Commercialized under this Agreement.

2.2.2Specific Responsibilities of the JSC.  The JSC will have the following responsibilities:

2.2.2.1reviewing, discussing and determining whether to approve all annual and interim amendments to each Joint Development Plan and each corresponding Joint Development Budget for the Licensed 217 Products and the Licensed 324 Products (including the designation of Development Lead Party between the Parties for each of the activities thereunder, changes to the Major Development Activities, and the proposed allocation of responsibility between the Parties for each of the activities thereunder), as proposed by the JDC, including, in each case, to add to the applicable Joint Development Plan any Clinical Study or Indication, as described in Section 3.2 (Joint Development Plans) and Section 3.3 (Operational Responsibilities for Development; Additional Development);

2.2.2.2determining whether any proposed Additional Indication Development would result in a Material Adverse Product Effect, as described in Section 3.3.2 (Additional Indications Development);

2.2.2.3reviewing, discussing and determining whether to approve each Joint Medical Affairs Plan and corresponding Joint Medical Affairs Budget for the Licensed 217 Products and the Licensed 324 Products and all annual and interim amendments thereto (including the designation of Medical Affairs Lead Party between the Parties for each of the activities thereunder, changes to the Major Medical Affairs Activities and the proposed allocation of responsibility between the Parties for each of the activities thereunder), as recommended by the Joint Medical Affairs Subcommittee, as described in Section 4.2 (Joint Medical Affairs Plan), as described in Section 4.2.2 (Amendments to Joint Medical Affairs Plans);

2.2.2.4reviewing, discussing and determining whether to approve each Joint Commercialization Plan and the corresponding Joint Commercialization Budget for the Licensed 217 Products and the Licensed 324 Products and all annual and interim amendments thereto (including the designation of Commercialization Lead Party between the Parties for each of the activities thereunder, changes to the Major Commercialization Activities, and the proposed allocation of responsibility between the Parties for each of the activities thereunder), as recommended by the JCC, each as described in Section 5.2 (Joint Commercialization Plans), as such plans and amendments may be submitted to the JSC by the JCC, as described in Section 5.2.2 (Amendments to Joint Commercialization Plans);

2.2.2.5reviewing, discussing and determining whether to approve each Distribution Plan for the Licensed 217 Products and the Licensed 324 Products, as such plans and amendments may be submitted to the JSC by the JCC, as described in Section 5.7.3 (Distribution in the Profit-Share Territory);

2.2.2.6approving FTE rates included in clause (b) of Section 1.1.101 (FTE Rate) and approving [**];

2.2.2.7reviewing, discussing and determining whether to approve the Pricing Matters for Licensed Products for the Profit-Share Territory submitted to the JSC by the JCC; [**];

2.2.2.8reviewing, discussing and determining whether to approve the rate to be applied to determine Detail Costs that are included in the Joint Commercialization Costs for Licensed Products in the Profit-Share Territory, as described in Section 5.9 (Detail Costs; Authority over Sales Forces);

2.2.2.9reviewing and discussing [**];

2.2.2.10reviewing, discussing and determining whether to approve the Branding Strategy recommended by the JCC for each Licensed Product in the Profit-Share Territory, including the selection and use of all LP U.S. Trademarks, as described in Section 5.11.1 (Branding);

2.2.2.11reviewing, discussing and determining whether to approve the packaging and labeling recommended by the applicable Regulatory Lead Party for each Licensed Product in the Profit-Share Territory, as described in Section 5.11.3 (Licensed Product Packaging);

2.2.2.12reviewing, discussing and determining whether to approve the LP U.S. TM Strategy recommended by the JCC, as described in Section 5.11.4.1 (Profit-Share Territory);

2.2.2.13developing the process by which the Parties will approve the Promotional Materials relating to each Licensed Product to be used in the Profit-Share Territory such that, unless the Parties otherwise agree, appropriate representatives of each Party will approve such Promotional Materials, and reviewing, discussing and determining whether to approve the key messaging to be included in such Promotional Materials (the “Promotional Materials Rules”), as described in Section 5.11.2 (Promotional Materials);

2.2.2.14in addition to those responsibilities set forth in Section 2.2.2.6 (with respect to changes to Pricing Matters) and Section 2.2.2.10 (with respect to changes to Branding Strategy), reviewing, discussing and determining whether to approve decisions for and any changes to the Major Commercialization Activities;

2.2.2.15discussing and determining whether to approve the Regulatory Strategy for the Licensed Products in the Profit-Share Territory, as described in Section 6.1 (Regulatory Lead Responsibilities);

2.2.2.16serving as a forum for the Parties to exchange information relating to NDAs for the Licensed Products in the Territory, as described in Section 6.6 (Submissions);

2.2.2.17discussing and determining whether to conduct a recall of a Licensed Product in the Profit-Share Territory, as described in Section 6.9 (Recalls, Market Withdrawals or Corrective Actions);

2.2.2.18determining whether [**];

2.2.2.19reviewing, discussing and determining whether to approve [**];

2.2.2.20reviewing, discussing and determining whether to approve the engagement of a Second Source by Sage during the period for which Sage is the Manufacturing Lead Party and reviewing and discussing the engagement of a Second Source by Biogen, in each case, as described in Section 7.6 (Second Source and Biogen Manufacturing Sites);

2.2.2.21reviewing, discussing and determining whether to approve the execution by either Party of any agreement for New Technology for the Profit-Share Territory (including the terms thereof), as described in Section 8.3.2 Licensed Product (After Effective Date Executed In-License Agreements);

2.2.2.22reviewing, discussing and determining whether to approve a Publications Plan for each Product Class, and any additions or other amendments to an existing Publications Plan, as described in Section 10.2.1 (Publication) and create a process to operationalize the implementation of a Publications Plan;

2.2.2.23reviewing, discussing and determining how to resolve any disagreement between the Parties as to the contents of any Publication relating to any Licensed Product in the Profit-Share Territory, which resolution must be consistent with the applicable Publications Plan (unless otherwise agreed by the Parties), as described in Section 10.2.1 (Right to Review);

2.2.2.24reviewing, discussing and determining how to resolve any issues escalated by, or disputes within, the JDC, Joint Medical Affairs Subcommittee, JCC or the Finance Working Group;

2.2.2.25establishing such additional committees or subcommittees of the JSC as it deems necessary to oversee activities relating to the Licensed Products under this Agreement; and

2.2.2.26performing such other functions expressly allocated to the JSC in this Agreement or by the written agreement of the Parties.

2.2.3Meetings.  The JSC will meet at least [**] times per Calendar Year, unless the Parties agree in writing to a different frequency.  The JSC may meet in person, by videoconference, or by teleconference, provided that at least [**] of the JSC per Calendar Year will be in person unless the Parties otherwise agree.  In-person JSC meetings will be held at locations in Massachusetts alternately selected by Sage and by Biogen, or at any other location agreed by the members of the JSC.  The first JSC meeting will be held within [**] of the Effective Date.  Meetings of the JSC will be effective only if a quorum is present, which quorum will require the presence of at least one (1) representative from each Party.  Each Party will bear the expense of its respective JSC members’ participation in JSC meetings.  No later than [**] prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the JSC co-chairpersons will work with the Alliance Managers to prepare and circulate an agenda for such meeting; provided, however, that additional topics may be included on such agenda prior to the meeting, and the Party or the Committee proposing an item will provide materials to the JSC representatives no later than [**] prior to the JSC meeting to support discussion.  A JSC co-chairperson may also call a special meeting of the JSC (by videoconference, teleconference or in person) if such JSC co-chairperson reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such JSC co-chairperson will work with the Alliance Managers to provide the members of the JSC, promptly after the decision is made to hold such special JSC meeting, with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The Alliance Managers working with the JSC co-chairpersons will be responsible for preparing reasonably detailed written minutes of JSC meetings that reflect all decisions made and action items identified at such meetings within [**] after each JSC meeting, and endeavor to finalize such minutes within [**] after each JSC meeting.

2.2.4Decision-Making.  The JSC will endeavor to reach decisions by consensus, with each Party, through its representative members of the JSC, having one (1) vote. Approvals of the JSC will require the unanimous agreement of the representatives.  If the JSC cannot reach unanimous agreement on an issue that comes before the JSC within [**] of the meeting at which such issue was raised and over which the JSC has oversight, then the Parties will refer such issue for resolution in accordance with Section 2.5 (Resolution of Committee Disputes).

2.3Joint Development Committee.

2.3.1Formation; Composition; Dissolution.  Within [**] after the Effective Date, the Parties will establish (a) a committee to coordinate the Development of the Licensed 217 Products in the Territory, and (b) a committee to coordinate the Development of the Licensed 324 Products in the Territory (each, a “Joint Development Committee” or “JDC”). Each Party will initially appoint [**] representatives to each JDC, with each representative having knowledge and expertise in the Development of molecules and products similar to, as applicable, the applicable Licensed Products, and having sufficient seniority and decision-making authority within the applicable Party to provide meaningful input and make decisions arising within the scope of such JDC’s responsibilities. Each Party’s JDC representatives may serve on one or more JDCs.  Each JDC may change its size from time to time by agreement of the Parties, provided that each JDC will consist at all times of an equal number of representatives of each of Sage and Biogen.  Each Party may replace its JDC representatives at any time upon written notice to the other Party.  Each JDC may invite non-members to participate in the discussions and meetings of such JDC, provided that such participants have no voting authority at the meetings of such JDC and are bound under enforceable obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement.  Each JDC will be chaired by co-chairpersons designated by Sage and Biogen, respectively, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.  The respective applicable JDC will exist for so long as at least one Licensed Product is being Developed under this Agreement.

2.3.2Specific Responsibilities of the JDC.  The respective applicable JDC will have the following responsibilities:

2.3.2.1discussing, preparing and determining whether to approve for submission to the JSC each Joint Development Plan (including the designation of Development Lead Party between the Parties and changes to the Major Development Activities thereunder and the corresponding Joint Development Budget) for the Licensed 217 Products and the Licensed 324 Products, including, in each case, and all annual and interim amendments thereto to add to the applicable Joint Development Plan any Clinical Study or Indications, as described in Section 3.2 (Joint Development Plans) and Section 3.3 (Operational Responsibilities for Development; Additional Development);

2.3.2.2overseeing, reviewing and discussing the Development of each Licensed Product in the Profit-Share Territory, including (a) overseeing the conduct of all Clinical Studies and Nonclinical Studies, (b) discussing updates from the Parties regarding such Development, and (c) updating the JSC on such Development, in each case, in a manner consistent with Article 3  (Development);

2.3.2.3(a) determining whether and when to initiate or discontinue any Clinical Studies and any Nonclinical Study that is set forth under each Joint Development Plan, (b) reviewing, discussing and determining whether to approve the final protocols for Clinical Studies and Nonclinical Studies, and (c) reviewing, discussing and determining priorities for each Clinical Study and Nonclinical Study under each Joint Development Plan, provided that the foregoing is not intended to limit a Party’s ability to comply with applicable Law or manage subject safety, in each case, in a manner consistent with Article 3 (Development);

2.3.2.4determining whether to conduct further Development of the Licensed [**] Products, and, if the JDC so determines, then also determining each Party’s responsibilities for the performance of such Development activities and the budget therefor, as described in Section 3.10.1 (Licensed [**] Product Development);

2.3.2.5at any time during the period commencing as of the Effective Date and ending upon the Substitution Termination Date, determining whether to approve the substitution of the Licensed [**] Product for the Licensed 217 Products or the Licensed 324 Products, as described in Section 3.10.1 (Licensed [**] Product Development);

2.3.2.6determining the feasibility and timing of pursuing, and overseeing collaboration on, new formulations of any Licensed Product for the Profit-Share Territory, in a manner consistent with Article 3 (Development), for inclusion in the applicable Joint Development Plan;

2.3.2.7serving as a forum for exchange and discussion with respect to Development reports for the Licensed Products for the Profit-Share Territory, as described in Section 3.5 (Development Reports);

2.3.2.8[**];

2.3.2.9establishing a process for each Party’s disclosure of Regulatory Materials and Know-How to facilitate the technology and materials transfer described in Section 3.8 (Technology and Materials Transfer);

2.3.2.10reviewing and approving any [**] that is not a [**] and that a Party proposes to engage, as described in Section [**];

2.3.2.11recommending to the JSC for approval the overall strategy for obtaining Regulatory Approval of the Licensed Products in the Profit-Share Territory, including the content of label or other prescribing information, and overseeing implementation of such strategy as approved by the JSC, in a manner consistent with Article 6 (Regulatory);

2.3.2.12developing and implementing procedures for the drafting and review of Regulatory Materials for the Licensed Products in the Profit-Share Territory, in a manner consistent with Article 6 (Regulatory);

2.3.2.13overseeing the Parties activities under the Pharmacovigilance Agreement, as described in Section 6.10 (Reporting Adverse Events);

2.3.2.14determining whether to Develop any EP-Enhanced 217 Product, as described in Section 8.3.1.3(b) (Third Party Payments owed to Existing Partner);

2.3.2.15[**]; and

2.3.2.16performing such other functions expressly allocated to the JDC in this Agreement or by the written agreement of the Parties.

2.3.3Meetings.  Each JDC will meet at least [**] times per Calendar Year, unless the Parties agree in writing to a different frequency.  Each JDC may meet in person, by videoconference, or by teleconference, provided that at least [**] of each JDC per Calendar Year will be in person unless the Parties otherwise agree.  In-person JDC meetings will be held at locations in Massachusetts alternately selected by Sage and by Biogen, or at any other location agreed by the members of the respective applicable JDC.  Meetings of each JDC will be effective only if a quorum is present, which quorum will require the presence of at least one (1) representative of each Party.  Each Party will bear the expense of its respective JDC members’ participation in JDC meetings.  No later than [**] prior to the first meeting of the respective applicable JDC in the 2020 stub-Calendar Year and in each Calendar Year thereafter while such JDC exists, the co-chairpersons for such JDC will prepare a communication plan setting forth a schedule of the dates of each meeting of such JDC for that Calendar Year (a “JDC Communication Plan”).  No later than [**] prior to any meeting of the respective applicable JDC (or such shorter time period as the Parties may agree), the co-chairpersons of such JDC will work with the Alliance Managers to prepare and circulate an agenda for such meeting; provided, however, that additional topics may be included on such agenda prior to such meeting, and the Party proposing an item will provide detailed materials to the representatives of such JDC no later than [**] prior to the JDC meeting to support discussion.  A JDC co-chairperson may also call a special meeting of its JDC (by videoconference, teleconference or in person) if such JDC co-chairperson reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such JDC co-chairperson will work with the Alliance Managers to provide the members of such JDC, promptly after the decision is made to hold such special JDC meeting, with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The co-chairpersons of their respective applicable JDC will be responsible for preparing reasonably detailed written minutes of meetings of such JDC that reflect all decisions made and action items identified at such meetings within [**] after each meeting of such JDC, and endeavor to finalize such minutes within [**] after each meeting of such JDC.

2.3.4Decision-Making.  The JDC will endeavor to reach decisions by consensus, with each Party, through its representative members of the JSC, having one (1) vote. Approvals of each respective applicable JDC matter will require the unanimous agreement of the representatives.  If a JDC cannot reach unanimous agreement on a matter issue that comes before it within [**] of the meeting at which such issue was raised and over which such JDC has oversight, then the Parties will refer such issue for resolution to the JSC.

2.4Joint Commercialization Committee.

2.4.1Formation; Composition; Dissolution.  (a) Within [**] after the Effective Date, the Parties will establish a committee to coordinate and oversee Commercialization activities with respect to the Licensed 217 Products for the Profit-Share Territory, and (b) within [**] after the Initiation of the [**] for the Licensed 324 Products or such other time as agreed by the Parties, the Parties will establish a committee to coordinate Commercialization activities with respect to the Licensed 324 Products for the

Profit-Share Territory (each, a “Joint Commercialization Committee” or “JCC”).  Each Party will initially appoint [**] representatives to each JCC, with each representative having knowledge and expertise in the performance of Commercialization of products similar to the applicable Licensed Products, and having sufficient seniority and decision-making authority within the applicable Party to provide meaningful input and make decisions arising within the scope of such JCC’s responsibilities.  Each Party’s JCC representatives may serve on one or more JCCs. Each JCC may change its size from time to time by agreement of the Parties, provided that each JCC will consist at all times of an equal number of representatives of each of Sage and Biogen.  Each Party may replace its JCC representatives at any time upon written notice to the other Party.  Each JCC may invite non-members to participate in the discussions and meetings of such JCC, provided that such participants have no voting authority at the meetings of such JCC and are bound under enforceable obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement.  Each JCC will be chaired by co-chairpersons designated by Sage and Biogen, respectively, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.  The respective applicable JCC will exist for so long as at least one Licensed Product is being Commercialized or Commercialization is planned under this Agreement.

2.4.2Specific Responsibilities of the JCC.  Subject to any limitations under applicable Law, the respective applicable JCC will have the following responsibilities:

2.4.2.1coordinating with the Joint Medical Affairs Subcommittee to discuss Medical Affairs Activities to the extent relevant to the Commercialization strategy (including the Medical Affairs Activities strategy) and the overall Commercialization strategy for the Licensed Products for the Profit-Share Territory (including the Medical Affairs Activities strategy);

2.4.2.2determining the anticipated date of First Commercial Sale of each Licensed Product in the Profit-Share Territory, as described in Section 1.1.150 (Launch Window);

2.4.2.3discussing, preparing and determining whether to approve for submission to the JSC each Joint Commercialization Plan for the Licensed 217 Products and the Licensed 324 Products (including the designation of Commercialization Lead Party between the Parties and changes to the Major Commercialization Activities thereunder and the corresponding Joint Commercialization Budget) and all annual and interim amendments thereto, as described in Section 5.2 (Joint Commercialization Plans) and Section 5.4 (Operational Responsibilities for Commercialization);

2.4.2.4overseeing the implementation of the Joint Commercialization Plans in a manner consistent with Article 5 (Commercialization);

2.4.2.5discussing, preparing and determining whether to approve for submission to the JSC each Distribution Plan for the Licensed 217 Products and the Licensed 324 Products and all annual and interim amendments thereto, as described in Section 5.7.3 (Distribution in the Profit-Share Territory);

2.4.2.6serving as a forum for exchange and discussion with respect to Commercialization reports for Licensed Products for the Profit-Share Territory, as described in Section 5.6 (Commercialization Reports);

2.4.2.7 [**], as described in Section [**];

2.4.2.8reviewing, discussing and determining Pricing Matters, including the strategy with respect to Pricing Matters, for the Licensed Products for the Profit-Share Territory and [**], as described in Section 5.7.1 (Pricing Matters);

2.4.2.9reviewing and approving any [**] that is not a [**] and that a Party proposes to engage, as described in Section [**];

2.4.2.10reviewing and discussing a Party’s promotion of [**] using Shared Resources in the Profit-Share Territory [**], as described in Section 5.10 (Joint Commercialization Costs Allocation);

2.4.2.11reviewing, discussing and determining whether to approve the Branding Strategy for the Licensed Products in the Profit-Share Territory and making a recommendation to the JSC on such strategy for the JSC to determine whether to approve, as described in Section 5.11.1 (Branding);

2.4.2.12discussing and determining whether to submit to the JSC to further review, discuss and determine whether to approve the LP U.S. TM Strategy, as described in Section 5.11.4.1 (Profit-Share Territory); and

2.4.2.13performing such other functions expressly allocated to the JCC in this Agreement or by the written agreement of the Parties.

2.4.3Meetings.  Each JCC will meet at least [**] times per Calendar Year, together with the applicable Joint Medical Affairs Subcommittee, unless the Parties agree in writing to a different frequency.  Each JCC may meet in person, by videoconference, or by teleconference, provided that at least [**] of each JCC per Calendar Year will be in person unless the Parties otherwise mutually agree.  In-person JCC meetings will be held at locations in Massachusetts alternately selected by Sage and by Biogen, or at any other location agreed by the members of the respective applicable JCC.  Meetings of each JCC will be effective only if a quorum is present, which quorum will require the presence of at least one (1) representative of each Party.  Each Party will bear the expense of its respective JCC members’ participation in JCC meetings.  No later than [**] prior to the first meeting of the respective applicable JCC in the 2020 stub-Calendar Year and in each Calendar Year thereafter while such JCC exists, the co-chairpersons for such JCC will prepare a communication plan setting forth a schedule of the dates of each meeting for such JCC for that Calendar Year (a “JCC Communication Plan”).  No later than [**] prior to any meeting of the respective applicable JCC (or such shorter time period as the Parties may agree), the co-chairpersons of such JCC will work with the Alliance Managers to prepare and circulate an agenda for such meeting; provided, however, that additional topics may be included on such agenda, prior to the meeting, and the Party proposing an item will provide materials to the representatives of such JCC no later than [**] prior to the JCC meeting to support discussion. A JCC co-chairperson may also call a special meeting of its JCC (by videoconference, teleconference or in person) if such JCC co-chairperson reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such JCC co-chairperson will work with the Alliance Managers to provide the members of such JCC, promptly after the decision is made to hold such special JCC meeting, with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The co-chairpersons of their respective applicable JCC will be responsible for preparing reasonably detailed written minutes of meetings of such JCC that reflect all decisions made and action items identified at such meetings within [**] after such meeting of such JCC, and endeavor to finalize such minutes within [**] after each meeting of such JCC.

2.4.4Decision-Making.  The JCC will endeavor to reach decisions by consensus, with each Party, through its representative members of the JCC, having one (1) vote. Approvals of each respective applicable JCC matter will require the unanimous agreement of the representatives.  If a JCC cannot reach unanimous agreement on a matter that comes before it within [**] of the meeting at which such issue was raised and over which such JCC has oversight, then the Parties will refer such issue for resolution to the JSC.

2.5Joint Medical Affairs Subcommittee.

2.5.1Formation; Composition; Dissolution. (a) Within [**] after the Effective Date, the Parties will establish a subcommittee of the JCC to coordinate and oversee Medical Affairs Activities with respect to the Licensed 217 Products for the Profit-Share Territory, and (b) within [**] after the Initiation of the [**] for the Licensed 324 Products or such other time as agreed by the Parties, the Parties will establish a subcommittee of the JCC to coordinate and oversee Medical Affairs Activities with respect to the Licensed 324 Products for the Profit-Share Territory (each, a “Joint Medical Affairs Subcommittee”). Each Party will initially appoint [**] representatives to the Joint Medical Affairs Subcommittee, with each representative having knowledge and expertise in the performance of Medical Affairs Activities with respect to products similar to the applicable Licensed Products, holding a position within such Party’s Medical Affairs or research and development departments (but not holding a position within such Party’s Commercialization department), and having sufficient seniority and decision-making authority within the applicable Party to provide meaningful input and make decisions arising within the scope of such Joint Medical Affairs Subcommittee’s responsibilities. Each Party’s Joint Medical Affairs Subcommittee’s representatives may serve on one or more Joint Medical Affairs Subcommittees.  Each Joint Medical Affairs Subcommittee may change its size from time to time by agreement of the Parties, provided that each Joint Medical Affairs Subcommittee will consist at all times of an equal number of representatives of each of Sage and Biogen. Each Party may replace its Joint Medical Affairs Subcommittee representatives at any time upon written notice to the other Party. Each Joint Medical Affairs Subcommittee may invite non-members to participate in the discussions and meetings of such Joint Medical Affairs Subcommittee, provided that such participants have no voting authority at the meetings of such Joint Medical Affairs Subcommittee and are bound under enforceable obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement.  Each Joint Medical Affairs Subcommittee will be chaired by co-chairpersons designated by Sage and Biogen, respectively, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.  The respective applicable Joint Medical Affairs Subcommittee will exist for so long as there are Medical Affairs Activities being conducted or planned to be conducted for at least one Licensed Product under this Agreement.

2.5.2Specific Responsibilities of the Joint Medical Affairs Subcommittee. Subject to any limitations under applicable Law, the respective applicable Joint Medical Affairs Subcommittee will have the following responsibilities:

2.5.2.1discussing, preparing and determining whether to approve for submission to the JSC each Joint Medical Affairs Plan for the Licensed 217 Products and the Licensed 324 Products, (including the designation of Medical Affairs Lead Party between the Parties, changes to the Major Medical Affairs Activities thereunder and the corresponding Joint Medical Affairs Budget) and all annual and interim amendments thereto, as described in Section 4.2 (Joint Medical Affairs Plan) and Section 4.3 (Operational Responsibilities for Medical Affairs Activities);

2.5.2.2serving as a forum for exchange and discussion with respect to Medical Affairs Activities reports for Licensed Products for the Profit-Share Territory and [**], as described in Section 4.5 (Medical Affairs Reports);

2.5.2.3via the Joint Publications Working Group, reviewing, discussing and recommending to the JSC to further review, discuss and determine whether to approve, a Publications Plan for each Product Class, and any additions or other amendments to an existing Publications Plan, as described in Section 10.2.1 (Publication); and

2.5.2.4performing such other functions expressly allocated to the Joint Medical Affairs Subcommittee in this Agreement or by the written agreement of the Parties.

2.5.3Meetings. Each Joint Medical Affairs Subcommittee will meet at least [**] times per Calendar Year, together with the applicable JCC (in which case the meeting logistics of Section 2.4.3 (Meetings) will apply), unless the Parties agree in writing to a different frequency, and will meet separately from the JCC on such frequency as is agreed by the Parties with respect to Medical Affairs Activities-specific matters.  Each Joint Medical Affairs Subcommittee may meet in person, by videoconference, or by teleconference, provided that at least [**] of each Joint Medical Affairs Subcommittee per Calendar Year will be in person unless the Parties otherwise mutually agree.  With respect to any independent meetings of the Joint Medical Affairs Subcommittee regarding Medical Affairs Activities-specific matters, in-person meetings will be held at locations in Massachusetts alternately selected by Sage and by Biogen, or at any other location agreed by the members of the respective applicable Joint Medical Affairs Subcommittee.  Meetings of each Joint Medical Affairs Subcommittee will be effective only if a quorum is present, which quorum will require the presence of at least one (1) representative of each Party.  Each Party will bear the expense of its respective Joint Medical Affairs Subcommittee members’ participation in Joint Medical Affairs Subcommittee meetings.  No later than [**] prior to the first meeting of the respective applicable Joint Medical Affairs Subcommittee in the 2020 stub-Calendar Year and in each Calendar Year thereafter while such Joint Medical Affairs Subcommittee exists, the co-chairpersons for such Joint Medical Affairs Subcommittee will prepare a communication plan setting forth a schedule of the dates of each meeting for such Joint Medical Affairs Subcommittee for that Calendar Year (a “Joint Medical Affairs Subcommittee Communication Plan”).  No later than [**] prior to any meeting of the respective applicable Joint Medical Affairs Subcommittee (or such shorter time period as the Parties may agree), the co-chairpersons of such Joint Medical Affairs Subcommittee will work with the Alliance Managers to prepare and circulate an agenda for such meeting; provided, however, that additional topics may be included on such agenda, prior to the meeting, and the Party proposing an item will provide materials to the representatives of such Joint Medical Affairs Subcommittee no later than [**] prior to the Joint Medical Affairs Subcommittee meeting to support discussion. A Joint Medical Affairs Subcommittee co-chairperson may also call a special meeting of its Joint Medical Affairs Subcommittee (by videoconference, teleconference or in person) if such Joint Medical Affairs Subcommittee co-chairperson reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Joint Medical Affairs Subcommittee co-chairperson will work with the Alliance Managers to provide the members of such Joint Medical Affairs Subcommittee, promptly after the decision is made to hold such special Joint Medical Affairs Subcommittee meeting, with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The co-chairpersons of their respective applicable Joint Medical Affairs Subcommittee will be responsible for preparing reasonably detailed written minutes of meetings of such Joint Medical Affairs Subcommittee that reflect all decisions made and action items identified at such meetings within [**] after such meeting of such Joint Medical Affairs Subcommittee, and endeavor to finalize such minutes within [**] after each meeting of such Joint Medical Affairs Subcommittee.

2.5.4Decision-Making.  The Joint Medical Affairs Subcommittee will endeavor to reach decisions by consensus, with each Party, through its representative members of the Joint Medical Affairs Subcommittee, having one (1) vote. Approvals of each respective applicable Joint Medical Affairs Subcommittee matter will require the unanimous agreement of the representatives.  If a Joint Medical Affairs Subcommittee cannot reach unanimous agreement on a matter that comes before it within [**] of the meeting at which such issue was raised and over which such Joint Medical Affairs Subcommittee has oversight, then the Parties will refer such issue for resolution to the JSC.

2.6Joint Manufacturing Committee.

2.6.1Formation; Composition; Dissolution. Within [**] after the Effective Date, the Parties will establish a committee to coordinate and oversee Manufacturing activities with respect to the Licensed 217 Products for the Profit-Share Territory, and (b) within [**] after the Effective Date, the Parties will establish a committee to coordinate and oversee Manufacturing Activities with respect to the Licensed 324 Products for the Profit-Share Territory (each, a “Joint Manufacturing Committee” or “JMC”). Each Party will initially appoint [**] representatives to the JMC, with each representative having knowledge and expertise in the performance of Manufacturing activities with respect to products similar to the applicable Licensed Products, and having sufficient seniority and decision-making authority within the applicable Party to provide meaningful input and make decisions arising within the scope of such JMC’s responsibilities. Each Party’s JMC representatives may serve on one or more JMCs. Each JMC may change its size from time to time by agreement of the Parties, provided that each JMC will consist at all times of an equal number of representatives of each of Sage and Biogen. Each Party may replace its JMC representatives at any time upon written notice to the other Party. Each JMC may invite non-members to participate in the discussions and meetings of such JMC, provided that such participants have no voting authority at the meetings of such JMC and are bound under enforceable obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement. Each JMC will be chaired by co-chairpersons designated by Sage and Biogen, respectively, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. The respective applicable JMC will exist for so long as there are Manufacturing activities being conducted or planned to be conducted for at least one Licensed Product under this Agreement.

2.6.2Specific Responsibilities of the JMC.  Subject to any limitations under applicable Law, the respective applicable JMC will have the following responsibilities:

2.6.2.1in consultation with the Finance Working Group, as part of the Manufacturing Plan, allocating responsibilities as between the Parties with respect to the right to [**], as described in Section 7.1 (Manufacturing Responsibilities);

2.6.2.2preparing and approving Manufacturing Plans and amendments to then-current Manufacturing Plans for each Product Class and submit such amendments to the JSC to further review, discuss and determine whether to approve, as described in Section 7.2 (Manufacturing Plans);

2.6.2.3serving as a forum for the Parties to exchange information regarding the progress of all Manufacturing activities, including status of inventory and anticipated shortages of Licensed Product for the Profit-Share Territory and anticipated shortages of Licensed Product for the Territory, as described in Section 7.7 (Reporting; Shortages); and

2.6.2.4performing such other functions expressly allocated to the JMC in this Agreement or by the written agreement of the Parties.

2.6.3Meetings. Each JMC will meet at least [**] times per Calendar Year, unless the Parties agree in writing to a different frequency, and otherwise as agreed by the Parties with respect to Manufacturing activities-specific matters. Each JMC may meet in person, by videoconference, or by teleconference, provided that at least [**] of each JMC per Calendar Year will be in person unless the

Parties otherwise mutually agree.  In-person JMC meetings will be held at locations in Massachusetts alternately selected by Sage and by Biogen, or at any other location agreed by the members of the respective applicable JMC.  Meetings of each JMC will be effective only if a quorum is present, which quorum will require the presence of at least one (1) representative of each Party.  Each Party will bear the expense of its respective JMC members’ participation in JMC meetings.  No later than [**] prior to the first meeting of the respective applicable JMC in the 2020 stub-Calendar Year and in each Calendar Year thereafter while such JMC exists, the co-chairpersons for such JMC will prepare a communication plan setting forth a schedule of the dates of each meeting for such JMC for that Calendar Year (a “JMC Communication Plan”).  No later than [**] prior to any meeting of the respective applicable JMC (or such shorter time period as the Parties may agree), the co-chairpersons of such JMC will work with the Alliance Managers to prepare and circulate an agenda for such meeting; provided, however, that additional topics may be included on such agenda, prior to the meeting, and the Party proposing an item will provide materials to the representatives of such JMC no later than [**] prior to the JMC meeting to support discussion. A JMC co-chairperson may also call a special meeting of its JMC (by videoconference, teleconference or in person) if such JMC co-chairperson reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such JMC co-chairperson will work with the Alliance Managers to provide the members of such JMC, promptly after the decision is made to hold such special JMC meeting, with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The co-chairpersons of their respective applicable JMC will be responsible for preparing reasonably detailed written minutes of meetings of such JMC that reflect all decisions made and action items identified at such meetings within [**] after such meeting of such JMC, and endeavor to finalize such minutes within [**] after each meeting of such JMC.

2.6.4Decision-Making.  The JMC will endeavor to reach decisions by consensus, with each Party, through its representative members of the JMC, having one (1) vote. Approvals of each respective applicable JMC matter will require the unanimous agreement of the representatives.  If a JMC cannot reach unanimous agreement on a matter that comes before it within [**] of the meeting at which such issue was raised and over which such JMC has oversight, then the Parties will refer such issue for resolution to the JSC.

2.7Resolution of Committee Disputes.

2.7.1Referral to the JSC.  If any subcommittee or working group of the JDC, JCC or JMC cannot reach consensus on any matter within its decision-making authority within [**] after the meeting at which such failure to reach consensus occurred, then such matter will first be referred for attempted resolution to the applicable committee, provided, however, that any disputes arising out of the Joint Medical Affairs Subcommittee will be referred for attempted resolution directly to the JSC.  If the JDC, JCC, JMC or any other committee or subcommittee of the JSC cannot reach consensus on any matter within its decision-making authority within [**] after the meeting at which such failure to reach consensus occurred, then the matter will be referred for attempted resolution to the JSC.

2.7.2Referral to Executive Officers and Executive Management.  If the JSC cannot reach a consensus decision under Section 2.7.1 (Referral to the JSC), then the matter will be referred to the Executive Officers within [**] of its determination under Section 2.7.1 (Referral to the JSC) that a consensus cannot be reached.  If a matter is referred to the Executive Officers under this Section 2.7.2 (Referral to Executive Officers and Executive Management), then the JSC will submit in writing to their respective Executive Officers the respective positions of the Parties.  Such Executive Officers will use good faith efforts to resolve such matter promptly, which good faith efforts will include at least [**] between such Executive Officers within [**] after such co-chairpersons’ submission of their respective positions on such matter to them.

2.7.3Final Decision-Making Authority. If the Executive Officers are unable to reach unanimous agreement on any such matter within [**] of the meeting between the Executive Officers, then no action will be taken as to the escalated matter until a joint decision can be made by the Parties, except that the following will apply:

2.7.3.1except as set forth in Section 3.3.2 (Additional Indications Development), if the escalated matter relates to [**], then (a) [**] or (b) with respect to a [**];

2.7.3.2if the escalated matter relates to Development of a Licensed Product for a new Indication, then the [**];

2.7.3.3if the escalated matter relates to any Major Commercialization Activity, then [**];

2.7.3.4if the escalated matter relates to the inventory holding and ship to strategy with respect to any Licensed Product in the Profit-Share Territory, then [**] will have final decision-making authority with respect to such matter; provided that [**];

2.7.3.5the Development Lead Party for an activity will have final decision-making authority with respect to [**];

2.7.3.6if the escalated matter relates to any Pricing Matter under a Joint Commercialization Plan as described in Section 5.7.1 (Pricing Matters), then the [**];

2.7.3.7if the escalated matter relates to any dispute between the Parties with respect to the contents of any Biogen Publication, as described in Section 10.2.2 (Right to Review), then [**] will have final decision-making authority with respect to such matter;

2.7.3.8if the escalated matter pertains to [**]; and

2.7.3.9with respect to any matter set forth in this Section 2.7.3 (Final Decision-Making Authority) for which [**] has final decision-making authority, [**].

2.7.4Exercise of Decision-Making Rights.  No exercise of a Party’s decision-making authority on any matters may, without the other Party’s prior written consent, (a) unilaterally waive its own compliance with, modify or amend the terms or conditions of this Agreement, or (b) otherwise conflict with this Agreement.

2.7.5Good Faith.  In conducting themselves on Committees, and in exercising their rights under this Section 2.5 (Resolution of Committee Disputes), all representatives of both Parties will consider reasonably and in good faith all input received from the other Party and will use good faith efforts to reach unanimous agreement on all matters before them.

2.8General Committee Authority.  Each Committee has solely the powers expressly assigned to it in this Article 2 (Governance).  No Committee will have any power to amend, modify, or waive the terms or conditions of this Agreement or compliance with the terms and conditions of this Agreement.

3.DEVELOPMENT

3.1Diligence; Standards of Conduct.

3.1.1Profit-Share Territory.  Each of Sage and Biogen will use Commercially Reasonable Efforts to (a) Develop at least one Licensed 217 Product and at least one Licensed 324 Product in the Profit-Share Territory and [**], and (b) [**].

3.1.2Biogen Territory.  Biogen will use Commercially Reasonable Efforts to (a) Develop at least one Licensed 217 Product and at least one Licensed 324 Product in the Biogen Territory and (b) [**].

3.1.3General.  Each of Sage and Biogen will perform the Development activities it undertakes with respect to the Licensed Products in the Territory in a good scientific manner and in compliance in all material respects with applicable Law.

3.2Joint Development Plans.

3.2.1General. All Development of the Licensed 217 Products and the Licensed 324 Products for the Profit-Share Territory will be conducted pursuant to a development plan and budget for the applicable Product Class (each such plan, a “Joint Development Plan”) that describes for each Product Class for the Profit-Share Territory: (a) [**]; (b) the anticipated timelines for such activities, including [**]; (c) the respective roles and responsibilities of each Party in connection with such activities, including which Party will have day-to-day operational responsibility with respect to such activities for the applicable Licensed Products in the Profit-Share Territory (for such activity, the “Development Lead Party”); and (d) the associated budget of the FTE Costs and Out-of-Pocket Costs anticipated to be incurred in the performance of the foregoing activities (each such included budget in a Joint Development Plan, a “Joint Development Budget”) and, starting with the annual update to the Joint Development Plan for 2021, a [**], high-level budget with respect to the performance of activities in such Joint Development Plan (each such budget, a “Long Term Joint Development Budget”).  Each Party will be allocated meaningful responsibility for Development activities under each Joint Development Plan, consistent with a 50:50 collaboration for the Licensed Products for the Profit-Share Territory.  In the event of any inconsistency between a Joint Development Plan and this Agreement, the terms of this Agreement will prevail. The initial Joint Development Plan for the Licensed 217 Products and the initial Joint Development Plan for the Licensed 324 Products are attached hereto, respectively, as Schedule 3.2.1 (Joint Development Plans); provided, however, that for each such initial Joint Development Plans, the corresponding Joint Development Budgets will be (i) agreed between the Parties within [**] after the Effective Date and (ii) unless agreed otherwise by the JSC, consistent with the applicable initial Joint Development Plan and Sage’s current and anticipated spend with respect to the activities included in such initial Joint Development Plan.

3.2.2Amendments to Joint Development Plans.  On an annual basis, (a) no later than [**] of each Calendar Year, or more often as the Parties deem appropriate, the JDC will prepare amendments to each then-current Joint Development Plan (including the corresponding Joint Development Budget) for the Licensed 217 Products and the Licensed 324 Products, and submit such each such amendment to the JSC to review, discuss and determine whether to approve by no later than [**]of each Calendar Year, and (b) no later than [**] of each Calendar Year, or more often as the Parties deem appropriate, the JDC will prepare amendments to each then-current Long Term Joint Development Budget corresponding to each Joint Development Plan and submit each such amendment to the JSC to review, discuss and determine whether to approve by no later than [**] of each Calendar Year.  Each such amended Joint Development Plan will specify the items described in Section 3.2.1 (Joint Development Plans;

General) for each Product Class for the next Calendar Year (and additional periods as reasonably determined by the Parties) and the Joint Development Budget included therein will appropriately itemize the FTE Costs and Out-of-Pocket Costs for the activities undertaken pursuant to each Joint Development Plan.  Such updated and amended Joint Development Plan will reflect any changes, re-prioritization or termination of Clinical Studies or Nonclinical Studies within, reallocation of resources with respect to, or additions to (including reprioritization of Indications, additions of Indications for Development and Regulatory Approval, in each case, not included currently therein) the then-current corresponding Joint Development Plan.  Once approved by the JSC, an amended annual Joint Development Plan (including its corresponding Joint Development Budget and Long Term Joint Development Budget) will become effective for the applicable period on the date approved by the JSC (or such other date as the JSC will specify).  Any JSC-approved amended Joint Development Plan (including its corresponding Joint Development Budget and Long Term Joint Development Budget) will supersede the previous Joint Development Plan (including its corresponding Joint Development Budget and Long Term Joint Development Budget) for the applicable period.

3.3Operational Responsibilities for Development; Additional Development.

3.3.1Operational Responsibilities for Development.

3.3.1.1Profit-Share Territory. Unless the Parties agree in writing upon an alternate allocation of responsibility, for the Profit-Share Territory, (a) Sage will be the Development Lead Party with respect to conducting and completing the Ongoing 217 Studies and the KINETIC Study, (b) [**], and (c) Sage and Biogen will have joint responsibility for all other Development activities for the Licensed Products, with each Party serving as the Development Lead Party as designated in the applicable Joint Development Plan, as the same may be amended and expanded in accordance with Section 3.2.2 (Amendments to Joint Development Plans).  As part of the preparation of the initial Joint Development Plans and any amendments thereto as described in Section 3.2 (Joint Development Plans), the JDC will identify any changes to the Major Development Activities in such Joint Development Plan and assign a Development Lead Party that will be responsible for each Major Development Activity.  In the event that a Development Lead Party is unable to perform any of its material responsibilities in accordance with the applicable Joint Development Plan  (including the applicable timeline set forth therein for the performance of such activities) and fails to cure any such non-performance within [**] after receipt of written notice from the non-Development Lead Party regarding such non-performance, then the other Party will have the right to become the Development Lead Party with respect to the applicable non-performed responsibilities for purposes of this Agreement, and any FTE Costs and Out-of-Pocket Costs that such other Party incurs in connection with its performance of such responsibilities (or the assumption thereof) will be included as Joint Development Costs. [**].

3.3.1.2Biogen Territory.  For the Biogen Territory, Biogen will have sole control over and decision-making authority with respect to all Development of the Licensed Products solely for the Biogen Territory.

3.3.2Additional Indications Development.  As contemplated under Section 3.2.2 (Amendments to Joint Development Plans), each Party may propose (the “Proposing Party”) for addition under the applicable then-current Joint Development Plan (and corresponding Joint Development Budget) Development of a Licensed Product for the Profit-Share Territory in an Indication not included in such then-current Joint Development Plan (“Additional Indications Development”).  In such a case, the Proposing Party will prepare a proposed amendment to the applicable then-current Joint Development Plan (and corresponding Joint Development Budget) for the applicable Licensed Product setting forth the additional Indication proposed to be included for Development for the Profit-Share Territory, the proposed

Development activities to be conducted in furtherance of such Indication, the proposed Development Lead Party designations as between the Parties for the performance thereof and the proposed budget of FTE Costs and Out-of-Pocket Costs associated with the performance of such additional Development activities (each, an “Additional Development Proposal”).  The Proposing Party will submit each Additional Development Proposal to the JDC to review and discuss and then the JDC will submit each Additional Development Proposal (as may be revised by the JDC) to the JSC to review, discuss and determine whether to approve in accordance with Section 2.3.2.1 (Specific Responsibilities of the JDC).  As soon as reasonably practicable, but in no event more than [**] following such time as the JSC approves an Additional Development Proposal, the Parties, through the JDC, will prepare an amendment to the applicable Joint Development Plan to contemplate the Development of such Additional Indications Development that is consistent with such approved Additional Development Proposal, and submit such amendment to the JSC to review, discuss and determine whether to approve.  If the JSC cannot reach consensus on approving any aspect of an Additional Development Proposal or the update to the Joint Development Plan related thereto (e.g., the additional Indication proposed to be included for Development and Regulatory Approval, [**].

3.4Development Costs.

3.4.1Profit-Share Territory.  Subject to Section 3.3.2 (Additional Indications Development) and Section 9.4 (Sage Opt Out), Sage will be responsible for fifty percent (50%) and Biogen will be responsible for fifty percent (50%) of all Joint Development Costs.  The Parties will reconcile such Joint Development Costs they have incurred to reflect the foregoing allocation of Joint Development Costs according to the procedures in Section 9.3.1 (Reconciliation/Reimbursement Prior to First Commercial Sale) or Section 9.3.3 (Profit Sharing Following First Commercial Sale), as applicable.

3.4.2Biogen Territory.  Biogen will be responsible for one hundred percent (100%) of all costs and expenses incurred by or on behalf of Biogen in the performance of the Development of the Licensed Products solely for the Biogen Territory.

3.5Development Reports.  For Development activities conducted for the Profit-Share Territory, each Party will provide to the JDC: (a) no later than [**] after the same becomes available, any material information and data arising from the Development of Licensed Products for the Profit-Share Territory by such Party, including [**] and (b) at least [**] in advance of each regularly scheduled meeting of the JDC, any other relevant information and data arising from the performance of Development activities by such Party for the Licensed Products for the Profit-Share Territory since the last such meeting to the extent not previously disclosed in connection with day-to-day interactions between the Parties.  In addition, at the first JDC meeting in the following Calendar Year, each Party will provide an annual review for the Calendar Year-ended of results versus goals of Development activities for the Licensed Products for the Profit-Share Territory (as such goals are set forth in the applicable Joint Development Plans).  Biogen will provide, (A) promptly after the same become available, [**], (B) [**], and (C) [**].

3.6Clinical Study Reporting.  Each Party agrees that each Clinical Study conducted for a Licensed Product pursuant to this Agreement that is required to be posted pursuant to applicable Law or applicable industry codes in the Territory, and all results of any such Clinical Study, as the case may be, for a Licensed Product, in the Territory, will be so posted.  All information posted pursuant to this Section 3.6 (Clinical Study Reporting) will be subject to prior review pursuant to Section 10.2.1 (Publication) as if such posting were a publication or presentation.

3.7Joint Program Activities Records.  Each Party will maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all Development, Manufacturing, Medical Affairs Activities and Commercialization activities conducted by or on behalf of it under this Agreement and all information, data and results resulting from such activities for the Licensed

Products for the Profit-Share Territory.  Such records will fully and properly reflect all work done and results achieved in the performance of such Development, Manufacturing, Medical Affairs Activities or Commercialization activities, in each case, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Each Party will provide copies of such records (including in electronic format if maintained in such format) to the other Party to the extent related to the Development of Licensed Products for the Profit-Share Territory on a [**] basis (or as more frequently as may be reasonably requested by such other Party) to enable such other Party to perform its obligations or exercise its rights under this Agreement.

3.8Technology and Materials Transfer.  Sage will provide to Biogen copies of all Sage Licensed Know-How that is necessary, has been used prior to the Effective Date, or [**] is reasonably useful, in each case, for the performance of Development, Manufacturing, Medical Affairs Activities or Commercialization activities for Licensed Products for the Profit-Share Territory or the Biogen Territory, as applicable, no later than [**] after the Effective Date.  Thereafter, Sage will provide to Biogen copies of all Sage Licensed Know-How that is made, conceived, discovered or otherwise generated following the Effective Date or such initial transfer of Sage Licensed Know-How and that is licensed to Biogen pursuant to Section 8.1.1.1 (License Grant to Biogen) to continue to enable Biogen to perform Development, Manufacturing, Medical Affairs Activities or Commercialization activities for Licensed Products for the Profit-Share Territory or the Biogen Territory, as applicable.  [**].  In addition to providing copies of the Sage Licensed Know-How and the Biogen Licensed Know-How, as applicable, in accordance with this Section 3.8 (Technology and Materials), Sage and Biogen, respectively, will make its personnel reasonably available to the other Party so as to enable such Party to practice under, respectively, the Sage Licensed Technology, in case of Biogen, and the Biogen Licensed Technology, in case of Sage, in connection with its performance of the Development, Manufacture, Medical Affairs Activities or Commercialization activities for Licensed Products.

3.9Development Subcontracts.  Subject to this Section 3.9 (Development Subcontracts), each Party may perform any of its Development obligations under this Agreement with respect to any Licensed Product in the Territory through one or more Subcontractors, [**].  Prior to engaging any Subcontractor that is not a [**] to perform any Development obligation relating to the conduct of [**] assigned to such Party under a Joint Development Plan, (a) [**], and (b) if [**]. If the JDC approves the engagement of such [**] to perform the activities set forth in the applicable proposal, then the applicable Party may engage such [**] to perform such activities, and if the JDC does not approve the engagement of such [**] to perform the activities set forth in the applicable proposal, then the proposing Party may not engage such [**] to perform the activities within the scope of the proposal.  Any subcontract permitted under this Section 3.9 (Development Subcontracts) must be consistent with the terms of this Agreement, including that the Subcontractor undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 10 (Confidentiality and Publication) hereof, and each Party will use reasonable efforts to require that the Subcontractor undertakes in writing to assign or exclusively license back (with the right to sublicense) to such Party all intellectual property with respect to the Licensed Products developed in the course of performing any such work.  Without limitation of the foregoing, during the Term, each Party will keep the other Party reasonably informed with respect to any Development activities for the Licensed Products related to [**] that such Party intends to subcontract for the Profit-Share Territory.  However, in respect of any and all subcontracts entered into by either Party pursuant to this Section 3.9 (Development Subcontracts), subject to Section 12.4 (Certain Third Party Claims Related to Licensed Products in the Profit-Share Territory) and Section 3.4 (Development Costs), such Party will remain responsible for the work allocated to, and payment to, such Subcontractors to the same extent it would if it had done such work itself and compliance by its Subcontractors with the applicable provisions of this Agreement.

3.10Licensed [**] Product Development

3.10.1Licensed [**] Product Development.  Sage may[**].  Within [**] after the [**] for the [**] become available to Sage, if any, Sage will (a) notify the JSC in writing of the completion of the [**] and (b) provide the [**] to the JSC.

3.10.2[**] Substitution. At any time during the period commencing as of the Effective Date and ending upon the Substitution Termination Date, the JDC may review, discuss and determine whether to approve the substitution of the Licensed [**] Product for [**] (the “[**] Substitution”).

3.10.3Effects of [**] Substitution.  If the JDC determines to make the [**] Substitution, then the Parties will, for a period of [**] following the date of the [**] Substitution, negotiate the [**] with respect to replacing the Licensed [**] Products for [**].  If the Parties agree on such [**] and enter into a new agreement or an amendment of this Agreement within such [**] period (the date of such agreement, the “Licensed [**] Products Substitution Date”), then:

[**].

3.10.4Failure of [**] Substitution or Substitution Termination Date. In the event that (a) the JDC agrees to a [**] Substitution, but the Parties are unable to agree on [**] with respect to the Licensed [**] Products as described in Section 3.10.3 (Effects of [**] Substitution) or (b) the Substitution Termination Date occurs without the Licensed [**] Products Substitution Date having first occurred, then, in each case ((a) or (b)), (i) each Party’s rights and obligations under this Agreement with respect to all Licensed [**] Products will terminate, and (ii) Sage will be free to Develop, Manufacture, perform Medical Affairs Activities with respect to and Commercialize, alone or with one or more Third Parties, any and all Licensed [**] Products anywhere in the world without any further obligation to Biogen.

4.MEDICAL AFFAIRS ACTIVITIES

4.1Diligence; Standards of Conduct. Each of Biogen and Sage will use Commercially Reasonable Efforts to carry out the tasks for which it is responsible for under the applicable corresponding Joint Medical Affairs Plan in accordance with the applicable timelines set forth in such plan.

4.2Joint Medical Affairs Plans.

4.2.1General. All Medical Affairs Activities to be conducted for the Licensed 217 Products and the Licensed 324 Products in the Profit-Share Territory will be conducted pursuant to separate written plans and budgets for each Product Class (each such plan, a “Joint Medical Affairs Plan”) that describes for each Product Class for the Profit-Share Territory: (a) the pre-launch, launch and subsequent Medical Affairs Activities to be conducted for such Licensed Products in the Profit-Share Territory (including anticipated Phase IV Optional Studies; when applicable, investigator initiated and scientific research agreements and post-hoc analyses of pivotal studies; the publications strategy and planning and medical content creation, including internal and external education); real-world evidence strategy and data generation planning; Key Medical Expert (KME) engagement through congress, face-to-face and digital, including the development of a KME engagement plan; advisory boards based on appropriate needs assessment; building and training of medical science liaisons and the engagement of medical science liaisons with providers; external disease-state awareness activities; and the key tactics and strategies for implementing such activities, (b) the development of a Medical Information call center and standard responses to ensure consistent communication and single point of contact for product-related customer service for health care providers and triage of product complaints, (c) the respective roles and responsibilities of each Party in connection with such activities, including which Party will have day-to-

day operational responsibility with respect to each such activity for the applicable Licensed Product in the Profit-Share Territory (for such activity, the “Medical Affairs Lead Party”), and (d) the associated budget of the FTE Costs and Out-of-Pocket Costs anticipated to be incurred in the performance of the foregoing activities (each such included budget in a Joint Medical Affairs Plan, a “Joint Medical Affairs Budget”) and a [**], high-level budget with respect to the performance of activities under such Joint Medical Affairs Plan (each such budget, a “Long Term Joint Medical Affairs Budget”). Each Party will be allocated meaningful responsibility for Medical Affairs Activities under each Joint Medical Affairs Plan, consistent with a 50:50 collaboration.  In the event of any inconsistency between a Joint Medical Affairs Plan and this Agreement, the terms of this Agreement will prevail.  The Parties will prepare initial Joint Medical Affairs Plans (including the corresponding Joint Medical Affairs Budgets) (a) for the Licensed 217 Products, no later than [**] prior to the anticipated completion date of the WATERFALL Study and (b) for the Licensed 324 Products, no later than [**] prior to the anticipated completion date of the first Phase 3 Study for the first Licensed 324 Product, and (in each case (i) and (ii)) submit such initial Joint Medical Affairs Plans to the JSC to review, discuss, and determine whether to approve.

4.2.2Amendments to Joint Medical Affairs Plans.  On an annual basis, (a) no later than [**] of each Calendar Year, or more often as the Parties deem appropriate, the Joint Medical Affairs Subcommittee will prepare amendments to each then-current Joint Medical Affairs Plan, including the corresponding Joint Medical Affairs Budget, for the Licensed 217 Products and the Licensed 324 Products, and submit each such amendment to the JSC to review, discuss and determine whether to approve by no later than [**] of each Calendar Year and (b) no later than [**] of each Calendar Year, or more often as the Parties deem appropriate, the Joint Medical Affairs Subcommittee will prepare amendments to each then-current Long Term Joint Medical Affairs Budget corresponding to each Joint Medical Affairs Plan and submit each such amendment to the JSC to review, discuss and determine whether to approve by no later than [**] of each Calendar Year.  Each such amended Joint Medical Affairs Plan will specify the items described in Section 4.2.1 (General) for each Product Class for the next Calendar Year (and additional periods as reasonably determined by the Parties) and the Joint Medical Affairs Budget included therein will appropriately itemize the FTE Costs and Out-of-Pocket Costs for the activities undertaken pursuant to such Joint Medical Affairs Plan. Such updated and amended Joint Medical Affairs Plan will reflect any changes, re-prioritization or termination of Medical Affairs Activities within, or additions to, the then-current corresponding Joint Medical Affairs Plan. Once approved by the JSC, an amended annual Joint Medical Affairs Plan (including its corresponding Joint Medical Affairs Budget and Long Term Joint Medical Affairs Budget) will become effective for the applicable period on the date approved by the JSC (or such other date as the JSC will specify). Any JSC-approved amended Joint Medical Affairs Plan (including its corresponding Joint Medical Affairs Budget and Long Term Joint Medical Affairs Budget) will supersede the previous Joint Medical Affairs Plan (including its corresponding Joint Medical Affairs Budget and Long Term Joint Medical Affairs Budget) for the applicable period.

4.3Operational Responsibilities for Medical Affairs Activities.

4.3.1Operational Responsibilities for Medical Affairs Activities.

4.3.1.1Profit-Share Territory. Unless the Parties agree in writing upon an alternate allocation of responsibility, (a) for the Profit-Share Territory, the Parties will have joint responsibility for all Medical Affairs Activities in support of the Licensed Products, with each Party serving as the Medical Affairs Lead Party as designated in the applicable Joint Medical Affairs Plan, as the same may be amended and expanded in accordance with Section 4.2.2 (Amendments to Joint Medical Affairs Plan). As part of the preparation of the initial Joint Medical Affairs Plans and any amendments thereto as described in Section 4.2 (Joint Medical Affairs Plans), the  Joint Medical Affairs Subcommittee will identify any changes to the Major Medical Affairs Activities in such Joint Medical Affairs Plan and assign a Medical Affairs Lead Party that will be responsible for each Major Medical Affairs Activity.  In the event that a Medical Affairs Lead Party is unable to perform any of its material responsibilities in accordance with the applicable Joint Medical Affairs Plan (including the applicable timeline set forth therein for the performance of such activities) and fails to cure any such non-performance within [**] after receipt of written notice from the non-Medical Affairs Lead Party regarding such non-performance, then the other Party will have the right to become the Medical Affairs Lead Party with respect to the non-performed activities for purposes of this Agreement, and any FTE Costs and Out-of-Pocket Costs that such other Party incurs in connection with its performance of such activities (or the assumption thereof) will be included as Joint Medical Affairs Costs. The Parties will resolve any dispute regarding whether any such responsibility that a Medical Affairs Lead Party is does not perform is “material”, as described in the foregoing sentence, in accordance with Section 15.3.5 (Expert Arbitration).

4.3.1.2Biogen Territory.  For the Biogen Territory, Biogen will have sole control over and decision-making authority with respect to the performance of Medical Affairs Activities in support of the Licensed Products.

4.4Medical Affairs Costs.

4.4.1Profit-Share Territory.  Subject to Section 9.4 (Sage Opt-Out), Sage will be responsible for fifty percent (50%) and Biogen will be responsible for fifty percent (50%) of all Joint Medical Affairs Costs in support of the Licensed Products for the Profit-Share Territory.  The Parties will reconcile such Joint Medical Affairs Costs they have incurred to reflect the foregoing applicable allocation of Joint Medical Affairs Costs according to the procedures in Section 9.3.1 (Reconciliation/Reimbursement Prior to First Commercial Sale) or Section 9.3.3 (Profit Sharing Commercialization), as applicable.

4.4.2Biogen Territory.  Biogen will be responsible for one hundred percent (100%) of all costs and expenses incurred by or on behalf of Biogen for Medical Affairs Activities in support of the Licensed Products solely for the Biogen Territory.

4.5Medical Affairs Reports.  For Medical Affairs Activities conducted for the Profit-Share Territory, each Party will provide to the JSC, (a) within [**] after the same becoming available, any material information and data arising from the Medical Affairs Activities with respect to the Licensed Products for the Profit-Share Territory by such Party, and (b) at least [**] in advance of each regularly scheduled meeting of the Joint Medical Affairs Subcommittee, all other relevant information and data arising from Medical Affairs Activities for the Licensed Products for the Profit-Share Territory conducted by or on behalf of such Party since the last such meeting to the extent not previously disclosed in connection with day-to-day interactions between the Parties.  In addition, at the first JSC meeting in the following Calendar Year, each Party will provide an annual review for the Calendar Year-ended of results versus goals of Medical Affairs Activities for the Licensed Products for the Profit-Share Territory (as such goals are set forth in the corresponding Joint Medical Affairs Plans).  Biogen will provide (i) to the JSC [**], and (ii) [**].

5.COMMERCIALIZATION

5.1Diligence; Standards of Conduct.

5.1.1Profit-Share Territory.  Each of Sage and Biogen will use Commercially Reasonable Efforts to (a) Commercialize the Licensed 217 Products and the Licensed 324 Products in the Profit-Share Territory after Regulatory Approval and, if applicable, Pricing and Reimbursement Approval therefor has been obtained and (b) [**].

5.1.2Biogen Territory.  Biogen will use Commercially Reasonable Efforts to (a) obtain Pricing and Reimbursement Approval for a Licensed Product, where applicable, in each of the Major European Countries in which Regulatory Approval therefor has been obtained, and (b) following receipt of Pricing and Reimbursement Approval for a Licensed Product in any such Major European Country, where applicable, Commercialize such Licensed Product in each such country.

5.2Joint Commercialization Plans.

5.2.1General.

5.2.1.1As further described in this Section 5.2 (Joint Commercialization Plans), the tactics and strategy for the Commercialization of the Licensed 217 Products and the Licensed 324 Products for the Profit-Share Territory will be set forth in and conducted pursuant to a commercialization plan and budget for each Product Class (each such plan, a “Joint Commercialization Plan”) that describes for each Product Class in the Profit-Share Territory: (a) the pre-launch, launch and subsequent Commercialization activities of the applicable Licensed Products in the Profit-Share Territory, including the field force size, structure, allocation and deployment; patient support size and structure; product positioning; market access plans; anticipated activities relating to messaging, branding, Pricing Matters, advertising, planning, marketing, and training; managed care contracting and account management and the plan for negotiation of managed care arrangements; Distribution Matters; CMC Activities and the quantities of Licensed Product to be supplied to the Parties for the Profit-Share Territory and the estimated delivery date for such Licensed Product, which quantities will be consistent with the forecast provided by the applicable Party in accordance with a forecasting schedule to be agreed by the Parties in an applicable Supply Agreement; and the key tactics and strategies for implementing the foregoing activities; (b) subject to Section 5.4 (Operational Responsibilities for Commercialization), the respective roles and responsibilities of each Party in connection with the performance of such activities, including which Party will have day-to-day operational responsibility with respect to such activities for the applicable Licensed Product in the Profit-Share Territory (for such activity, the “Commercialization Lead Party”); and (c) the associated budget of the FTE Costs and Out-of-Pocket Costs anticipated to be incurred in the performance of the foregoing activities (each such included budget, a “Joint Commercialization Budget”) and [**], high-level budget with respect to the performance of activities under such Joint Commercialization Plan (each such budget, a “Long Term Joint Commercialization Budget”). In the event of any inconsistency between a Joint Commercialization Plan and this Agreement, the terms of this Agreement will prevail.

5.2.1.2(a) No later than [**] following the Effective Date for the Licensed 217 Products and (b) no later than [**] following Initiation of the [**] for the first Licensed 324 Product, in each case, in the Profit-Share Territory, the JCC will prepare the applicable initial Joint Commercialization Plan therefor (including the corresponding initial Joint Commercialization Budget and Long Term Joint Commercialization Budget) and submit such initial Joint Commercialization Plan(s) to the JSC to review, discuss and determine whether to approve.

5.2.2Amendments to Joint Commercialization Plans.  On an annual basis, (a) no later than [**] of each Calendar, or more often as the Parties deem appropriate, the JCC will prepare amendments to each then-current Joint Commercialization Plan, including the corresponding Joint Commercialization Budget, for the Licensed 217 Products and the Licensed 324 Products, and submit each such amendment to the JSC to review, discuss and determine whether to approve by no later [**] of each Calendar Year and (b) no later than [**] of each Calendar Year, or more often as the Parties deem appropriate, the JCC will prepare amendments to each then-current Long Term Joint Commercialization Budget corresponding to each Joint Commercialization Plan and submit each such amendment to the JSC to review, discuss and determine whether to approve by no later than [**] of each Calendar Year. Each such amended Joint Commercialization Plan will specify the items described in Section 5.2.1.1 (General) for each Product Class for the next Calendar Year (and additional periods as reasonably determined by the Parties) and the Joint Commercialization Budget included therein will appropriately itemize FTE Costs and Out-of-Pocket Costs for the activities undertaken pursuant to such Joint Commercialization Plan.  Once approved by the JSC, an amended annual Joint Commercialization Plan (including its corresponding Joint Commercialization Budget and Long Term Joint Commercialization Budget) will become effective for the applicable period on the date approved by the JSC (or such other date as the JSC will specify).  Any JSC-approved amended Joint Commercialization Plan (including its corresponding Joint Commercialization Budget and Long Term Joint Commercialization Budget) will supersede the previous Joint Commercialization Plan (including its corresponding Joint Commercialization Budget and Long Term Joint Commercialization Budget) for the applicable period.

5.3Commercialization Principles. With respect to Commercialization activities for Licensed Products for the Profit-Share Territory, the Parties hereby acknowledge and agree that: (a) each Party will be allocated meaningful responsibility for Commercialization activities under each Joint Commercialization Plan, consistent with a 50:50 collaboration and Sage’s intent to build experience and expertise with respect to Commercialization activities, (b) [**], and (c) [**].  The Parties will perform all Commercialization activities under any Joint Commercialization Plan consistent with and in furtherance of the principles set forth in this Section 5.3 (Commercialization Principles).

5.4Operational Responsibilities for Commercialization.

5.4.1Profit-Share Territory. Unless the Parties agree in writing upon an alternate allocation of responsibility, for the Profit-Share Territory: (a) Sage will be the Commercialization Lead Party in the Profit-Share Territory with respect to Distribution Matters for the Licensed 324 Product and Biogen will be the Commercialization Lead Party in the Profit-Share Territory with respect to Distribution Matters for the Licensed 217 Product, (b) the JMC, in consultation with the Finance Working Group, will determine the allocation of responsibility with respect to [**] for any Licensed Product in the Profit-Share Territory, and (c) the Parties will have joint responsibility for Commercializing the Licensed Products after Regulatory Approval therefor has been obtained, with each Party serving as the Commercialization Lead Party as designated in the applicable Joint Commercialization Plan, as the same may be amended and expanded in accordance with Section 5.2.2 (Amendments to Joint Commercialization Plans).  As part of the preparation of the initial Joint Commercialization Plans and any amendments thereto as described in Section 5.2 (Joint Commercialization Plans), the JCC will identify any changes to the Major Commercialization Activities in such Joint Commercialization Plan and assign a Commercialization Lead Party that will be responsible for such Major Commercialization Activity. In the event that a Commercialization Lead Party is unable to perform any of its material responsibilities in accordance with the applicable Joint Commercialization Plan (including the applicable timeline set forth therein for the performance of such activities) and fails to cure any such non-performance within [**] after receipt of written notice from the non-Commercialization Lead Party regarding such non-performance, then the other Party will have the right to become the Commercialization Lead Party with respect to the non-performed activities for purposes of this Agreement, and any FTE Costs and Out-of-Pocket Costs that such other Party incurs in connection with its performance of such activities (or the assumption thereof) will be included as Joint Commercialization Costs. The Parties will resolve any dispute regarding whether any such responsibility that a Commercialization Lead Party does not perform is “material”, as described in the foregoing sentence, in accordance with Section 15.3.5 (Expert Arbitration).

5.4.2Biogen Territory.  For the Biogen Territory, Biogen will have sole control over and decision-making authority with respect to all Commercialization activities for the Licensed Products.

5.5Commercialization Costs.

5.5.1Profit-Share Territory.  Subject to Section 9.4 (Sage Opt-Out), Sage will be responsible for fifty percent (50%) and Biogen will be responsible for fifty percent (50%) of all Joint Commercialization Costs.  The Parties will reconcile such Joint Commercialization Costs they have incurred to reflect the foregoing applicable allocation of Joint Commercialization Costs according to the procedures in Section 9.3.1 (Reconciliation/Reimbursement Prior to First Commercial Sale) or Section 9.3.3 (Profit Sharing Following First Commercial Sale), as applicable.

5.5.2Biogen Territory.  Biogen will be responsible for one hundred percent (100%) of all costs and expenses incurred by or on behalf of Biogen for the Commercialization of the Licensed Products solely for the Biogen Territory.

5.6Commercialization Reports.  For Commercialization activities conducted for the Profit-Share Territory, each Party will provide (a) within [**] of the same becoming available, any material information and data arising from the Commercialization activities for the Licensed Products in the Profit-Share Territory by such Party, and (b) at least [**] in advance of each regularly scheduled meeting of the Joint Commercialization Committee, all other relevant information and data arising from Commercialization activities for the Licensed Products for the Profit-Share Territory conducted by or on behalf of such Party since the last such meeting to the extent not previously disclosed in connection with day-to-day interactions between the Parties.  In addition, at the first JCC meeting in the following Calendar Year, each Party will provide an annual review for the Calendar Year-ended of results versus goals of Commercialization activities for the Licensed Products for the Profit-Share Territory (as such goals are set forth in the corresponding Joint Commercialization Plans) and Biogen will provide (i) to the JCC [**], except with respect to [**], which will be discussed as forth in Section [**], and (ii) [**].

5.7Pricing Matters; Distribution.

5.7.1Pricing Matters.

5.7.1.1In conjunction with [**]. The Parties agree that [**].

5.7.2Biogen will have sole control and decision-making authority with respect to Pricing Matters for Licensed Products in the Biogen Territory; [**].

5.7.3Distribution in the Profit-Share Territory.  Subject to this Section 5.7.3 (Distribution in the Profit-Share Territory), with respect to Distribution Matters in the Profit-Share Territory, Biogen will be the Commercialization Lead Party for the Licensed 217 Products and Sage will be the Commercialization Lead Party for the Licensed 324 Products, and in each case, the applicable Commercialization Lead Party will be responsible for such Distribution Matters for the applicable Licensed Products, including (a) [**], (b) [**], and (c) [**] (as may be amended in accordance with this Agreement, the “Distribution Plan”), the other aspects of the applicable Joint Commercialization Plan and the decisions made by the JSC with respect to Pricing Matters.  No later than (i) [**] following the Effective Date for the Licensed 217 Products and (b) [**] following Initiation of the first [**] for the first Licensed 324 Product, the JCC will prepare the applicable initial Distribution Plan(s) therefor and submit such initial Distribution Plan(s) to the JSC to review, discuss and determine whether to approve.  Each Party will be solely responsible for [**] percent ([**]%) of all costs and expenses (including Distribution Costs) incurred in connection with building and making operational any systems and infrastructure required to perform its responsibilities under the Distribution Plan, including [**].  To the extent consistent with the Distribution Plan and the applicable Joint Commercialization Plan, any Distribution Costs incurred after the applicable Party has built and made operational such systems and infrastructure will be included as Joint

Commercialization Costs.  Each Party will provide reasonable assistance to the other Party in connection with such other Party’s performance of activities in accordance with the Distribution Plan.  In the event that a Commercialization Lead Party is unable to perform any of its material responsibilities in accordance with the Distribution Plan (including the applicable timeline set forth therein for the performance of such activities) and fails to cure any such deficiency within [**] after receipt of written notice from the non-Commercialization Lead Party regarding such deficiency, then the other Party will have the right to become the Commercialization Lead Party with respect to the affected responsibilities for purposes of this Agreement, and any FTE Costs and Out-of-Pocket Costs that such other Party incurs in connection with its performance of such responsibilities (or the assumption thereof) will be included as Joint Commercialization Costs. The Parties will resolve any dispute regarding whether any such responsibility that a Commercialization Lead Party does not perform is “material”, as described in the foregoing sentence, in accordance with Section 15.3.5 (Expert Arbitration).

5.8Uniform Training.  For training purposes, the Parties will treat the Sage and Biogen field-based representatives, including field-facing medical personnel, medical science liaisons, medical value liaisons, medical directors and patient support personnel, in each case, in the Profit-Share Territory as a combined field force within the applicable function and will cooperate to provide the foregoing Sage and Biogen personnel in the Profit-Share Territory with the same training, support, and assistance.

5.9Detail Costs; Authority over Sales Forces.  Each Party may include the applicable Detail Costs determined using the rate as agreed by the JSC as Joint Commercialization Costs in accordance with this Agreement, but otherwise each Party will be responsible for all costs and expenses incurred in connection with its respective Sales Representatives performing Details in the Profit-Share Territory, including salaries, incentive compensation, travel expenses and other expenses, providing benefits, deducting federal, state and local payroll taxes, Federal Insurance Contribution Act taxes, unemployment insurance taxes, and any similar taxes and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by applicable Law to be made on behalf of employees.  Nothing in this Agreement will be construed to conclude that any of Biogen’s Sales Representatives or any other agents or employees of Biogen in the Profit-Share Territory are agents or employees of Sage or subject to Sage’s direction and control.  Biogen will have sole authority over the terms and conditions of employment of Biogen’s Sales Representatives in the Profit-Share Territory, including their selection, management, compensation (including incentive plans) and discharge.  Nothing in this Agreement will be construed to conclude that any of Sage’s Sales Representatives or any other agents or employees of Sage in the Profit-Share Territory are agents or employees of Biogen or subject to Biogen’s direction and control.  Sage will have sole authority over the terms and conditions of employment of Sage’s Sales Representatives in the Profit-Share Territory, including their selection, management compensation (including incentive plans) and discharge.

5.10Joint Commercialization Costs Allocation. Subject to this Section 5.10 (Joint Commercialization Costs Allocation) and to the extent consistent with the applicable Joint Commercialization Budget, Sage may use certain Commercialization resources (“Shared Resources”) that are engaged both in the performance of activities under a Joint Commercialization Plan and in the performance of similar Commercialization activities for the benefit of [**].  Subject to this Section 5.10 (Joint Commercialization Costs Allocation) and to the extent consistent with the applicable Joint Commercialization Budget, Biogen may use Shared Resources that are engaged both in the performance of activities under a Joint Commercialization Plan and in the performance of similar Commercialization activities for the benefit of [**].  Prior to engaging any such Shared Resources with respect to [**].  For each Shared Resource that also engages in Commercialization activities for [**] during the relevant Calendar Quarter, the cost of such Shared Resource (for purposes of calculating Joint Commercialization Costs) will be [**].  For the purposes of calculating the FTE Costs of each Party’s Shared Resource performing Commercialization activities in the Profit-Share Territory under the applicable Joint

Commercialization Plan, the FTEs of any contractor sales force will be reported in the same FTE category as any employee sales force and the FTE Rate for such contractor sales force FTEs will be calculated in accordance with Section 1.1.101 (FTE Costs).  Notwithstanding any provision to the contrary in this Agreement, neither Party may share Commercialization resources between [**] and [**] in a manner that would result [**].

5.11	Advertising and Promotional Materials in Profit-Share Territory.

5.11.1Branding.  From time to time during the Term, the Parties will jointly develop via the JCC (and thereafter modify and update) and submit to the JSC to review, discuss and determine whether to approve a branding strategy (including positioning, messages, timing, logo, colors, and other visual branding elements) for each Product Class in the Profit-Share Territory (a “Branding Strategy”).  The JCC will allocate between the Parties responsibility for preparing the initial draft of the various sections of the Branding Strategy for each Product Class.

5.11.2Promotional Materials.  The Parties will have joint responsibility for the creation, preparation, production, reproduction, review (medical, legal and regulatory) of, in compliance with the Promotional Materials Rules approved by the JSC the Promotional Materials relating to each Licensed Product in the Profit-Share Territory.  The Party that [**] will be responsible for filing the applicable Promotional Materials Rules with the FDA. All such Promotional Materials will be compliant with applicable Law and consistent with the applicable Joint Commercialization Plan for such Licensed Product and will be reviewed in accordance with the Promotional Materials Rules.  The Parties will own jointly all rights, title and interests in and to any and all Promotional Materials for any Licensed Product for use in the Profit-Share Territory. Sage and Biogen will each: (a) require that its Sales Representatives do not make any representation, statement, warranty or guaranty with respect to a Licensed Product that is not consistent with the applicable product labeling for such Licensed Product, including approved limited warranty and disclaimers approved by each Party, if any, (b) require that its Sales Representatives do not make any statements, claims or undertakings to any person with whom they discuss or promote Licensed Products that are not consistent with, nor provide or use any labeling, literature or other materials other than those Promotional Materials provided by the Parties, and (c) if, at any time, either Party no longer approves of the use of specified Promotional Materials in the Profit-Share Territory, take appropriate action to remove the Promotional Materials from use and destroy such Promotional Materials or otherwise modify such Promotional Materials for an approved use.  Neither Party will have the obligation to use any Promotional Material for any Licensed Product that such Party has not approved.  Each Party will be responsible for its respective use of such Promotional Materials, and neither Party may use Promotional Materials that have not been approved by the JSC.

5.11.3Licensed Product Packaging.  The applicable Regulatory Lead Party will develop and submit to the JSC to review, discuss and determine whether to approve the packaging and labeling for each Licensed Product in the Profit-Share Territory, which in all cases will be consistent with the applicable  Profit-Share Regulatory Strategy and in compliance with applicable Law.

5.11.4Licensed Product Trademarks.

5.11.4.1Profit-Share Territory.  The Parties will jointly develop via the JCC (and thereafter modify and update) and submit to the JSC to review, discuss and determine whether to approve a strategy to govern the registration, maintenance, enforcement and defense of LP U.S. Trademarks (the “LP U.S. TM Strategy”).  The Parties will select (through the JCC) the Trademarks for use with each Licensed Product for the Profit-Share Territory in accordance with the applicable Branding Strategy and the LP U.S. TM Strategy, including which Party will own each such Trademark, and the JCC will submit all such Trademarks to the JSC to review, discuss and determine whether to approve.  Neither Party will, directly or indirectly: (a) use in its respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any LP U.S. Trademark in the Profit-Share Territory; or (b) do any act that endangers, destroys or similarly affects the value of the goodwill pertaining to the LP U.S. Trademarks in the Profit-Share Territory.  Each Party agrees that it and its Affiliates and Sublicensees will (i) require that all Licensed Products that are sold bearing any LP U.S. Trademark are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; (ii) not use such LP U.S. Trademarks in a way that might materially prejudice their distinctiveness or validity or the goodwill therein and includes the trademark registration symbol ® or ™ as appropriate; and (iii) not use any trademarks or trade names so resembling any of the LP U.S. Trademarks as to be likely to cause confusion or deception.

5.11.4.2Biogen Territory.  Biogen will have sole control over and decision-making authority with respect to the selection of the product name and Trademarks for use with all Licensed Products in the Biogen Territory.  Biogen may elect to use any LP U.S. Trademark as the Trademark for the corresponding Licensed Product in the Biogen Territory, and if Sage is the owner of such LP U.S.  Trademark, then Sage will and hereby does grant Biogen the exclusive right and license to use such LP U.S. Trademark in connection with the Commercialization of the applicable Licensed Product in the Biogen Territory.  Biogen will register and maintain the LP U.S. Trademark in the Biogen Territory that it determines reasonably necessary in Sage’s name, at Biogen’s cost and expense.

5.12Coordination of Operational Activities. The Parties recognize that each Party may benefit from  discussing and sharing information and strategies with respect to Medical Affairs Activities for the Licensed Products between the Profit-Share Territory and the Biogen Territory.  Accordingly, the Parties may discuss and share such information and strategies (a) through the Joint Medical Affairs Subcommittee, JCC or JSC, as applicable, with respect to the Profit-Share Territory and (b) through the appropriate Medical Affairs Activities or Commercialization activities representatives of each Party, with respect to the Biogen Territory, in each case ((a) and (b)) to the extent that the Parties agree that such coordination is appropriate (but in any event, no Committee will have any decision-making authority with respect to any Commercialization or Medical Affairs Activities for the Licensed Products in the Biogen Territory).

5.13Territorial Restrictions.

5.13.1Cross-Territorial Restrictions.

5.13.1.1Biogen hereby covenants and agrees that, insofar as permitted by applicable Law, it will not, and will require its Affiliates and Sublicensees not to, knowingly promote, market, distribute, import, sell or have sold any Licensed 217 Product, including via internet or mail order, into countries in the Existing Partner Territory or from the Biogen Territory into the Profit-Share Territory.  As to such countries in the Existing Partner Territory, Biogen will not, and will require its Affiliates and Sublicensees not to: (a) establish or maintain any branch, warehouse or distribution facility for any Licensed 217 Product in such countries, (b) engage in any advertising or promotional activities relating to any Licensed 217 Product that are directed primarily to customers or other purchasers or users of such Licensed 217 Product located in such countries, (c) solicit orders from any prospective purchaser located in such countries, (d) conduct any Distribution Matters with respect to Licensed 217 Products in such countries or (e) sell or distribute any Licensed 217 Product to any Person in the Biogen Territory who it knows intends to sell such Licensed 217 Product in such countries.  If Biogen receives any order from a prospective purchaser located in a country in the Existing Partner Territory, insofar as permitted by applicable

Law, Biogen will immediately refer that order to Sage, and Biogen will not accept any such orders.  Biogen will not deliver or tender (or cause to be delivered or tendered) any Licensed 217 Product into a country in the Existing Partner Territory.

5.13.1.2Sage hereby covenants and agrees that, insofar as permitted by applicable Law, it will not, and will require that its Affiliates and Sublicensees do not, either directly or indirectly, knowingly promote, market, distribute, import, sell or have sold any Licensed Product, including via internet or mail order, into countries in the Biogen Territory.  As to such countries in the Biogen Territory, Sage will not, and will require that its Affiliates and Sublicensees do not: (a) establish or maintain any branch, warehouse or distribution facility for any Licensed Product in such countries, except as permitted for the purposes of Section 8.1.2.1(a) (License Grants to Sage) or Section 8.1.2.1(b) (License Grants to Sage), (b) engage in any advertising or promotional activities relating to any Licensed Product that are directed primarily to customers or other purchasers or users of such Licensed Product located in such countries, (c) solicit orders from any prospective purchaser located in such countries, (d) conduct any Distribution Matters with respect to Licensed Products in such countries or (e) sell or distribute any Licensed Product to any Person outside the Biogen Territory who it knows intends to sell such Licensed Product in such countries. If Sage receives any order from a prospective purchaser located in a country in the Biogen Territory, insofar as permitted by applicable Law, Sage will immediately refer that order to Biogen, and Sage will not accept any such orders.  Sage will not deliver or tender (or cause to be delivered or tendered) any Licensed Product into a country in the Biogen Territory.

5.13.2Profit-Share Territory Restrictions.  Within the Profit-Share Territory, the Party that is not the Commercialization Lead Party with respect to Distribution Matters for a Licensed Product hereby covenants and agrees that, insofar as permitted by applicable Law, it will not, and will require that its Affiliates and Sublicensees do not, either directly or indirectly, knowingly undertake any activities relating to recalls, returns or other similar matters with respect to any such Licensed Product.  If the Party that is not the Commercialization Lead Party with respect to Distribution Matters for a Licensed Product within the Profit-Share Territory receives any order from a prospective purchaser in the Profit-Share Territory for such Licensed Product, then such Party will immediately refer that order to the Commercialization Lead Party, and such Party will not accept any such orders.  If Sage receives any order for a Licensed 217 Product in the Profit-Share Territory, then it will refer such order to Biogen, and if a Licensed 217 Product sold in the Profit-Share Territory is returned to Sage, then Sage will promptly ship such Licensed 217 Product to a facility designated by Biogen.  If Biogen receives any order for a Licensed 324 Product in the Profit-Share Territory, then it will refer such order to Sage, and if a Licensed 324 Product sold in the Profit-Share Territory is returned to Biogen, then Biogen will promptly ship such Licensed 324 Product to a facility designated by Sage.

5.14Commercialization Subcontracts.  Subject to this Section 5.14 (Commercialization Subcontracts), each Party may perform any of its Commercialization obligations under this Agreement with respect to any Licensed Product in the Territory through one or more Subcontractors, and each Party will [**].  Each Party may [**].  Prior to engaging any Subcontractor that is not a [**] to perform any Commercialization obligations assigned to such Party under a Joint Commercialization Plan, (a) [**], and (b) [**], then:

(i)if the proposed Subcontractor is a [**], such Party will first submit such proposal to the JCC to review and determine whether to approve the engagement of such [**] to perform the activities set forth in the applicable proposal. If the JCC approves the engagement of such [**] to perform the activities set forth in the applicable proposal, then the applicable Party may engage such contract sales organization to perform such activities, and if the JCC does not approve the engagement of such [**] to perform the activities set forth in the applicable proposal, then the proposing Party may not engage such [**] to perform the activities within the scope of the proposal; and

(ii)if the proposed Subcontractor is not [**], then the Party proposing such engagement will have the right to proceed with entering into such subcontract without submitting such engagement to the JCC for review and approval [**].

Any subcontract permitted under this Section 5.14 (Commercialization Subcontracts) must be consistent with the terms of this Agreement, including that the Subcontractor undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 10 (Confidentiality and Publication) hereof, and each Party will use reasonable efforts to require that the Subcontractor undertakes in writing to assign or exclusively license back (with the right to sublicense) to such Party all intellectual property with respect to the Licensed Products developed in the course of performing any such work. Without limitation of the foregoing, during the Term, each Party will, within a reasonable time thereafter, notify the other Party with respect to any Commercialization activities for the Licensed Products that such Party has subcontracted to any [**] for the Profit-Share Territory.  However, in respect of any and all subcontracts entered into by either Party pursuant to this Section 5.14 (Commercialization Subcontracts), subject to Section 12.4 (Certain Third Party Claims Related to Licensed Products in the Profit-Share Territory) and Section 5.5 (Commercialization Costs), such Party will remain responsible for the work allocated to, and payment to, such Subcontractors to the same extent it would if it had done such work itself and compliance by its Subcontractors with the applicable provisions of this Agreement.

6.REGULATORY

6.1Regulatory Lead Responsibilities.  The JSC will discuss and determine whether to approve the regulatory strategy for the Licensed Products in the Profit-Share Territory (the “Profit-Share Regulatory Strategy”).  The Regulatory Lead Party as determined by Section 6.1.1 (Regulatory Lead Responsibilities) or Section 6.1.2 (Regulatory Lead Responsibilities) or as otherwise designated by the JSC (the “Regulatory Lead Party”) will have [**].

6.1.1(a) [**] will be the Regulatory Lead Party for the [**] in the Profit-Share Territory from the Effective Date and until [**] and (b) after [**] will become the Regulatory Lead Party for the [**] in the Profit-Share Territory, in each case ((a) and (b)), subject to the Profit-Share Regulatory Strategy and the input and joint participation of the other Party as set forth in Sections 6.3 (Biogen Territory), 6.4 (Communications with Regulatory Authorities), 6.5 (Regulatory Meetings), 6.6 (Submissions), 6.8 (Right of Reference) and 6.9 (Recalls, Market Withdrawals or Corrective Actions).  (i) [**] will be the Regulatory Lead Party for the [**] in the Profit-Share Territory from the Effective Date and until [**] and (ii) after [**] will become the Regulatory Lead Party for the [**] in the Profit-Share Territory, in each case, subject to the Profit-Share Regulatory Strategy and the input and joint participation of the other Party as set forth in Section 6.4 (Communications with Regulatory Authorities), Section 6.5 (Regulatory Meetings), 6.6 (Submissions), 6.8 (Right of Reference) and 6.9 (Recalls, Market Withdrawals or Corrective Actions).  Biogen will be the Regulatory Lead Party for any [**] with respect to the Licensed Products for the Profit-Share Territory, subject to the Profit-Share Regulatory Strategy and the input and joint participation of Sage as set forth in Section 6.4 (Communications with Regulatory Authorities), Section 6.5 (Regulatory Meetings), Section 6.6 (Submissions), Section 6.8 (Right of Reference) and Section 6.9 (Recalls, Market Withdrawals or Corrective Actions).

6.1.2Subject to applicable Laws, the Regulatory Lead Party designated under this Section 6.1 (Regulatory Lead Responsibilities) will own, or be assigned as set forth in Section 6.2

(Assignment), all INDs, NDAs, Regulatory Approvals and other Regulatory Materials for the applicable Licensed Products in the Profit-Share Territory, provided that, subject to Section 3.3.1.1 (Profit-Share Territory), in all cases [**] will own any [**] for the purposes of [**] that may be available. Subject to applicable Laws, Biogen will own all INDs, NDAs, Regulatory Approvals and other Regulatory Materials for the applicable Licensed Products in the Biogen Territory.

6.2Assignment.  Upon [**] will promptly [**], (a) the transfer and assignment to [**] all of [**] and (b) [**] the transfer and assignment under clause (a) [**] such transfer and assignment.  Upon [**] will promptly [**], the transfer and assignment to [**] all of [**], and (ii) within [**] to transfer and assignment under clause (i) [**] will, in each case ((a) and (b)), [**] with respect to the applicable transfer and assignment described in this Section 6.2 (Assignment).

6.3Biogen Territory.  Subject to Section 6.4 (Communications with Regulatory Authorities), Section 6.5 (Regulatory Meetings), Section 6.6 (Submissions), 6.8 (Right of Reference) and 6.9 (Recalls, Market Withdrawals or Corrective Actions), Biogen will have sole control and decision-making authority over all regulatory matters, including filing all Regulatory Materials, with respect to the Licensed Products in the Biogen Territory.  Biogen will own, and may file in its name or the name of its designee, all Regulatory Materials with respect to the Licensed Products throughout the Biogen Territory.  Starting on the Effective Date, Sage will [**] begin and [**] complete no later than [**] after the Effective Date, the assignment and transfer to Biogen of all Regulatory Materials related to any Licensed 217 Product or any Licensed 324 Product solely for the Biogen Territory, in each case, that are not necessary for Sage’s performance of the Ongoing 217 Studies or the KINETIC Study. Sage will provide reasonable and ongoing updates to Biogen regarding Sage’s process with respect to such transfer and assignment. Starting from the Effective Date and until [**] becomes the Regulatory Lead Party with respect to the Licensed 217 Products or Licensed 324 Products, as applicable, [**] will provide [**] with access to all Regulatory Materials relating to the Ongoing 217 Studies or the KINETIC Study, in each case, as may be required for [**] to conduct regulatory matters with respect to Licensed Products in the [**] Territory.

6.4Communications with Regulatory Authorities.  Each Regulatory Lead Party will provide to the other Party for review and discussion a copy of each Material Communication with any Regulatory Authorities with respect to any Licensed Product for which such Party is the Regulatory Lead Party.  [**] such Material Communication [**] such Material Communication [**] such Material Communication.  With respect to any Material Communication with the FDA or the EMA or a Regulatory Authority in [**] related to a Licensed Product, the Regulatory Lead Party will allow the other Party [**]. Any Material Communication to a Regulatory Authority with respect to any Licensed Product in the Profit-Share Territory must be consistent with the Profit-Share Regulatory Strategy for such Licensed Product approved by the JSC.

6.5Regulatory Meetings.  Each Regulatory Lead Party will provide notice to the other Party within [**] after becoming aware of all meetings with the FDA [**], related to a Licensed Product for which it is the Regulatory Lead Party, or with as much advance notice as practicable under the circumstances.  The Regulatory Lead Party will, to the extent reasonably practicable, permit the other Party to have, at such other Party’s expense, [**] of such other Party attend, solely as non-participating observers, any such meetings with such Regulatory Authorities that are substantive; provided, however, that (a) if required by such Regulatory Authority, attendance by the other Party will be permitted; (b) attendance by the representatives of the other Party may not prevent participation of the reasonably necessary representatives of the Regulatory Lead Party due to restrictions imposed by such Regulatory Authority on the number of attendees at such meeting; and (c) the Regulatory Lead Party will not be obligated to change the schedule of such meeting in order to accommodate the schedule of such other Party’s representatives.

6.6Submissions.  The Regulatory Lead Party will provide the other Party with a copy of all substantive Regulatory Materials for any Licensed Product proposed to be submitted to the FDA [**] for such other Party’s review and comment sufficiently in advance of such Regulatory Lead Party’s filing or submission thereof, and such Regulatory Lead Party will [**] all comments timely provided by such other Party in connection therewith.  Regulatory Materials with respect to any Licensed Product in the Profit-Share Territory must be consistent with the  Profit-Share Regulatory Strategy for such Licensed Product approved by the JSC.  Each Regulatory Lead Party will also provide the other Party, through the JSC, with written notice of each of the following events with regard to each Licensed Product for which it is the Regulatory Lead Party (a) within a reasonable period of time following the occurrence thereof (and in any event reasonably in advance of any public disclosure thereof), to the extent notice was not previously provided: (i) [**]; and (ii) [**]; and (b) on a [**] basis at regularly scheduled meetings of the JSC or on such other frequency as is determined by the JSC, (i) [**] and (ii) [**].

6.7Costs of Regulatory Affairs.  The Parties will share as Joint Development Costs the FTE Costs and Out-of-Pocket Costs incurred in the performance of regulatory activities for Licensed Products in the Profit-Share Territory to the extent in accordance with the applicable Joint Development Budget.  Biogen will be solely responsible for all costs and expenses incurred in connection with the performance of regulatory activities solely related to applying for and maintaining Regulatory Approval for the Licensed Products in the Biogen Territory.

6.8Right of Reference.  Each Party hereby grants to the other Party, and at the request of the other Party will grant to the other Party’s Affiliates, licensees and Sublicensees (to the extent engaged in accordance with this Agreement), a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Law recognized outside of the United States), to, and a right to copy, access, and otherwise use, all information and data (including all CMC information) as well as data made, collected, or otherwise generated in the conduct of any Clinical Studies, or early access/named patient programs for the Licensed Products included in or used in support of any Regulatory Materials or drug master file Controlled by such Party or its Affiliates, licensees or Sublicensees that relates to any Licensed Product, (a) [**] or (b) as otherwise agreed by the JSC.  Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 6.8 (Right of Reference) and to give the other Party the benefit of the granting Party’s Regulatory Materials in the other Party’s territory as provided in the preceding sentence. Such actions may include (i) [**], or (ii) providing the other Party with [**].

6.9Recalls, Market Withdrawals or Corrective Actions.  In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product in the Field in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of a Licensed Product in the Field in the Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, will as promptly as possible, notify the other Party by telephone or e-mail.  [**] decide via the JSC whether to conduct a recall of, market withdrawal of or similar action with respect to a Licensed Product in the Profit-Share Territory and the manner in which such recall, market withdrawal or similar action will be conducted.  [**].  Biogen will have the sole right to determine whether and when to conduct a recall of, market withdrawal of or similar action with respect to a Licensed Product in the Biogen Territory and the manner in which any such recall, market withdrawal or similar action will be conducted; [**].  Except as may otherwise be agreed to by the Parties, Biogen will bear the costs and expenses of any such recall, market withdrawal or similar action to the extent related to the Biogen Territory. Each Party will make available all of its pertinent records that may be reasonably requested by the other Party in order for a Party to effect a recall of a Licensed Product anywhere in the Territory.  The Parties’ rights and obligations under this Section 6.9 (Recalls, Market Withdrawals or Corrective Actions) will be subject to the terms of any Pharmacovigilance Agreement or Supply Agreement entered into between the Parties.  In the event of a conflict between the provisions of any Pharmacovigilance Agreement or Supply Agreement, as applicable, and this Section 6.9 (Recalls, Market Withdrawals or Corrective Actions), the provisions of such Pharmacovigilance Agreement or Supply Agreement, as applicable, will govern.

6.10Reporting Adverse Events.  The Parties will cooperate with regard to the reporting and handling of safety information involving the Licensed Products in the Territory, in each case, in accordance with the applicable regulatory Laws and regulations on pharmacovigilance and clinical safety.  As soon as practicable after the Effective Date (but in no event longer than [**] after the Effective Date), the Parties will negotiate in good faith and execute an agreed pharmacovigilance agreement specifying the procedures and timeframes for complying with applicable Law pertaining to safety reporting for each Licensed Product and their related activities (a “Pharmacovigilance Agreement”), which Pharmacovigilance Agreement will be overseen by the JDC.  The Pharmacovigilance Agreement will set forth each Party’s responsibilities and obligations pertaining to safety collection, assessment and reporting of the Licensed Products based on relevant guidelines and applicable Law.  The allocation of responsibilities between the Parties will be governed by the Pharmacovigilance Agreement.  The Party that [**] with respect to a Licensed Product will own the global safety database for such Licensed Product.

6.11Priority Review Voucher.  If either Party receives a Rare Pediatric Disease Priority Review Voucher for a Licensed Product pursuant to Section 529 of the FD&C Act enabling priority review, then the Parties agree that [**].

7.MANUFACTURE

7.1Manufacturing Responsibilities.  Subject to Section 7.4 (Biogen Manufacturing Assumption Rights), [**] will be the Manufacturing Lead Party (a) for the [**] and (b) [**], unless and until Biogen assumes responsibility as the Manufacturing Lead Party for the [**] pursuant to Section 7.4 (Biogen Manufacturing Assumption Rights) and, in each case ((a) and (b)), [**] will be solely responsible for, and will, Manufacture (or have Manufactured) Licensed Products in accordance with the applicable Manufacturing Plan, the Supply Agreement to be entered into by the Parties pursuant to Section 7.5 (Supply Agreement).  The Manufacturing Lead Party will have decision making authority over all day-to-day operational matters related to Manufacturing for Licensed Products for the Territory, subject to (i) the terms of the applicable Supply Agreement, (ii) with respect to [**], the Manufacturing Plan approved by the JSC, and (iii) in any applicable jurisdiction, the NDA- or marketing authorization-holding Party for a Licensed Product will have final decision-making authority sufficient to [**].

7.2Manufacturing Plans.  The JMC will develop a manufacturing plan (a) to ensure continuity and adequacy of supply of the active pharmaceutical ingredient and bulk drug product dosage form of each Product Class of Licensed Products for the Profit-Share Territory (and whether such Licensed Product will be supplied by Sage or by Biogen (if both Parties will be Manufacturing)) and, for so long as [**] is the Manufacturing Lead Party, for the [**] and (b) for final packaging and labeling in the Profit-Share Territory, which plan will also include the estimated associated budget of FTE Costs and Out-of-Pocket Costs anticipated to be incurred in the performance of activities under such plan (such included budget, a “Manufacturing Budget”), and the JMC will submit such manufacturing plan to the JSC to review, discuss and determine whether to approve (each, a “Manufacturing Plan”).  The initial Manufacturing Plans for the Licensed 217 Products and the Licensed 324 Products will be approved by the JSC no later than [**] after the Effective Date.  On an annual basis no later than [**] of each Calendar Year, or more often as the Parties deem appropriate, the Parties, through the JMC, may prepare and approve amendments to the then-current Manufacturing Plans for each Product Class and will submit such amendments to the JSC to review, discuss and determine whether to approve.  Each such amended Manufacturing Plan will specify the information described in this Section 7.2 (Manufacturing Plans) for the next Calendar Year (and additional periods as reasonably determined by the Parties) and the

Manufacturing Budget included therein will appropriately itemize the costs and expenses for the activities undertaken pursuant to such Manufacturing Plan.  Once approved by the JSC, an amended Manufacturing Plan (including its corresponding Manufacturing Budget) will become effective and supersede the previous Manufacturing Plan (including its corresponding Manufacturing Budget).  In the event of any inconsistency between the Manufacturing Plan and this Agreement, the terms of this Agreement will prevail.

7.3Manufacturing Costs.  Active pharmaceutical ingredient and drug product dosage form, along with packaging and labeling, of the Licensed Products will be supplied for the [**] at [**] by [**] or by [**] (if [**] has assumed any portion of Manufacturing for the [**] pursuant to Section 7.4 ([**] Manufacturing Assumption Rights) and the Manufacturing Plan provides that [**] will supply Licensed Product for use in the [**]).  Active pharmaceutical ingredient and bulk drug product of the Licensed Products for which [**] is the Manufacturing Lead Party will be supplied by [**] for the [**] at [**].  The cost specified in this Section 7.3 (Manufacturing Costs) is referred to in this Agreement as the “Supply Price.” All Manufacturing Costs incurred by the Parties related to the Manufacture of the Licensed Products (whether supplied by Sage or Biogen) (i) [**], and (ii) [**].

7.4[**] Manufacturing Assumption Rights.  Notwithstanding any provision to the contrary set forth in this Agreement, (a) at any time during the Term, [**] may, in its sole discretion, become the Manufacturing Lead Party and assume responsibility for, and Manufacture or have Manufactured, for the [**] and, to the extent provided in the applicable Manufacturing Plan, the supply of active pharmaceutical ingredient for, as applicable, one or more Product Classes, and (b) within a reasonable period of time after the Effective Date, [**] will become the Manufacturing Lead Party and assume responsibility for, and Manufacture or have Manufactured, for the [**] for both Product Classes.  If [**] exercises its rights under this Section 7.4 ([**] Manufacturing Assumption Rights), then (i) the Parties will amend via the JSC the Manufacturing Plan to reflect that [**] is the Manufacturing Lead Party for such Product Class with respect to the [**], (ii) [**], (iii) [**] will be deemed the Manufacturing Lead Party in the [**], solely with respect to the applicable Product Class for which [**] has become the Manufacturing Lead Party pursuant to this Section 7.4 ([**] Manufacturing Assumption Rights), and (iv) Sage or Biogen will have the right to request through the JSC to source [**] Licensed Product from [**] for the [**] , and, if the JSC so approves, then, [**] will supply the requesting Party for the [**] , and, if applicable, the Parties will negotiate in good faith a supply agreement to cover such supply to [**] consistent with the terms of this Agreement and any Supply Agreement between the Parties.

7.5Supply Agreement.  Within [**] after the Effective Date (as such period may be extended by written agreement of the Parties or otherwise agreed by the JMC), the Parties will negotiate in good faith and enter into a supply agreement pursuant to which [**] will supply (a) all [**], in the case of the [**] and (b) [**], in the case of the [**], in each case ((a) and (b)), of the Licensed Products in sufficient quantity as is necessary for (i) each Party’s Development purposes in the Profit-Share Territory in accordance with the Joint Development Plans and Biogen’s Development purposes in the Biogen Territory, consistent with the forecast in accordance with a forecasting schedule to be agreed by the Parties in the applicable Supply Agreement, and (ii) each Party’s Commercialization purposes in the Profit-Share Territory in accordance with the Joint Commercialization Plans and Biogen’s Commercialization activities with respect to Licensed Product for the Biogen Territory, which agreement will be consistent with the material terms set forth on Schedule 7.5 (Supply Agreements Material Terms) (each, a “Supply Agreement”).  Each such Supply Agreement also will contain such other customary terms and conditions, including quality and business continuity protections, and will otherwise be consistent with the terms of this Agreement. If the Parties are unable to reach agreement on such provisions of the Supply Agreement within [**] after the Effective Date (which [**] period may be extended upon the agreement of the Parties), then upon request by either Party, the same shall be determined pursuant to Section 15.3.5 (Expert Arbitration).

7.6Second Source and Biogen Manufacturing Sites.  At either Party’s request, the JMC will discuss in good faith engaging one or more Third Party contract manufacturers, including the identity of all Third Party contract manufacturers, as second sources (each, a “Second Source”) in order to ensure adequate supply of any Licensed Product for the Profit-Share Territory or the Biogen Territory, as may be so requested by such Party, provided that following discussion with the JMC, (a) [**] and (b) [**], (i) [**] and (ii) [**].  If the JMC does not approve the engagement by a Party of any additional Second Sources [**], then [**].  The requesting Party will be the Party to enter into a supply agreement with any Second Source; provided that if the Manufacturing Lead Party is the requesting Party, then such requesting Party must use reasonable efforts to ensure that such supply agreement will contain a provision permitting the free assignment of such supply agreement to the other Party in the event that the non-requesting Party becomes the Manufacturing Lead Party with respect to, as the case may be, the Licensed Products being Manufactured under such agreement.  [**].

7.7Reporting; Shortages.  Each Party will keep the other reasonably informed, through the JMC, regarding the status and progress of all Manufacturing activities for Licensed Products for the Territory (with respect to Licensed Product Manufactured by or on behalf of Sage) and for the Profit-Share Territory (with respect to Licensed Product Manufactured by or on behalf of Biogen).  Within [**] after the end of each [**], (a) Sage will prepare and provide written reports to update the JMC on the status of [**] Licensed Products for the Territory [**] and (b) Biogen will prepare and provide written reports to update the JMC on the status of [**] Licensed Products [**], and each Party will provide written reports to update the JSC in the event of any [**] for the current or upcoming [**].  In the event of a shortage of any active pharmaceutical ingredient or bulk drug product dosage form of any Licensed Products for the Territory, the Parties will notify the JMC and in good faith discuss and seek to agree upon a plan to increase supply volume as necessary, which plan may include utilization of one or more Second Sources to be engaged in accordance with Section 7.6 (Second Source and Biogen Manufacturing Sites).

7.8Technology Transfer to Biogen.

7.8.1Manufacturing Technology Transfer.  If [**] exercises its right under Section 7.4 ([**] Manufacturing Assumption Rights) and becomes the Manufacturing Lead Party with respect to a Product Class in the [**] or if [**] elects to Manufacture Licensed Product for the [**] at any [**] or engages a Second Source pursuant to Section 7.6 (Second Source and Biogen Manufacturing Sites), then [**] will promptly conduct a transfer of Manufacturing technology to [**] or its designee, to enable [**] or such designee at one or more locations as determined by [**] or such designee, to Manufacture [**], the applicable Licensed Products (for each Product Class, the “Manufacturing Technology Transfer”).  The cost of such Manufacturing Technology Transfer for the first Second Source for the Profit-Share Territory for either Party or for any additional Second Source for the Profit-Share Territory for either Party approved by the JMC will be shared jointly by the Parties as Joint Development Costs; provided that [**] will pay the cost of any Manufacturing Technology Transfer for the [**].  Each such Manufacturing Technology Transfer will be conducted pursuant to and will be subject to a written plan developed by the Parties in good faith at least [**] prior to the anticipated commencement of such Manufacturing Technology Transfer.  The Parties will work to complete such Manufacturing Technology Transfer as quickly as reasonably practicable, with the transfer of documentation necessary to support a demonstration batch of, as applicable, active pharmaceutical ingredient, bulk drug product dosage form, or packaged/labeled drug product dosage form, to be completed within [**] after [**] exercise of its right to assume Manufacturing responsibilities pursuant to Section 7.4 ([**] Manufacturing Assumption Rights) or [**] engagement of a Second Source pursuant to Section 7.6 (Second Source and Biogen Manufacturing Sites).

7.8.2Third Party Agreements.  If [**] agrees that [**] will become the sole Manufacturing Lead Party, or, under the terms of the applicable Supply Agreement, [**] has the right and elects to become the sole Manufacturing Lead Party, with respect to a Product Class for the Profit-Share

Territory, then upon [**] request, [**] will assign to [**] or its designee one or more (as requested by [**]) those Manufacturing contracts entered into by [**] or any of its Affiliates and any Third Party contract manufacturers that are solely related to the Manufacture of [**], the Licensed Products of such Product Class (“Third Party Manufacturing Agreements”, those existing as of the Execution Date as set forth in Schedule 7.8.2), unless any such Third Party Manufacturing Agreement expressly prohibits such assignment, in which case [**] will cooperate with [**] in all reasonable respects to secure the consent of the applicable Third Party to such assignment.  If any such consent is not obtained with respect to a Third Party Manufacturing Agreement for the applicable Product Class, then [**] will, and cause its Affiliates to, obtain for [**] the practical benefit of and burden under such Third Party Manufacturing Agreement by (a) entering into reasonable alternative arrangements on terms reasonably agreeable to [**], and (b) subject to the consent and control of [**], enforcing for the account of [**], any and all rights of [**] (or such Affiliate) against the Third Party counterparty arising out of the breach or cancellation thereof by such Third Party counterparty or otherwise.

7.8.3During Pendency of Manufacturing Technology Transfer.  If [**] has elected to assume Manufacturing Lead Party under Section 7.1 (Manufacturing Responsibilities) or Manufacturing Lead Party transfers to [**] under Section 7.8.2 (Third Party Agreements), during the pendency of any Manufacturing Technology Transfer performed pursuant to Section 7.8.1 (Manufacturing Technology Transfer) with respect to the applicable Licensed Products, and through the completion of any related transfer activities, [**] will continue to provide [**] with Manufacturing services and otherwise supply Licensed Product in accordance with the most recently agreed-upon Supply Agreement for, as applicable, such Licensed Products.

8.LICENSES

8.1License Grants.

8.1.1License Grant to Biogen; Sage Retained Rights.

8.1.1.1License Grant to Biogen. Subject to the terms and conditions of this Agreement (including Sage’s retained rights under Section 8.1.1.2 (Sage Retained Rights), Sage, on behalf of itself and its Affiliates, hereby grants Biogen a non-transferable (except as provided in Section 15.1 (Assignment)), sublicensable (as permitted in Section 8.2 (Sublicensing)) license under the Sage Licensed Technology to Develop, Manufacture, perform Medical Affairs Activities with respect to and Commercialize the Licensed Products in the Field in the Territory, which license will be (a) co-exclusive with Sage under the Sage Licensed Technology with respect to the Development, Manufacture, performance of Medical Affairs Activities with respect to and Commercialization of the Licensed Products in the Field in the Profit-Share Territory, and (b) exclusive (even as to Sage and its Affiliates) and royalty-bearing with respect to the Development, Manufacture, performance of Medical Affairs Activities with respect to and Commercialization of the Licensed Products in the Field for the Biogen Territory.

8.1.1.2Sage Retained Rights.  Notwithstanding the exclusive licenses granted to Biogen pursuant to Section 8.1.1.1 (License Grant to Biogen), and without limiting the generality of Section 8.5 (No Other Rights), Sage and its Affiliates will retain, under the Sage Licensed Technology, with the right to license (through multiple tiers, subject to Section 8.2 (Sublicensing), as applicable) to Sage’s Affiliates and Third Parties, the following rights: (a) the right to Manufacture and have Manufactured the Licensed Products [**] for the purpose of Developing and Commercializing the Licensed Products for the Profit-Share Territory and the Existing Partner Territory and supplying Licensed Product to Biogen for use in the Biogen Territory, subject to and in accordance with the terms of this Agreement and (b) the right to Develop the Licensed 217

Products [**] solely for the purposes of obtaining Regulatory Approval for and Commercializing such Licensed 217 Products in the Existing Partner Territory, provided that [**], but subject to the terms of this Agreement.

8.1.2License Grants to Sage; Biogen Retained Rights.

8.1.2.1License Grants to Sage.

(a)Subject to the terms and conditions of this Agreement, Biogen, on behalf of itself and its Affiliates, hereby grants Sage the following non-transferable (except as provided in Section 15.1 (Assignment)), sublicensable (as permitted in Section 8.2 (Sublicensing)) licenses: (i) a co-exclusive (with Biogen), royalty-free, fully paid-up license under the Biogen Collaboration Technology and Biogen’s interest in the Joint Collaboration Technology and (ii) a non-exclusive, royalty-free, fully paid-up license under the Biogen Background Technology, in each case ((i) and (ii)), to perform (or to have performed by permitted Subcontractors hereunder) the Joint Program Activities allocated to Sage under this Agreement.

(b)Subject to the terms and conditions of this Agreement, Biogen, on behalf of itself and its Affiliates, hereby grants Sage a non-transferable (except as provided in Section 15.1 (Assignment)), sublicensable (as permitted in Section 8.2 (Sublicensing)), non-exclusive, royalty-free, fully paid-up license under the Biogen Collaboration Technology and the Biogen Background Technology, in each case, to (i) Manufacture each Licensed 217 Product [**] for the purpose of Developing the Licensed 217 Products for and Commercializing Licensed 217 Products in the Existing Partner Territory, solely to the extent required under the Existing Partner Agreement, or (ii) [**], to Develop each Licensed 217 Products [**] for the purposes of obtaining Regulatory Approval for and Commercializing the Licensed 217 Product in the Existing Partner Territory, and to Commercialize the Licensed 217 Products in the Existing Partner Territory.

8.1.2.2Biogen Retained Rights.  Notwithstanding the exclusive nature of the foregoing license grant to Sage in Section 8.1.2.1(a) (License Grants to Sage), Biogen will retain, under the Biogen Collaboration Technology and Biogen’s interest in the Joint Collaboration Technology, with the right to license (through multiple tiers and subject to Section 8.2 (Sublicensing), as applicable) to Biogen’s Affiliates and Third Parties, the following rights: to Manufacture each Licensed Product [**] for the purpose of Developing and Commercializing Licensed Products in the Biogen Territory, and to Develop the Licensed Products [**] for the purposes of obtaining Regulatory Approval for and Commercializing any Licensed Product in the Territory, in each case, subject to and in accordance with the terms of this Agreement.

8.2Sublicensing.

8.2.1Scope of Permissible Sublicensing.

8.2.1.1Sage.

(a)To Subcontractors. Sage may grant a sublicense of the rights granted by Biogen to Sage under Section 8.1.2 (License Grants to Sage; Biogen Retained Rights) in the Profit-Share Territory to a Subcontractor engaged in accordance with Section 3.9 (Development Subcontracts) or Section 5.14 (Commercialization Subcontracts), as

applicable, to perform Sage’s responsibilities or exercise Sage’s rights, in each case, under any Joint Development Plan, Joint Medical Affairs Plan, Joint Commercialization Plan or Manufacturing Plan or any Supply Agreement.

(b)To Affiliates and Other Third Parties. Sage may grant a sublicense of the rights granted by Biogen to Sage under Section 8.1.2 (License Grants to Sage; Biogen Retained Rights), which sublicensed rights may be further sublicensable through multiple tiers, to: (i) [**], or (ii) [**].

(c)Responsibilities. With respect to any sublicense granted pursuant to Section 8.2.1.1(a) (To Subcontractors) or Section 8.2.1.1(b) (To Affiliates and Other Third Parties), Sage will (i) remain responsible for the work allocated to, and payment to, such Subcontractor or Sublicensee to the same extent it would if it had done such work itself and compliance by such Subcontractor or Sublicensee with the applicable provisions of this Agreement, and Biogen will have the right to proceed directly against Sage without any obligation to first proceed against such Subcontractor or Sublicensee, as applicable, (ii) [**], (iii) require that each Subcontractor or Sublicensee undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 10 (Confidentiality and Publication) hereof, and (iv) without limitation of the foregoing clause (iii), include in any such sublicense terms consistent with Sage’s obligations to Biogen under this Agreement.

8.2.1.2Biogen.

(a)To Subcontractors. Biogen may grant a sublicense of the rights granted by Sage to Biogen under Section 8.1.1 (License Grant to Biogen; Sage Retained Rights) in the Profit-Share Territory to a Subcontractor engaged in accordance with Section 3.9 (Development Subcontracts) or Section 5.14 (Commercialization Subcontracts), as applicable, to perform Biogen’s responsibilities or exercise Biogen’s rights, in each case, under any Joint Development Plan, Joint Medical Affairs Plan, Joint Commercialization Plan or Manufacturing Plan or any Supply Agreement.

(b)To Affiliates and Other Third Parties. Biogen may grant a sublicense of the rights granted by Sage to Biogen in Section 8.1.1 (License Grant to Biogen; Sage Retained Rights), which sublicensed rights may be further sublicensable through multiple tiers to: (i) [**]; (ii) [**]; and (iii) [**].

(c)Responsibilities. With respect to any sublicense granted pursuant to this Section 8.2.1.2(a) (To Subcontractors) or Section 8.2.1.2(b) (To Affiliates and Other Third Parties), Biogen will (i) remain responsible for the work allocated to, and payment to, such Subcontractor or Sublicensee to the same extent it would if it had done such work itself and compliance by such Subcontractor or Sublicensee with the applicable provisions of this Agreement, and Sage will have the right to proceed directly against Biogen without any obligation to first proceed against such Subcontractor or Sublicensee, as applicable, (ii) [**], (iii) require that each Subcontractor or Sublicensee undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 10 (Confidentiality and Publication) hereof, and (iv) without limitation of the foregoing clause (iii), include in any such sublicense terms consistent with Biogen’s obligations to Sage under this Agreement.

8.3Third Party In-Licenses Payments.

8.3.1Existing In-License Agreements.

8.3.1.1Sage.  Except as set forth in Section 8.3.1.3 (Third Party Payments owed to Existing Partner), Sage will be solely responsible for all Third Party Payments associated with any Existing Sage Agreement.

8.3.1.2Biogen.  Biogen will be solely responsible for all Third Party Payments associated with any license agreement or other agreement of Biogen or any of its Affiliates that exists as of the Effective Date under which Biogen or such Affiliate has obtained rights to any Biogen Background Technology.

8.3.1.3Third Party Payments owed to Existing Partner.

(a)Sage owes to the Existing Partner (i) a royalty of [**] percent ([**]%) on annual Net Sales (as such term is defined in the Existing Partner Agreement) in the Territory by Sage, its Affiliates and its (sub)licensees of a Licensed 217 Product that [**], and (ii) a [**] royalty by Sage and the Existing Partner on annual Net Sales (as such term in defined in the Existing Partner Agreement) in the Territory by Sage, its Affiliates and its (sub)licensees [**] and, in each case ((i) and (ii)), such royalty is owed, on a country-by-country basis in the Territory, from the first commercial sale of such a Licensed 217 Product in such country until the expiration of the last Valid Claim (as defined in the Existing Partner Agreement) of the EP Background Patents or EP CMC Patent, as applicable, Covering such Licensed 217 Product in such country (a product described in clause (i) or (ii), an “EP-Enhanced 217 Product”).

(b)In the event the JDC elects to Develop for Commercialization in the Profit-Share Territory an EP-Enhanced 217 Product, then the associated corresponding royalty payments owed to the Existing Partner in connection with Net Sales of such EP-Enhanced 217 Product in the Profit-Share Territory [**].

(c)In the event Biogen elects to Develop for Commercialization  in the Biogen Territory an EP-Enhanced 217 Product, then subject to Section [**] Biogen will be [**] responsible for [**], and Biogen will comply, and will require its Affiliates and its Sublicensees to comply, with any obligations under the Existing Partner Agreement that apply to Biogen, its Affiliates or its Sublicensees and of which Biogen was informed in writing by Sage.  Biogen will pay all undisputed amounts for such payments to Sage within [**] of receiving an applicable invoice from Sage for the same.

8.3.2After Effective Date Executed In-License Agreements.  The Parties hereby agree that all upfront, milestone, royalty and other payments to any Third Party in respect of any license agreement or other agreement entered into after the Effective Date in accordance with the subsections below of this Section 8.3 (Third Party In-Licenses Payments) will be deemed “Third Party Payments” and be subject to this Section 8.3 (Third Party In-Licenses Payments).

8.3.2.1New Technology.  After the Effective Date, a Party may wish to acquire a right or license under additional Patents or Know-How of Third Parties for the Development, Manufacture or Commercialization of Licensed Products for the Profit-Share Territory (“New Technology”).  With respect to the New Technology for the Profit-Share Territory, such Party will (a) promptly notify the JSC in writing and keep the JSC reasonably informed of any negotiations with respect to such right or license, including the proposed terms of any such license, and consider in good faith any comments of the other Party with respect thereto, and (b) in any event comply with the procedures set forth in Section 8.3.2.2 (Inclusion Process).

8.3.2.2Inclusion Process. If, after the Effective Date, a Party wishes to acquire rights under any New Technology that would be Sage Licensed Technology or Biogen Licensed Technology, as applicable, then such Party will so notify the JSC and provide the JSC with a summary of the terms of any license or agreement, including any Third Party Payments owed to a Third Party as a result of the grant to the other Party of rights with respect to such New Technology or a Party’s practice or use of any such New Technology in the performance of activities under this Agreement, under which such Party would acquire the rights to such subject matter in accordance with Section 8.3.2.1 (New Technology) (such applicable terms, the “New Technology Terms”).  In connection with the discussion of the New Technology Terms, the JSC may also discuss [**]. In the event the JSC agrees to include such New Technology under this Agreement for the Profit-Share Territory, then such New Technology will be included in the Sage Licensed Technology or the Biogen Licensed Technology, as applicable and will be subject to the terms and conditions of this Agreement, and the Parties will be bound by such New Technology Terms.  If the JSC does not agree to include such New Technology under this Agreement for the Profit-Share Territory as Sage Licensed Technology or Biogen Licensed Technology, as applicable, and one Party believes that such New Technology is [**], then the resolution procedure of Section 8.3.2.4 (New Technology Disputes) will apply.  For clarity, with respect to New Technology other than [**], the Party proposing to acquire rights to such New Technology will have the right to obtain a license to such New Technology, but the other Party will not be bound by any agreement related to such New Technology or have any rights under, or cost-sharing obligations with respect to, such new Technology, unless such other Party agrees to include such New Technology under this Agreement.

8.3.2.3Cost Sharing.  Prior to entering into an agreement for New Technology and its inclusion under this Agreement for the Profit-Share Territory as Sage Licensed Technology or Biogen Licensed Technology pursuant to Section 8.3.2.2 (Inclusion Process), the JSC must agree on the amount of any Third Party Payments to be paid to the applicable Third Party in consideration for such New Technology, (a) [**], and (b) [**].  Notwithstanding any provision set forth in this Agreement to the contrary, with respect to any [**], Sage will bear fifty percent (50%) and Biogen will bear fifty percent (50%) of the Third Party Costs associated with such [**] to the extent allocable to the Profit-Share Territory. Nothing herein will prevent Biogen from obtaining rights (whether by acquisition or license) under any intellectual property right that is necessary or reasonably useful to Exploit any Licensed Product in the Biogen Territory.  Except as set forth in this Section 8.3.2.3 (Cost Sharing) and subject to Section 9.9.3 (Third Party Payments), Biogen will be solely responsible for any and all payments under an agreement to acquire a right or license under additional Patents or Know-How of Third Parties for the Development, Manufacture or Commercialization of Licensed Products solely for the Biogen Territory.

8.3.2.4New Technology Disputes. If a Party disputes whether certain New Technology is [**], then each Party may [**], then such New Technology will be included as Sage Licensed Technology or Biogen Licensed Technology and licensed to the applicable Party pursuant to the terms of this Agreement, as applicable[**].

8.4Combinations.  Notwithstanding any other provision of this Agreement, for purposes of the licenses grants under Section 8.1.1 (License Grant to Biogen; Sage Retained Rights) and Section 8.1.2 (License Grants to Sage; Biogen Retained Rights), with respect to any Licensed Product that is a Combination Product, such license will only include a license with respect to, respectively, the SAGE-217 component or the SAGE-324 component, as applicable, of such Combination Product (and not any Other Component Controlled by Sage or any of its Affiliates or Biogen or any of its Affiliates).

8.5No Other Rights.  Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right (whether by implication, estoppel or otherwise) in or to any Know-How, Patents or other intellectual property rights of the other Party or any of such other Party’s Affiliates.  Neither Party nor any of its Affiliates will use or practice any Know-How or Patents licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement.

9.PAYMENTS

9.1Upfront Fee.  No later than five (5) Business Days after the Effective Date, Biogen will pay to Sage a one-time, non-refundable, non-creditable payment of Eight Hundred Seventy Five Million Dollars ($875,000,000).

9.2Equity Investment.  On the Execution Date, the Parties will enter into a share purchase agreement (the “SPA”) pursuant to which Sage will sell to BIMA in one transaction, and BIMA will purchase from Sage, Six Hundred Fifty Million Dollars ($650,000,000) worth of shares of common stock of Sage, as more specifically set forth in such SPA.

9.3Licensed Product Reconciliation of Shared Costs; Profit Sharing.

9.3.1Joint Development Costs Reconciliation.  The terms and conditions of this Section 9.3.1 (Joint Development Costs Reconciliation) will govern the rights and obligations of Biogen and Sage with respect to sharing the Joint Development Costs with respect to a Product Class, unless and until Sage exercises an Opt-Out Right in accordance with Section 9.4 (Sage Opt-Out) for such particular Product Class.  During the Term, for each Calendar Quarter in which a Party or its Affiliates performs Development activities under a Joint Development Plan, (a) within [**] after the end of each such Calendar Quarter, such Party will submit to a finance officer designated by Sage and a finance officer designated by Biogen (the “Finance Officers”) a report setting forth such Party’s actual Joint Development Costs with respect to each Product Class of Licensed Products, which report will specify [**] (a “Development Expense Report”), and (b) within [**] after the end of each such Calendar Quarter, such Party will submit to the Finance Officers [**].  Within [**] after receipt of such Development Expense Reports, the Finance Officers will confer and agree in writing on whether a reconciliation payment is due from Sage to Biogen or Biogen to Sage, and if so, the amount of such reconciliation payment, for all Licensed Products in a Product Class in accordance with the applicable provisions of this Agreement, which payment in any event will be made such that Sage and Biogen share equally the Joint Development Costs.  Sage or Biogen, as applicable, if required to pay such reconciliation payment, will submit the undisputed portion of any such payment to Biogen or Sage, as applicable, within [**] after the end of such [**] conferral period. In the event of any disagreement with respect to the calculation of such reconciliation payment, the owing Party will pay to the other Party any disputed portion within [**] after the date on which Sage and Biogen, using good faith efforts, resolve the dispute. In addition, following the Effective Date, each Party will consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner.

9.3.2Reconciliation/Reimbursement Prior to First Commercial Sale.  The terms and conditions of this Section 9.3.2 (Reconciliation/Reimbursement Prior to First Commercial Sale) will govern the rights and obligations of Biogen and Sage with respect to sharing the Joint Medical Affairs Costs and the Joint Commercialization Costs prior to the First Commercial Sale of a Licensed Product in the Product

Class in the Profit-Share Territory, unless and until Sage exercises an Opt-Out Right in accordance with Section 9.4 (Sage Opt-Out) for such particular Product Class.  During the Term, for each Calendar Quarter prior to the Calendar Quarter in which the First Commercial Sale of a Licensed Product in a Product Class occurs in the Profit-Share Territory, (a) within [**] after the end of each such Calendar Quarter, Sage and Biogen will submit to the Finance Officers a report setting forth the Joint Medical Affairs Costs and Joint Commercialization Costs such Party incurred in such Calendar Quarter with respect to each Product Class of Licensed Products prior to First Commercial Sale in the United States, which report for a Product Class will specify [**] (a “Pre-Commercialization Expense Report”), and (b) within [**] after the end of each such Calendar Quarter, such Party will submit to the Finance Officers [**].  Within [**] after receipt of such Medical Affairs and Commercialization Expense Reports, the Finance Officers will confer and agree in writing on whether a reconciliation payment is due from Sage to Biogen or Biogen to Sage, and if so, the amount of such reconciliation payment, which payment in any event will be made such that Sage and Biogen share equally the Joint Medical Affairs Costs and Joint Commercialization Costs for all Licensed Products in a Product Class in accordance with the applicable provisions of this Agreement.  Sage or Biogen, as applicable, if required to pay such reconciliation payment, will submit the undisputed portion of any such payment to Biogen or Sage, as applicable, within [**] after the end of such [**] conferral period. In the event of any disagreement with respect to the calculation of such reconciliation payment, the owing Party will pay to the other Party any disputed portion within [**] after the date on which Sage and Biogen, using good faith efforts, resolve the dispute.  In addition, following the Effective Date, each Party will consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner.

9.3.3Profit Sharing Following First Commercial Sale.  The terms and conditions of this Section 9.3.3 (Profit Sharing Following First Commercial Sale) will govern the rights and obligations of Biogen and Sage with respect to the OP&L Share with respect to a Product Class, unless and until Sage exercises an Opt-Out Right in accordance with Section 9.4 (Sage Opt-Out) for such Product Class.

9.3.3.1Share of Operating Profits and Operating Losses.  For so long as (a) a Licensed Product in a Product Class is being sold in the Profit-Share Territory and (b) Sage has not exercised its Opt-Out Right in accordance with Section 9.4 (Sage Opt-Out) for the applicable Product Class, Sage and Biogen will share equally (50:50) all Operating Profits and all Operating Losses (as applicable) for all Licensed Products in such Product Class in the Profit-Share Territory.

9.3.3.2Calculation and Payment.  During the Term, for each Calendar Quarter beginning with the Calendar Quarter in which the First Commercial Sale of a Licensed Product in a Product Class occurs in the Profit-Share Territory, within [**] after the end of each such Calendar Quarter, (a) Biogen will report to the Finance Officers [**].   and (b) Sage will report to the Finance Officers [**], in each case ((a) and (b)), in the format of the Profit and Loss Statement set forth on Schedule 9.3.3.2 (Calculation and Payment),which report will specify for a Product Class [**] (each, a “Post-Commercialization Expense Report”).  During the Term, for each Calendar Quarter beginning with the Calendar Quarter in which the First Commercial Sale of a Licensed Product in a Product Class occurs in the Profit-Share Territory, within [**] after the end of each such Calendar Quarter, (i) Biogen will report to the Finance Officers [**], and Sage and Biogen will each report to the Finance Officers [**], and (ii) Sage will report to the Finance Officers [**], and Sage and Biogen will each report to the Finance Officers [**]. Within [**] after receipt of such Post-Commercialization Expense Reports, the Finance Officers will confer and agree upon in writing a consolidated financial statement (i) setting forth the Operating Profit or Operating Loss for such Calendar Quarter for, as the case may be, for such Licensed Product, in the Profit-Share Territory, and (ii) calculating each Party’s share of such Operating Profit or Operating Loss.  Within [**] after such [**] conferral period, Biogen or Sage, as applicable, will make a payment to Sage or Biogen respectively, as applicable, so that each of Biogen and Sage has been compensated for its respective share of such Operating Profits, or has borne its respective share of such Operating Loss, as applicable, after giving effect to the Net Sales invoiced by, as applicable, Biogen or Sage and the Joint Medical Affairs Costs and Joint Commercialization Costs incurred by Sage and Biogen with respect to such Licensed Product in such Product Class in such Calendar Quarter; provided, however, that in the event of any disagreement with respect to the calculation of such payment, any undisputed portion of such payment will be paid in accordance with the foregoing timetable and the remaining, disputed portion will be paid within [**] after the date on which Biogen and Sage, using good faith efforts, resolve the dispute.  In addition, following the Effective Date, each Party will consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner.

9.4Finance Working Group. With respect to the financial reporting activities between the Parties, the JSC (or the Parties if the JSC does not exist) will establish a finance working group (the “Finance Working Group”) to coordinate the activities and reporting by the Parties as set forth in Section 9.3.1 (Joint Development Costs) through Section 9.3.3 (Profit-Sharing Following Commercialization) and Section 9.11.2 (Reports and Royalty Payments) and to assist the JSC in its responsibilities with respect to the review and resolution of financial matters.  In particular, the Finance Working Group will:

(a)

facilitate the creation of each Joint Development Budget, Long Term Joint Development Budget, Joint Medical Affairs Budget, Long Term Joint Medical Affairs Budget, Joint Commercialization Budget, Long Term Joint Commercialization Budget and Manufacturing Budget;

(b)	reconcile financial and accounting matters between the Parties;
(c)	initiate and execute an effective and efficient revenue and cost-sharing process (cross-charges);
(d)	review and recommend for the Parties’ consideration modifications to the FTE Rate used to calculate Joint Development Costs, Joint Medical Affairs Costs or Joint Commercialization Costs;
(e)	discuss, prepare and determine whether to approve for submission to the JSC for approval a FTE time tracking approach to be following by each Party;
(f)

cooperate to ensure that all budgets referenced in Section 9.4(a) (Finance Working Group) agreed to for a Calendar Year (or any other given period) can be interpreted for the purposes of both Parties’ internal financial and audit reporting requirements, including each Party’s fiscal year reporting;

(g)

implement a series of reporting requirements for actual and forecasted financial information, available at times to be agreed by the Parties through the Finance Working Group, consistent with the need to report the results of the OP&L Share;

(h)

monitor the budget, expense and revenue reporting requirements between the Parties related to Licensed Products to ensure that each Party is able to comply with its respective internal financial and audit reporting requirements and, as appropriate, recommending to the JSC for approval, changes to the reporting requirements under this Agreement; and

(i)

undertake such other tasks with respect to the calculation, implementation and reporting for the Parties’ sharing of Joint Development Costs, Joint Medical Affairs Costs, Joint Commercialization Costs and Net Revenues as the Parties agree.

9.5Sage Opt-Out.

9.5.1Exercise of Opt-Out.  Sage may elect to opt-out of the OP&L Share set forth in Section 9.3.3 (Profit Sharing Following First Commercial Sale) on a Product Class-by-Product Class basis with respect to all Licensed Products in such Product Class in accordance with this Section 9.4 (Sage Opt-Out) (each such right to opt out, an “Opt-Out Right”, and all such Licensed Products in the applicable Product Class, the “Opt-Out Products”).  At any time during the Term after [**], Sage may elect to exercise an Opt-Out Right by providing written notice to Biogen, which notice must specify the Product Class to which Sage wishes the Opt-Out Right to apply.  The date on which Sage exercises an Opt-Out Right for a specific Product Class as set forth in this Section 9.4 (Sage Opt-Out) will be deemed the “Opt-Out Date” for such Product Class (or for all Product Classes if Sage exercises an Opt-Out Right for all Product Classes on the same date).

9.5.2Effect of Opt-Out.  If Sage exercises an Opt-Out Right pursuant to Section 9.5.1 (Exercise of Opt-Out) for a Product Class, then, from and after the Opt-Out Date with respect to the Opt-Out Products:

9.5.2.1Sage will continue to perform, as the case may be depending on when the Opt-Out Date occurs, (a) the Development activities under the then-applicable Joint Development Plan(s) for such Opt-Out Products, (b) the Medical Affairs Activities under the then-applicable Joint Medical Affairs Plan(s) for such Opt-Out Products or (c) the Commercialization activities under the then-applicable Joint Commercialization Plan(s) for such Opt-Out Products, in each case ((a), (b) and (c)), subject to Section 9.5.2.4 (Effect of Opt-Out), for which Sage was responsible thereunder for a single, consecutive transition of period of up to [**] (such period, the “Opt-Out Wind-Down Period” and such activities, the “Opt-Out Wind-Down Activities”, and Biogen will pay Sage for the Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization Costs, as applicable, incurred by Sage to conduct the Opt-Out Wind-Down Activities, in each case, to the extent consistent with the corresponding Joint Development Budget, Joint Medical Affairs Budget or Joint Commercialization Budget approved and included in such Joint Development Plan, Joint Medical Affairs Plan or Joint Commercialization Plan prior to the Opt-Out Date or updated versions of one or more of such plans or budgets approved by the JSC to account for the Opt-Out Wind-Down Period for the applicable Product Class (collectively, the “Opt-Out Wind-Down Costs”), and Biogen will pay all undisputed invoiced amounts for such payments to Sage no later than [**] after receiving an applicable invoice from Sage for the same. Notwithstanding the foregoing, if Sage exercises its Opt-Out Right during [**] of any Product Class of Licensed Products, then [**];

9.5.2.2Biogen will become the Regulatory Lead Party with respect to the applicable Licensed Products in the Profit-Share Territory in the Product Class for which Sage exercised its Opt-Out Right;

9.5.2.3Biogen will be solely responsible for all other costs and expenses incurred in connection with the further Development, performance of Medical Affairs Activities with respect to and Commercialization of the Opt-Out Products in the Profit-Share Territory after the Opt-Out Wind-Down Period, including (a) [**] and (b) [**];

9.5.2.4No later than [**] after the Opt-Out Date for a Product Class, Biogen will notify Sage in writing if it desires the Opt-Out Wind Down Period to be less than [**];

9.5.2.5Other than the performance of the Opt-Out Wind-Down Activities, Sage will not have any performance obligations or funding obligations with respect to the Opt-Out Products in the Profit-Share Territory under any then-applicable Joint Development Plan(s), Joint Medical Affairs Plan(s) or Joint Commercialization Plan(s), or any other right to the OP&L Share, including under Section 9.3 (Licensed Product Reconciliation of Shared Costs; Profit Sharing);

9.5.2.6Biogen will pay Sage the Territory Royalties (a) pursuant to Section 9.8.2 (United States Royalties) for Net Sales of the Opt-Out Products by Biogen and its Related Parties in the United States for their respective Royalty Terms and (b) pursuant to Section 9.8.1 (Biogen Territory Royalties) for Net Sales of the Opt-Out Products by Biogen and its Related Parties in the Biogen Territory (always excluding the United States) for their respective Royalty Terms;

9.5.2.7the Biogen Territory for the Opt-Out Products will be deemed to include the United States for purposes of this Agreement (except for royalties owed to Sage on Net Sales of the Opt-Out Products in the United States, which will be calculated in accordance with Section 9.8.2 (United States Royalties)); and

9.5.2.8the Parties will otherwise have the rights and obligations with respect to the Licensed Products as set forth in this Agreement.

9.6Licensed Products Regulatory/Commercial Milestone Payments.

9.6.1Licensed 217 Products Regulatory/Commercial Milestones.  Subject to Section 9.6.3 (Payment Terms for 217/324 Regulatory Milestone Payments), Biogen will make one-time, non-refundable milestone payments to Sage (each, a “217 Regulatory/Commercial Milestone Payment”) upon the first achievement by Biogen or its Affiliates or Sublicensees or, if applicable, by Sage or any of its Related Parties in the case of the 217 Regulatory/Commercial Milestone Events of Rows 1, 2 and 3 of the regulatory/commercial milestone events set forth in this Section 9.6.1 (Licensed 217 Products Regulatory/Commercial Milestones) for the first Licensed 217 Product (each, a “217 Regulatory/Commercial Milestone Event”) to achieve the applicable 217 Regulatory/Commercial Milestone Event.  For clarity, [**].

217 Regulatory/Commercial Milestone Event	217 Regulatory/Commercial Milestone Payment
	For [**]	For [**]	For [**]	For [**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

The maximum total amount payable by Biogen to Sage under this Section 9.6.1 (Licensed 217 Products Regulatory/Commercial Milestones) for all Licensed 217 Products under this Agreement is Four Hundred Seventy Five Million Dollars ($475,000,000).

9.6.2Licensed 324 Products Regulatory/Commercial Milestones.  Subject to Section 9.6.3 (Payment Terms for 217/324 Regulatory Milestone Payments), Biogen will make one-time, non-refundable milestone payments to Sage (each, a “324 Regulatory/Commercial Milestone Payment”)

upon the first achievement by Biogen or its Affiliates or Sublicensees or, if applicable, by Sage or any of its Related Parties in the case of the 324 Regulatory/Commercial Milestone Events of Rows 1, 2 and 3 of the regulatory/commercial milestone events set forth in this Section 9.6.2 (Licensed 324 Products Regulatory/Commercial Milestones) for the first Licensed 324 Product (each, a “324 Regulatory/Commercial Milestone Event”) to achieve the applicable 324 Regulatory/Commercial Milestone Event.  For clarity, [**].

324 Regulatory/Commercial Milestone Event	324 Regulatory/Commercial Milestone Payment
	For [**]	For [**]	For [**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

The maximum total amount payable by Biogen to Sage under this Section 9.6.2 (Licensed 324 Products Regulatory/Commercial Milestones) for all Licensed 324 Products under this Agreement is Five Hundred Twenty Million Dollars ($520,000,000).

9.6.3Payment Terms for 217/324 Regulatory Milestone Payments.  Biogen will provide Sage with written notice of the first achievement of each 217 Regulatory/Commercial Milestone Event and each 324 Regulatory/Commercial Milestone Event, and, if applicable, Sage will provide Biogen with written notice of the first achievement of each of 217 Regulatory/Commercial Milestone Events set forth in Rows 1, 2 and 3 of the table in Section 9.6.1 (Licensed 217 Products Regulatory/Commercial Milestones) and the first achievement of each of the 324 Regulatory/Commercial Milestone Events set forth in Rows 1, 2 and 3 in the table in Section 9.6.2 (Licensed 324 Products Regulatory/Commercial Milestones), in each case, no later than [**] after such achievement. Thereafter, Biogen will pay to Sage, as applicable, the corresponding 217 Regulatory Milestone Payment or 324 Regulatory Milestone Payment within [**] after Biogen’s receipt of an invoice for the same from Sage, which invoice may be delivered only after receipt of notice of achievement of the applicable milestone event.

9.7Licensed Products Sales Milestone Payments.

9.7.1Licensed 217 Products Sales Milestones.

9.7.1.1Subject to Section 9.7.3 (Payment Terms for Sales Milestone Payments), Biogen will make one-time, non-refundable milestone payments to Sage (each, a “217 Sales Milestone Payment”) when annual Net Sales of all Licensed 217 Products across all Indications in the Territory in a given Calendar Year first reach the Dollar threshold values indicated below in one of the applicable tables set forth under either Section 9.7.1.1(a) (Licensed 217 Products Sales Milestones) or Section 9.7.1.1(b) (Licensed 217 Products Sales Milestones) during the Term (each, a “217 Sales Milestone Event”):

(a)	if Sage has not exercised an Opt-Out Right for the Licensed 217 Products:

Non-Opt-Out Right 217 Sales Milestone Event	217 Sales Milestone Payment
annual Net Sales of Licensed 217 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]
annual Net Sales of Licensed 217 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]
annual Net Sales of Licensed 217 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]

(b)	if Sage has exercised an Opt-Out Right for the Licensed 217 Products, then beginning in the next Calendar Year after the exercise of such Opt-Out Right:

Opt-Out Right 217 Sales Milestone Event	217 Sales Milestone Payment
annual Net Sales of Licensed 217 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]
annual Net Sales of Licensed 217 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]
annual Net Sales of Licensed 217 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]

(c)

For clarity, the 217 Sales Milestone Payments will each only be paid once, such that, the maximum total amount payable by Biogen to Sage under this Section 9.7.1 (Licensed 217 Products Sales Milestones) is either (i) if Sage has not exercised an Opt-Out Right for the Licensed 217 Products: Three Hundred Million Dollars ($300,000,000), or (ii) if Sage has exercised an Opt-Out Right for the Licensed 217 Products: Five Hundred Twenty Five Million ($525,000,000).  It being understood in each case ((i) and (ii)) that the 217 Sales Milestone Payments will be additive, such that if more than one 217 Sales Milestone Event set forth in the either table above is achieved in the same Calendar Year and the same 217 Sales Milestone Event has not been achieved in any prior Calendar Year, then Biogen will pay to Sage each of the 217 Sales Milestone Payments for such achieved 217 Sales Milestone Events in a Calendar Year in accordance with Section 9.7.1 (Licensed 217 Products Sales Milestones)  (e.g., if Sage has not exercised an Opt-Out Right for the Licensed 217 Products, and, if in one Calendar Year, all three (3) 217 Sales Milestone Events of the table in Section 9.7.1.1(a) (Licensed 217 Products Sales Milestone Payments) are achieved and no 217 Sales Milestone Events has been achieved in any prior Calendar Year, then Biogen would pay Sage Three Hundred Million Dollars ($300,000,000) in accordance with Section 9.7.3 (Payment Terms for Sales Milestone Payments)).

9.7.2Licensed 324 Products Sales Milestones.

9.7.2.1Subject to Section 9.7.3 (Payment Terms for Sales Milestone Payments), Biogen will make one-time, non-refundable milestone payments to Sage (each, a “324 Sales Milestone Payment”) when annual Net Sales of all Licensed 324 Products across all Indications in the Territory in a given Calendar Year first reach the Dollar threshold values indicated below in one of the applicable tables set forth under either Section 9.7.2.1(a) (Licensed 324 Products Sales

Milestones) or 9.7.2.1(b) (Licensed 324 Products Sales Milestones) during the Term (each, a “324 Sales Milestone Event”):

(a)	if Sage has not exercised an Opt-Out Right for the Licensed 324 Products:

Non-Opt-Out Right 324 Sales Milestone Event	324 Sales Milestone Payment
annual Net Sales of Licensed 324 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]
annual Net Sales of Licensed 324 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]
annual Net Sales of Licensed 324 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]

(b)	if Sage has exercised an Opt-Out Right for the Licensed 324 Products, then beginning in the next Calendar Year after the exercise of such Opt-Out Right:

Opt-Out Right 324 Sales Milestone Event	324 Sales Milestone Payment
annual Net Sales of Licensed 324 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]
annual Net Sales of Licensed 324 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]
annual Net Sales of Licensed 324 Products in the Territory in a Calendar Year first equaling or exceeding $[**]	[**]

(c)

For clarity, the 324 Sales Milestone Payments will only each be paid once, such that the maximum total amount payable by Biogen to Sage under this Section 9.7.2 (Licensed 324 Product Sales Milestones) is either (i) if Sage has not exercised an Opt-Out Right for the Licensed 324 Products: Three Hundred Million Dollars ($300,000,000), and (ii) if Sage has exercised an Opt-Out Right for the Licensed 324 Products: Five Hundred Twenty Five Million ($525,000,000).  It being understood in each case ((i) and (ii)) that the 324 Sales Milestone Payments will be additive, such that if more than one 324 Sales Milestone Event set forth in the either table above is achieved in the same Calendar Year and the same 324 Sales Milestone Event has not been achieved in any prior Calendar Year, Biogen will pay to Sage the total amount of the 324 Sales Milestone Payments for such achieved 324 Sales Milestone Events in a Calendar Year in accordance with Section 9.7.2 (Licensed 324 Product Sales Milestones) (e.g., if Sage has not exercised an Opt-Out Right for the Licensed 324 Products, and, if in one Calendar Year, all three (3) 324 Sales Milestone Events of the table in Section 9.7.2.1(a) (Licensed 324 Products Sales Milestones) are achieved and no 324 Sales Milestone Events has been achieved in any prior Calendar Year, then Biogen would pay Sage Three Hundred Million Dollars ($300,000,000) in accordance with Section 9.7.3 (Payment Terms for Sales Milestone Payments)).

9.7.3Payment Terms for Sales Milestone Payments.  Biogen will provide Sage with written notice of the first achievement of each 217 Sales Milestone Event and each 324 Sales Milestone Event, and, if applicable, Sage will provide Biogen with written notice of the first achievement of each of

217 Sales Milestone Event set forth in the table in Section 9.7.1.1(a) (Licensed 217 Products Sales Milestones) and the first achievement of each of the 324 Sales Milestone Event set forth in the table in Section 9.7.2.1(a) (Licensed 324 Products Sales Milestones), in each case, no later than [**] after such achievement, and will pay to Sage, as applicable, the corresponding 217 Sales Milestone Payment or 324 Sales Milestone Payment within [**] after Biogen’s receipt of an invoice for the same from Sage, which invoice may be delivered only after receipt of notice of achievement of the applicable milestone event.

9.8Licensed 217 Product and Licensed 324 Product Royalties.

9.8.1Biogen Territory Royalties.  During the Royalty Term for each Licensed 217 Product and each Licensed 324 Product, Biogen will make royalty payments to Sage based on aggregate annual Net Sales made, respectively, for each Licensed 217 Product and for each Licensed 324 Product in the Field in the Biogen Territory (in all cases, excluding the United States) by Biogen and its Related Parties in a given Calendar Year at the royalty rates set forth in the table below in this Section 9.8.1 (Biogen Territory Royalties) (such royalties, “Biogen Territory Royalties”):

Annual Net Sales in a Given Calendar Year of a Licensed 217 Product or a Licensed 324 Product in the Biogen Territory	Royalty Rate Paid on the Portion of Annual Net Sales of a Licensed 217 Product in the Biogen Territory	Royalty Rate Paid on the Portion of Annual Net Sales of a Licensed 324 Product in the Biogen Territory
Portion less than $[**]	[**]%	[**]%
Portion equal to or greater than $[**] but less than $[**]	[**]%	[**]%
Portion equal to or greater than $[**]	[**]%	[**]%

9.8.2United States Royalties.  In the event that Sage has exercised an Opt-Out Right with respect to either or both of the Product Classes for the Licensed 217 Products or the Licensed 324 Products, as applicable, then from and after the Opt-Out Date for the applicable Product Class, during the remainder of the Royalty Term in the United States for each Licensed 217 Product or each Licensed 324 Product in the Product Class(es) for which Sage exercised the Opt-Out Right, Biogen will make royalty payments to Sage based on aggregate annual Net Sales made, respectively, for each such Licensed 217 Product or for each Licensed 324 Product in the Field in the United States by Biogen and its Related Parties in a given Calendar Year at the royalty rates set forth in the table below in this Section 9.8.2 (Territory Royalties) (such royalties, the “United States Royalties”):

9.8.3Annual Net Sales in a Given Calendar Year of a Licensed Product in the United States	Royalty Rate Paid on the Portion of Annual Net Sales of a Licensed 217 Product in the Territory in the United States	Royalty Rate Paid on the Portion of Annual Net Sales of a Licensed 324 Product in the Territory in the United States
Portion less than $[**]	[**]%	[**]%
Portion equal to or greater than $[**] but less than $[**]	[**]%	[**]%
Portion equal to or greater than $[**]	[**]%	[**]%

9.9Royalty Reductions.

9.9.1Royalty Reduction for No Valid Claim.  Subject to Section [**], on a Licensed Product-by-Licensed Product and country-by-country basis, if, during any Calendar Quarter prior to the expiration of the Royalty Term for a Licensed 217 Product or Licensed 324 Product (as applicable) in such country in the Biogen Territory, there is no Valid Claim of a Royalty Bearing Patent that would be infringed by the sale of such Licensed 217 Product or Licensed 324 Product (as applicable) in such country, then, for the remainder of the Royalty Term for such Licensed 217 Product or Licensed 324 Product (as applicable) in such country, the Biogen Territory Royalties or the United States Royalties, as applicable, will be reduced by [**] percent ([**]%).

9.9.2Reduction for Generic Approval.  On a Licensed Product-by-Licensed Product and country-by-country basis in the Biogen Territory, commencing in the first Calendar Quarter in which Generic Competition occurs and continuing thereafter for the remainder of the Royalty Term for such Licensed Product in such country:

9.9.2.1if the Generic Competition in such country with respect to such Licensed Product during such Calendar Quarter equals or exceeds [**] percent ([**]%) but is less than [**] percent ([**]%), then the Biogen Territory Royalties or the United States Royalties, as applicable, for such Licensed Product will be reduced by [**] percent ([**]%);

9.9.2.2if the Generic Competition in such country with respect to such Licensed Product during such Calendar Quarter equals [**] percent ([**]%), the Biogen Territory Royalties or the United States Royalties, as applicable, for such Licensed Product (a) will be reduced by [**]%) and (b) will be further reduced by [**] percent ([**]%) for each additional percentage increase in Generic Competition above [**] percent ([**]%). For example, if the Generic Competition in a country with respect to a Licensed Product during a Calendar Quarter equals [**] percent ([**]%), then the total reduction for the Biogen Territory Royalties or the United States Royalties, as applicable, for such Licensed Product would be [**] percent ([**]%).

9.9.3Licensed Third Party Payments.  Subject to Section 9.9.4 (Cumulative Reductions Floor), for any agreement with a Third Party pursuant to which Biogen is granted rights (whether by acquisition or license) under (a) any Patents of such Third Party or (b) any Patents and Know-How of such Third Party inseparably, in each case ((a) and (b)), that are [**], as applicable, a Licensed 217 Product or a Licensed 324 Product in a country in the Biogen Territory, Biogen may credit [**] percent ([**]%) of [**] specifically owed for such Licensed 217 Product or Licensed 324 Product, as applicable, made by Biogen to such Third Party under such agreement in a given Calendar Quarter (to the extent attributable to a Licensed Product) against [**], as applicable, payable by Biogen to Sage in such Calendar Quarter.

9.9.4Cumulative Reductions Floor.  In no event will the Biogen Territory Royalties or the United States Royalties, as applicable, otherwise due to Sage for any Licensed 217 Product or any Licensed 324 Product in a Calendar Quarter during the applicable Royalty Term for such Licensed 217 Product or Licensed 324 Product be reduced by more than [**] percent ([**]%) of the amount that would otherwise be due in such Calendar Quarter for such Licensed 217 Product or Licensed 324 Product as a result of the reductions set forth in Section 9.9.1 (Royalty Reduction for No Valid Claim) or Section 9.9.3 (Licensed Product Third Party Payments).  [**].

9.10Other Amounts Payable.  With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified in this Article 9 (Payments), within [**] after the end of each Calendar Quarter, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter.  The owing Party will pay any undisputed amounts within [**] of receipt of the invoice, and any disputed amounts owed by a Party will be paid within [**] of resolution of the dispute.

9.11Payment Terms.

9.11.1Manner of Payment.  All payments to be made by each Party (the “Paying Party”) to the other Party hereunder will be made in Dollars by wire transfer to such bank account as such other Party may designate in writing.

9.11.2Reports and Royalty Payments.  All amounts payable by Biogen to Sage pursuant to Section 9.8 (Licensed 217 Product and Licensed 324 Product Royalties) will be paid within [**] after the end of each Calendar Quarter when such amounts become payable.  Each such payment of royalties by Biogen will be accompanied by a written report that includes, at a minimum, the following information for the applicable Calendar Quarter, each listed by Licensed 217 Product and Licensed 324 Product and by country of sale: [**].

9.11.3Records and Audits.

9.11.3.1Record Retention; Audits. Each Party will keep complete, true, and accurate books and records in accordance with GAAP, in reasonable detail to permit the other Party to confirm the accuracy of all payments or costs reported hereunder for at least the preceding [**] in relation to this Agreement, including in relation to Joint Development Costs, Joint Commercialization Costs, Joint Medical Affairs Costs, Manufacturing Costs, all FTE Costs, Out-of-Pocket Costs and other costs and expenses incurred in its performance under this Agreement, and Net Sales.  Upon reasonable (but in any case no less than [**] advance notice) by one Party (the “Auditing Party”) to the other Party (the “Audited Party”) and not more than [**] and [**] per audited period (in each case, except for cause), the Audited Party and its Affiliates will permit, and will cause their Sublicensees to permit, an independent certified public accounting firm of internationally-recognized standing (the “Auditor”), selected by the Auditing Party and reasonably acceptable to the Audited Party, to have access during normal business hours to such of the records of the Audited Party and its Affiliates and, if applicable, their Sublicensees, as may be reasonably necessary to verify the payments made or costs reported by the other Party and the related reports, statements and books of accounts, as applicable for any year ending not more than [**] prior to the date of such request. The Auditor will enter a confidentiality agreement reasonably acceptable to the Audited Party governing the use and disclosure of the Audited Party’s information disclosed to such firm, and such firm will disclose to the Auditing Party only whether information provided by the Audited Party to the Auditing Party as described in the preceding sentences was accurate and the specific details concerning any discrepancies, which information will be Confidential Information of the Audited Party.

9.11.3.2Audit Disputes. Any disputes with respect to the findings of such Auditor may be referred by either Party to the dispute resolution procedure set forth in Section 15.3 (Dispute Resolution). If either Party is found to have been underpaid any amounts payable to such Party hereunder or to have overpaid to the other Party any amounts payable hereunder, then such first Party will be entitled to recover any undisputed discrepancy, plus interest as set forth in Section 9.11.9 (Interest Due), no later than [**] after delivery to the Parties of the final report of the Auditor. The fees charged by the Auditor will be paid by the Auditing Party; provided that if the audit discloses a net underpayment of amounts owed or overreporting of expenses by the Audited Party of more than [**] percent ([**]%) of total amounts owed or expenses reported by the Audited Party for any Calendar Year period covered by the audit, then the Audited Party will pay the reasonable fees and expenses charged by the Auditor.  The Auditing Party will treat all financial information disclosed by the Auditor pursuant to this Section 9.11.3 (Records Retention and Audits) as Confidential Information of the Audited Party for purposes of Article 10 (Confidentiality and Publication) of this Agreement, and will cause the Auditor to do the same.

9.11.4Currency Exchange.  With respect to annual Net Sales invoiced in Dollars, the annual Net Sales and the amounts due by the Paying Party to the other Party hereunder will be expressed in Dollars.  When conversion of payments from any foreign currency is required to be undertaken by the Paying Party, the Dollar equivalent will be calculated using the Paying Party’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars.

9.11.5Taxes.

9.11.5.1General. Each Party will be responsible for all Taxes imposed on such Party’s net income, or on net income allocated to such Party under applicable Law.  To the extent one Party pays Taxes imposed on net income of the other Party, the other Party will reimburse the paying Party for any such Taxes paid.  The amounts payable pursuant to this Agreement (“Payments”) will not be reduced on account of any Taxes unless required by applicable Law. A payor Party will deduct and withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold including from subsequent Payments (“Withholding Taxes”), and any such Withholding Taxes shall be treated as having been paid to the payee pursuant to this Agreement; provided that the payor Party will provide the payee with written notice of the required withholding as promptly as reasonably practical (and in any event, no later than [**]) prior to making such payment and will cooperate with the payee as provided in this Section 9.11.5 (Taxes) in order to mitigate the imposition of such Withholding Taxes.  Notwithstanding the foregoing, if the recipient Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable Withholding Tax, it may deliver to the payor Party or the appropriate Governmental Authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the payor Party of its obligation to withhold Tax.  In such case the payor Party will apply the reduced rate of withholding, or not withhold, as the case may be, provided that the payor Party is in receipt of evidence, in a form reasonably satisfactory to the payor Party of the recipient Party’s entitlement to a reduced or no withholding rate at least [**] prior to the time that the applicable Payment is due.  If a payor Party withholds any amount, it will pay to the recipient Party the balance (for the avoidance of doubt, net of the withholding) when due, make timely payment to the proper taxing authority of the withheld amount, and send the recipient Party proof of such payment within [**] following that payment.  The Parties will reasonably cooperate to reduce or eliminate any withholding required under applicable Law, and to provide the other with reasonable assistance to enable the recovery, as permitted by Law, of Withholding Taxes, with recovery to be for the benefit of the payee Party.  Sage will provide a complete and accurate IRS Form W-9 to Biogen prior to payment of the due date of the Upfront Payment and will promptly provide a new properly executed IRS Form W-9 if information provided on the previous IRS Form W-9 changes or if an updated IRS Form W-9 or its equivalent is required by law or requested by Biogen.  Based on the foregoing, the Parties acknowledge and agree that, as of the date hereof, no Withholding Taxes (other than with respect to the Federal Republic of Germany) are expected to be deducted or withheld from any Payments.

9.11.5.2VAT.  It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of VAT. Where VAT is properly added to a payment made under this Agreement, the payor Party will pay the amount of such VAT only on receipt of a valid Tax invoice (or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, a written demand containing such information as is customary in that jurisdiction) issued in accordance with the Laws and regulations of the country in which the VAT is chargeable. If in the event of any amendment to VAT Laws the sums invoiced without VAT in accordance with this Agreement become or are subject to VAT, then the applicable invoices will be deemed to be exclusive of VAT and the payor Party will, in addition to the sums payable, pay the recipient Party, on receipt of an updated, valid VAT invoice, the full amount of VAT chargeable thereon.  The Parties acknowledge and agree that, as at the date of this Agreement, no VAT is expected to be charged by Sage on amounts payable by Biogen pursuant to this Agreement, as Sage is not required to account for VAT as at the date of this Agreement in relation to the services, rights and licenses provided by Sage to Biogen pursuant to this Agreement.  Notwithstanding anything in this Agreement to the contrary, Sage agrees that prior to establishing a taxable presence for VAT outside the United States of America, assigning, delegating, sublicensing or otherwise transferring (to include by merger) its rights or obligations under this Agreement to an assignee, delegate, sublicensee or other transferee (including by operation of a merger) which would require a charge to VAT (other than VAT chargeable by a Government Authority of the United States of America) on amounts payable by Biogen under this Agreement (either singly or together referred to as a “VAT Restructuring”), Sage will: (a) consult with Biogen; and (b) take account of reasonable representations made by Biogen where Biogen is able to demonstrate to Sage’s reasonable satisfaction that Sage’s proposed assignee, delegate, sublicensee or other transferee would give rise to irrecoverable VAT costs for Biogen which would not otherwise exist in the absence of any act, default, omission or transaction involving Biogen.

9.11.5.3Tax Actions.  Notwithstanding anything in this Agreement to the contrary, if an action (including but not limited to a VAT Restructuring, any assignment, delegation or sublicense of a Party’s rights or obligations under this Agreement (including a subsequent transfer following such assignment, delegation or sublicense), a change or adoption of a Tax reporting position, a change in the corporate or tax status or location of a Party, or any failure to comply with applicable Laws or filing or record retention requirements) by a Party (a “Tax Action”) leads to the imposition or incidence of any Withholding Tax liability or VAT on the other Party that would not have been imposed in the absence of such Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action (such additional or increased Withholding Tax liability or VAT, “Incremental Taxes”), such Party will indemnify and hold harmless the other Party (the “Non-Acting Party”) from any such Incremental Taxes (except to the extent that the other Party can reclaim or otherwise offset or recover such Incremental Taxes, provided that such other Party will be reimbursed for any reasonable out of pocket costs incurred in the reclaim).  The indemnification obligation described in the preceding sentence shall not apply, however, to the extent such Incremental Taxes (a) would not have been imposed but for a prior Tax Action taken by the Non-Acting Party or (b) are attributable to a the failure of the Non-Acting Party to comply with the requirements of this Section 9.11.5 (Taxes).

9.11.6Payment Allocation.

9.11.6.1Subject to the remainder of this Section 9.11.6 (Payment Allocation), payments under this Agreement will be paid by BIMA and BIG separately and in such proportions as determined solely by Biogen in its reasonable discretion and shall be invoiced separately by Sage; provided that separate invoices will only be provided by Sage if Biogen provides details of the allocations of such amounts between BIMA and BIG in writing and reasonably in advance of each such payment becoming due and failure to provide such invoices will not affect Biogen’s obligations to make any such payments as and when due.

9.11.6.2With respect to the upfront payment described in Section 9.1 (Upfront Fee), BIG will pay a portion of such amount in consideration of the rights granted outside of the United States which will equal [**] Dollars ($[**]), and BIMA will pay a portion of such amount in consideration of the rights granted in the United States which will equal [**] Dollars ($[**]).

9.11.6.3With respect to the payments for the 217 Regulatory/Commercial Milestone Payments in Section 9.6.1 and the 324 Regulatory/Commercial Milestone Payments in Section 9.6.2 (Licensed 324 Products Regulatory/Commercial Milestones), BIG will pay a percentage of each such amount in consideration of the rights granted outside of the United States and BIMA will pay a percentage each such amount in consideration to the rights granted in the United States, such percentages, in each case, to be determined by Biogen at the time at which such amounts are due. Notwithstanding the foregoing, [**].

9.11.6.4With respect to the 217 Sales Milestone Payments in Section 9.7.1 (Licensed 217 Products Sales Milestones) and 324 Sales Milestone Payments in and Section 9.7.2 (Licensed 324 Products Sales Milestones), BIG will pay a percentage of each such amount in consideration of the rights granted outside of the United States, and BIMA will pay a percentage of each such amount in consideration to the rights granted in the United States, such percentages, in each case, to be determined by Biogen at the time at which such amounts are due.

9.11.6.5With respect to Biogen Territory Royalties and the Territory Royalties, BIG will pay such Biogen Territory Royalties described in Section 9.8.1 (Biogen Territory Royalties), and in the event that Sage has exercised an Opt-Out Right with respect to either or both of the Product Classes for the Licensed 217 Products or the Licensed 324 Products, as applicable, then from and after the Opt-Out Date for the applicable Product Class, during the remainder of the Royalty Term for each Licensed 217 Product or each Licensed 324 Product in the Product Class(es) for which Sage exercised the Opt-Out Right, BIMA will pay such United States Royalties described in Section 9.8.2 (United States Royalties).

9.11.6.6With respect to all payments set forth in this Article 9 (Payments) that are not described in Section 9.11.6.2 (Payment Allocation) through Section 9.11.6.5 (Payment Allocation) above, BIG will pay such amount in consideration of the rights granted outside of the United States and BIMA will pay such amount in consideration to the rights granted in the United States, such percentages, in each case, to be determined by Biogen at the time in which such amounts are due.

9.11.6.7For clarity, nothing in this Section 9.11 (Payment Terms) is intended to limit Section 15.15 (Coordination between BIMA and BIG) of this Agreement.

9.11.7Blocked Payments.  In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for the Paying Party to transfer, or have transferred on its behalf, payments owed by the Paying Party to the other Party hereunder, the Paying Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [**], in a recognized banking institution selected by the Paying Party, as the case may be, and identified in a written notice given to the other Party.

9.11.8Right of Offset.  Upon notice to the other Party, each Party will have the right to offset any undisputed Payment not paid within the specified period owed by such Party to the other Party under this Agreement, including in connection with any breach or indemnification obligation by such Party, against any undisputed Payments owed by the other Party to such Party under this Agreement. Such offsets will be in addition to any other rights or remedies available to the offsetting Party under this Agreement and applicable Laws.

9.11.9Interest Due.  The Paying Party will pay the other Party interest on any undisputed payments that are not paid on or before the date such payments are due under this Agreement at a rate equal to [**] percentage points ([**]%) per annum or, if lower, the maximum applicable legal rate, calculated on the total number of days payment is delinquent.

10.CONFIDENTIALITY AND PUBLICATION

10.1Nondisclosure and Non-Use Obligations.

10.1.1All Confidential Information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement will be maintained in confidence by the Receiving Party and will not be disclosed to a Third Party or used for any purpose except pursuant to the licenses granted under this Agreement or as otherwise set forth herein, without the prior written consent of the Disclosing Party. Notwithstanding any provision to the contrary set forth in this Agreement, Confidential Information will not include any information that:

(a)

is known by the Receiving Party at the time of its receipt from the Disclosing Party, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b)	is known to the public before its receipt from the Disclosing Party, or thereafter becomes generally known to the public through no breach of this Agreement by the Receiving Party;
(c)	is subsequently disclosed to the Receiving Party by a Third Party who is not known by the Receiving Party to be under an obligation of confidentiality to the Disclosing Party; or
(d)	is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

For clarity, and notwithstanding any provision to the contrary set forth in this Agreement, [**].  Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is encompassed by more general information in the public domain or in the possession of the Receiving Party.  Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

The terms and conditions of this Agreement are hereby deemed to be the Confidential Information of each Party.

10.1.2Permitted Disclosures.  Notwithstanding the obligations of confidentiality and non-use set forth in Section 10.1.1 (Nondisclosure and Non-Use Obligations) above, a Receiving Party may provide Confidential Information disclosed to it and disclose the existence and terms and conditions of this Agreement, in each case, as may be reasonably required in order to perform its obligations or to exercise its rights under this Agreement, and to the extent such disclosure is:

10.1.2.1to its Affiliates, Sublicensees or licensees, and their employees, directors, agents, consultants, or advisors to the extent necessary for the potential or actual performance of its obligations or exercise of its rights under this Agreement, in each case, who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms and conditions of this Section 10.1 (Nondisclosure and Non-Use Obligations);

10.1.2.2to the Regulatory Authorities in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with applicable Law;

10.1.2.3made in connection with the Prosecution and Maintenance of Sage Licensed Technology or Biogen Licensed Technology in an effort to secure, maintain, defend or enforce Patents, as contemplated by this Agreement, or, with respect to such activities only, otherwise with the prior written consent of the disclosing Party’s intellectual property counsel;

10.1.2.4to bring or defend litigation and to enforce Patents in connection with the Receiving Party’s rights and obligations pursuant to this Agreement;

10.1.2.5subject to Section 10.1.2.8 (Permitted Disclosures), required to be disclosed by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity;

10.1.2.6(a) with respect to the terms and conditions of this Agreement, any bona fide actual or prospective acquirers, underwriters, investors, lenders, other financing sources, licensors, Sublicensees or licensees and to employees, directors, agents, consultants or advisors of such Third Party, and (b) with respect to any other Confidential Information of the other Party, any bona fide actual or prospective acquirers, licensors, Sublicensees or licensees and to employees, directors, agents, consultants or advisors of such Third Party, provided that any entity or individual receiving Confidential Information under clause (a) or (b) has a need to know such information and is under obligations of confidentiality and non-use with respect to such information that are no less stringent than the terms and conditions of this Section 10.1 (Nondisclosure and Non-Use Obligations) (but of duration customary in confidentiality agreements entered into for a similar purpose); and

10.1.2.7to any Third Party to the extent a Party is required to do so pursuant to the terms and conditions of an in-license agreement with such Third Party relating to the intellectual property rights sublicensed to such Party hereunder, provided that any such Third Party receiving

Confidential Information is under obligations of confidentiality and non-use with respect to such information that are no less stringent than the terms and conditions of this Section 10.1 (Nondisclosure and Non-Use Obligations).

10.1.2.8if a Party, after consultation with counsel, determines it is required by Law to disclose Confidential Information of the other Party that is subject to the confidentiality or non-disclosure provisions of this Section 10.1 (Nondisclosure and Non-Use Obligations), then such Party will promptly inform the other Party of the disclosure that is being sought (and to the extent possible at least [**] notice) in order to provide the other Party an opportunity to challenge or limit the disclosure and will reasonably cooperate with the other Party to do so. In the event that no such protective order or other remedy is obtained, or the Disclosing Party waives compliance with certain terms of this Article 10 (Confidentiality And Publication), then the Receiving Party will furnish only that portion of Confidential Information that the Receiving Party is advised by counsel is legally required to be disclosed. Notwithstanding Section 10.1.1 (Nondisclosure and Non-Use Obligations), Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of this Section 10.1 (Nondisclosure and Non-Use Obligations).  If either Party concludes based on the reasonable opinion of counsel that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party will, within a reasonable time prior to any such filing (and to the extent possible at least [**] prior to any such filing), provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such copy of this Agreement and use reasonable efforts to have terms identified by such other Party afforded confidential treatment by the applicable regulatory agency.

10.2Publication and Publicity.

10.2.1Publication.  [**].  Each Party via the Joint Publications Working Group will have the right to propose additions or other amendments to an existing Publications Plan for approval by the JSC.  The Joint Publications Working Group will determine which of Sage or Biogen will have the first right (but not the obligation) to be responsible for each Joint Publication contemplated in each Publication Plan (such appointed Party, the “Lead Publishing Party”); provided, however, that, unless otherwise agreed by the Joint Publications Working Group in the Publications Plan, Sage will be the Lead Publishing Party for all Joint Publications contemplated in the applicable Publications Plan related to the Ongoing 217 Studies or the KINETIC Study.  Upon Biogen becoming the Regulatory Lead Party with respect to the applicable Product Class, the Joint Publications Working Group will determine which of the Parties will be the Lead Publishing Party with respect to Joint Publications, including those related to the Ongoing 217 Studies or the KINETIC Study, as applicable.  In the event that the Lead Publishing Party elects not to exercise such right with respect to a certain Publication, the responsibility for such Publication will pass to the other Party. [**].

10.2.2Right to Review.  Each Party will have the right to review any Publication that contains results arising from the performance of Development, Commercialization or Medical Affairs Activities with respect to any Licensed Product or that includes Confidential Information of the non-publishing Party. The publishing Party will provide the other non-publishing Party the opportunity to review such proposed Publication at least [**] prior to the earlier of its intended submission for publication or publication, and the publishing Party will consider in good faith any reasonable and timely comments submitted by the non-publishing Party (it being understood and agreed that if there is a material amendment to such Publication after the publishing Party has provided such Publication to the non-publishing Party, such reviewing period will be extended to ensure that at least [**] remain for the non-publishing Party to review subsequent to the date the non-publishing Party received the amended Publication).  Further, the non-publishing Party will have the right (a) to propose modifications to the Publication to remove Confidential Information solely of such non-publishing Party, in which case the publishing Party will remove such Confidential Information solely of the non-publishing Party identified by the non-publishing Party, or (b) to request a reasonable delay in Publication in order to protect patentable information, in which case the publishing Party will delay submission for a period of [**] (or such other period as may be mutually agreed by the Parties in writing) to enable the non-publishing Party to file Patent applications protecting the non-publishing Party’s rights in such information.  The publishing Party subsequently will provide the non-publishing Party a copy of the Publication at the time of its submission.  Without limiting the foregoing, each publishing Party agrees to acknowledge the contributions of the other Party and the employees of the other Party, in all Publications, as scientifically appropriate. After the release of any Publication by a Party in accordance with this Section 10.2 (Publication and Publicity), such Party may further disclose the information contained in such Publication without the need for further notice to, or review by, the other Party under this Section 10.2.2 (Publication and Publicity) or otherwise.  In the event of any dispute between the Parties with respect to the contents of any Joint Publication or any Biogen Publication, the Parties will submit such dispute to the Joint Publications Working Group to determine resolution.

10.2.3Publicity.  Except as set forth in Section 10.1 (Nondisclosure and Non-Use Obligations), Section 10.2.1 (Publication) or Section 10.3 (Press Release, Public Announcements and Other Public Disclosure) and in this Section 10.2.3 (Publicity), the terms and conditions of this Agreement may not be disclosed by either Party, and neither Party will use the name or Trademark of the other Party or its employees in any publicity, news release or other disclosure relating to this Agreement, its subject matter, or the activities of the Parties under this Agreement without the prior express written permission of the other Party, provided that the Party making such disclosure or use of the name or Trademark of the other Party or its employees, not covered by Section 10.1 (Nondisclosure and Non-Use Obligations), Section 10.2.1 (Publication) or Section 10.3 (Press Release, Public Announcements and Other Public Disclosure) and in this Section 10.2.3 (Publicity), obtains the prior consent (not to be unreasonably withheld, conditioned or delayed) of such other Party if such disclosure references such other Party and otherwise complies with Section 10.1 (Nondisclosure and Non-Use Obligations) or (b) as expressly permitted by the terms and conditions hereof.  Notwithstanding the foregoing, either Party may disclose information (a) that has already been made public through a press release, publication or other public statement made in accordance with the terms of this Agreement so long as such information remains true, correct and current, or (b) in connection with disclosures under a joint communication plan agreed upon by the Parties.  The Parties, through their respective heads of Corporate Communications and Investor Relations, will agree on procedures to operationalize the provisions of Section 10.3 (Press Release, Public Announcements and Other Public Disclosure) and in this Section 10.2.3 (Publicity).

10.3Press Release, Public Announcements and Other Public Disclosure.

10.3.1On the Execution Date, the Parties will issue the joint press release substantially in the form attached as in Schedule 10.3.1 (Press Release).

10.3.2Except as provided in Section 10.2.3 (Publicity) or this Section 10.3 (Press Release), neither Party will issue a press release, public announcement or other public disclosure relating to this Agreement or the Parties’ activities hereunder without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except that a Party may (a) once a press release, public statement or other public statement has been made as permitted under the terms of this Agreement, make subsequent public disclosure of the information contained in such press release, publication or other public statement so long as such information remains true, correct and current, (b) make a disclosure expressly permitted in accordance with this Article 10 (Confidentiality and Publication), and

(c) make any such other disclosure that is, in the opinion of the Receiving Party’s counsel, required by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity on which securities of the Receiving Party are listed, provided that, solely with respect to clause (c), the Party issuing such press release, public announcement or other public disclosure gives reasonable prior written notice to the other Party of and the opportunity to comment on such press release, public announcement or other public disclosure will submit the same in writing to the other Party as far in advance as reasonably practicable (and in no event less than [**] prior to the anticipated date of disclosure, unless such proposed disclosure is required under applicable Law or the rules of an applicable securities exchange, in each case, to be made in less than [**]) so as to provide the Disclosing Party a reasonable opportunity to comment thereon.

11.REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1Mutual Representations and Warranties as of the Execution Date and Effective Date.  Each Party represents and warrants to the other Party that, as of the Execution Date and the Effective Date:

11.1.1such Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

11.1.2such Party has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations under this Agreement;

11.1.3all requisite corporate action on the part of such Party, its directors and stockholders required by applicable Law for the authorization, execution and delivery by such Party of this Agreement, and the performance of all obligations of such Party under this Agreement, has been taken;

11.1.4the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and compliance with the provisions of this Agreement, by such Party do not and will not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment, determination, award or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement, contractual obligation or instrument, whether written or oral, by which such Party or any of its assets are bound, or (c) violate or conflict with any of the provisions of such Party’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents); and

11.1.5except for any filings that may be required to comply with Antitrust Law, no consent, approval, authorization, license, exemption or other order of, or filing or registration with, or notice to, any Governmental Authority or other Third Party is required or will be necessary to be obtained or made by such Party for, or in connection with the authorization, execution and delivery by such Party of this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by such Party of its obligations under this Agreement and such other agreements;

11.1.6this Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity);

11.1.7such Party is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement;

11.1.8 neither party nor any of its employees nor to its knowledge, any of the agents performing hereunder, has ever been, is currently, or is the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual.  For purposes of this provision, the following definitions shall apply:

11.1.8.1 A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

11.1.8.2 A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity.

11.1.8.3 An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

11.1.8.4 A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

11.2Representations and Warranties of Sage as of the Execution Date and Effective Date.  Sage represents and warrants to Biogen that, as of the Execution Date and the Effective Date:

11.2.1to the knowledge of Sage, the Principal Mode of Action for (a) the SAGE-217 molecule described on Schedule 1.1.261, (b) the SAGE-324 molecule described on Schedule 1.1.262, and (c) the SAGE-[**] molecule described on Schedule 1.1.260, in each case ((a)–(c)), is positive allosteric modulation of the GABAA Receptor;

11.2.2(a) Sage or one of its Affiliates is the sole and exclusive owner or exclusive licensee of the Sage Licensed Technology in the Field, and (b) to Sage’s knowledge: (i) Sage owns or has the right to use all Sage Technology necessary to conduct the activities under this Agreement with respect to the Sage Molecules and Licensed Products (for each, as it exists as of the Execution Date or the Effective Date, as applicable); and (ii) the Development or Commercialization, as contemplated as of the Execution Date or the Effective Date, as applicable, of any Sage Molecule or Licensed Products will not conflict with any other license or agreement to which Sage or any of its Affiliates is a party;

11.2.3none of the issued Sage Licensed Patents existing as of the Execution Date or the Effective Date, as applicable, have been adjudged, in a final and non-appealable decision, invalid, unenforceable or unpatentable in whole or part by any Governmental Authority of competent jurisdiction, and to the knowledge of Sage, all such issued Sage Licensed Patents existing as of the Execution Date and the Effective Date are valid and enforceable;

11.2.4to the knowledge of Sage, the Development, Manufacture and Commercialization, each as contemplated by Sage and its Affiliates as of the Execution Date or the Effective Date, as applicable, of, respectively, the Licensed 217 Products and the Licensed 324 Products (for each, as such product exists as of the Execution Date or Effective Date, as applicable) in the Field in the Territory does not infringe, misappropriate or otherwise violate any valid and enforceable issued Patent or any other intellectual property right of any Third Party; and no written claim has been filed, or to Sage’s knowledge, is or has been threatened in writing, against it by any Third Party alleging that the conception, development, or reduction to practice of the Sage Licensed Technology existing as of the Execution Date or the Effective Date, as applicable, owned by Sage involve the misappropriation of trade secrets or other violation of the rights or property of any Person;

11.2.5(a) the Sage Licensed Technology (including the Sage Licensed Patents listed on Schedule 1.1.268 (Sage Licensed Patents as of the Execution Date)) constitutes all of the Patents and Know-How Controlled by Sage or any of its Affiliates that are necessary for the Development, Manufacture or Commercialization, each as contemplated by Sage and its Affiliates as of the Execution Date or the Effective Date, as applicable, of, respectively, the Licensed 217 Products and the Licensed 324 Products (for each, as such product exists as of the Execution Date or the Effective Date, as applicable) in the Field in the Territory; (b) as of the Execution Date, Sage does not own or hold rights to any Patents that would otherwise qualify as a Sage Licensed Patent but for the fact that Sage does not Control such Patent; and (c) except as otherwise noted on Schedule 1.1.268 (Sage Licensed Patents as of the Execution Date), Sage exclusively owns all rights, title and interests in and to all Sage Licensed Patents existing as of the Execution Date or the Effective Date, as applicable;

11.2.6to Sage’s knowledge, the Sage Licensed Patents with respect to which Sage controls Prosecution and Maintenance activities, have been prosecuted in the respective patent offices in the Territory in accordance with applicable Law;

11.2.7(a) all fees required to be paid in order to maintain a Patent in any jurisdiction where a Sage Licensed Patent has issued and with respect to which Sage controls Prosecution and Maintenance activities have been timely paid, and (b) to Sage’s knowledge, all fees required to be paid in order to maintain a Patent in any jurisdiction where any other Sage Licensed Patent has issued have been timely paid, and to Sage’s knowledge, the Sage Licensed Patents that have issued are subsisting, valid and enforceable;

11.2.8the inventorship of the Sage Licensed Patents is properly identified on each issued Patent or Patent application (in the form such patent application exists as of the Execution Date or the Effective Date, as applicable) within the existing Sage Licensed Patents;

11.2.9Sage has not previously assigned, transferred, conveyed or granted any license or other rights under the Sage Licensed Technology that would conflict with or limit the scope of any of the rights or licenses granted to Biogen hereunder;

11.2.10Sage’s rights, title and interests to all Sage Licensed Technology are free of any lien or security interest;

11.2.11Sage has conducted, and to Sage’s knowledge, its contractors and consultants have conducted, all Development and Manufacturing of the Sage Molecules in all material respects in accordance with applicable Law;

11.2.12Sage has obtained, or caused its Affiliates, as applicable, to have obtained, assignments from the inventors of any issued Patents within the Sage Licensed Technology, of all inventorship rights to such issued Patents within the Sage Licensed Technology, and, to Sage’s knowledge, all such assignments are valid and enforceable;

11.2.13except for Existing Sage Agreements, there are no Third Party agreements pursuant to which Sage is granted an exclusive license under or otherwise Controls any Patents or Know-How included in the Sage Licensed Technology, and no Third Party has any rights, title or interests in or to, or any license under, any such Sage Licensed Technology that would conflict with the rights and licenses granted to Biogen hereunder;

11.2.14Schedule 1.1.110 (Existing Sage Agreements and Provisions) contains a true and complete list of all Existing Sage Agreements, and Sage has provided Biogen with a redacted copy of each Existing Sage Agreements, and each such agreement is in full force and effect, and no written notice of default or termination has been received or given under any such agreement, and, to Sage’s knowledge, there is no act or omission by Sage or its Affiliates that would provide a right to terminate any such agreement;

11.2.15Sage and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Sage Licensed Know-How that constitutes trade secrets under applicable Law (including requiring all employees, consultants and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Sage Licensed Know-How), and, to Sage’s knowledge, such Sage Licensed Know-How has not been used or disclosed to any Third Party except pursuant to such confidentiality agreements, and to Sage’s knowledge, there has not been a material breach by any party to such confidentiality agreements;

11.2.16Sage has furnished or made available to Biogen (a) all information requested by Biogen in connection with the due diligence process, (b) all material safety and efficacy data, and (c) all material Regulatory Materials and other material correspondence with Regulatory Authorities, in each case ((a) through (c)), concerning the Sage Molecules, the Licensed Products (in each case in the form being Developed by Sage or any of its Affiliates as of the Execution Date or the Effective Date, as applicable) and the Sage Licensed Technology.  To the knowledge of Sage, all such information and data, Regulatory Materials and other correspondence with Regulatory Authorities is accurate, complete and true in all material respects;

11.2.17except as set forth in Schedule 11.2.17 (Proceedings), no Proceeding, settlement, arbitration, citation, summons, or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity, has been brought or obtained, is pending, or, to the knowledge of Sage, threatened, against Sage or any of its Affiliates or relating to any of the Sage Licensed Technology, including: (a) challenging the ownership, scope, duration, validity, enforceability, priority or right to the Sage Licensed Patents (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity, or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court), (b) challenging or seeking to deny or restrict, any rights of Sage or any of its Affiliates in any Sage Licensed Technology and not already covered by clause (a), or (c) alleging that the use of any Sage Licensed Technology, or the disclosing, copying, making, or licensing of the Sage Licensed Technology, or the Development, Manufacture or Commercialization of the Sage Molecules or Licensed Products as contemplated herein, does or will  misappropriate, infringe or otherwise violate, conflict with or interfere with any issued Patents or other intellectual property or proprietary right of any Third Party; provided, however, that, “Proceeding” for purposes of the representations and warranties of clauses (a) and (b) excludes office actions or similar communications issued by any patent office or comparable registration authority in the ordinary course of prosecution of any patent application within the Sage Licensed Patents; and

11.2.18to the knowledge of Sage, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate or otherwise violating or threatening to violate Sage Licensed Technology, or has infringed, misappropriated or otherwise violated any Sage Licensed Technology in the Field in the Territory.

11.3Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PATENTS, INFORMATION, KNOW-HOW, OTHER INTELLECTUAL PROPERTY, MATERIALS, LICENSED PRODUCTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

11.4Certain Covenants.

11.4.1Compliance.  Each Party and its Related Parties will conduct all activities under this Agreement, including the Development, Manufacture, performance of Medical Affairs Activities and Commercialization of the Licensed Products in the Territory, in accordance in all material respects with all applicable Laws.

11.4.2No Debarment.  Each Party will use reasonable efforts to not use, in any capacity in connection with the exercise of its rights or the performance of its obligations under this Agreement, any Person that has been debarred pursuant to Section 306 of the FD&C Act, as amended, or that is the subject of a conviction described in such section.  Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities under this Agreement, is debarred or is subject to debarment or is the subject of a conviction described in Section 306 of the FD&C Act, or if any Proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any Person or entity used in any capacity by such Party or any of its Affiliates in connection with the exercise of its rights or the performance of its obligations under this Agreement.

11.4.3Conflicting Transactions.  During the Term, Sage will not, and will cause its Affiliates not to, enter into any agreement (or amend any agreement that Sage is a party to as of the Execution Date) granting any license or other right under any Sage Licensed Technology that is inconsistent with this Agreement.  During the Term, Biogen will not, and will cause its Affiliates not to, enter into any agreement (or amend any agreement that Biogen is a party to as of the Execution Date) granting any license or other right under the Biogen Background Technology, Biogen Collaboration Technology or Biogen’s interest in the Joint Collaboration Technology that is inconsistent with this Agreement.

11.5Additional Covenants of the Parties.

11.5.1Sage will not assign, transfer, convey or grant any license or other rights to its rights, title and interests in or to the Sage Licensed Technology or any Sage Molecule that would conflict with or limit the scope of any of the options, rights or licenses granted to Biogen under this Agreement, and Sage and its Affiliates will remain the sole and exclusive owner or exclusive licensee, as applicable, of the Sage Licensed Technology in the Field in the Territory.  Biogen will retain Control of the Biogen Licensed Technology incorporated into any Licensed Product so as not to materially and adversely affect the rights granted to Sage under this Agreement.

11.5.2Sage will not, directly or indirectly, alone, with or through any other Person, cause, induce, assist, authorize, or otherwise participate in any Proceeding against Biogen or its Affiliates based upon any assertion of direct or indirect infringement, due to Biogen or its Affiliates’ performance of its or their permitted activities under this Agreement, of any Patents that are Controlled by Sage or any of its Affiliates (solely or jointly with any Third Party) that would be Sage Licensed Patents but for Sage’s failure to use the subject matter claimed in such Patents at any time during the Term by Sage or any of its Affiliates in connection with the performance of any of the Joint Program Activities for a Licensed Product.

11.5.3Except with respect to any Securitization Transaction entered into by Sage in accordance with Section 15.1.2 (Securitization), Sage will not, and will cause its Affiliates not to incur or permit to exist, with respect to any Sage Licensed Technology, any lien, encumbrance, charge, security interest, mortgage, liability, or other restriction (including in connection with any indebtedness) that would conflict with any of the rights or licenses granted to Biogen under this Agreement.

11.5.4with respect to any Existing Sage Agreement or In-License Agreement entered into by Sage or its Affiliates after the Execution Date and to the extent relevant to the Profit-Share Territory, and with respect to any In-License Agreement entered into by Biogen or its Affiliates after the Execution Date: (a) such Party will not breach any such agreement in a manner that would give rise to the right of any Third Party to terminate such agreement; (b) such Party will promptly notify the other of any such breach by such Party or a Third Party of any such agreement, in each case, of which such Party is aware; and (c) in the event of any such breach by such Party that is not cured within [**] after written notice to the other, (i) such Party will permit the other to cure such breach on such Party’s behalf upon the other’s reasonable written request, and (ii) the other may offset any reasonable amounts paid to cure such breach against amounts otherwise payable by the other to such Party under this Agreement;

11.5.5neither Party will amend, modify or terminate, in the case of Sage, any Existing Sage Agreement or In-License Agreement entered into by Sage or its Affiliates after the Execution Date, or, to the extent relevant to the Profit-Share Territory in the case of Biogen, any In-License Agreement entered into by Biogen or its Affiliates after the Execution Date, in a manner that would adversely affect the other Party’s rights or licenses under this Agreement without first obtaining such other Party’s written consent, which consent may be withheld in such other Party’s sole discretion; and

11.5.6if a Party, or any of its employees (and to the extent a Party is aware of the situation, its agents performing hereunder), became, become or are the subject of a proceeding that could lead to a Person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, such Party shall promptly notify the other Party, and such other Party shall have the option, at its sole discretion, to prohibit such Person from performing work under this Agreement.

11.6[**].

11.7Exclusivity.

11.7.1Exclusivity.

11.7.1.1Sage.  Subject to Sections [**] during the Term, Sage will not, and will cause its Affiliates not to (a) alone or with any Affiliates or Third Parties Develop, Manufacture, perform Medical Affairs Activities with respect to or Commercialize a Competing Product in the Field in the Territory, or (b) enter into an agreement or other arrangement with any Third Party pursuant to which Sage or one of its Affiliates grants such Third Party any license or other rights to Develop, Manufacture, perform Medical Affairs Activities with respect to or Commercialize a Competing Product, in each case, in the Field in the Territory.

11.7.1.2Biogen.  Subject to Sections [**], during the Term, Biogen will not, and will cause its Affiliates not to (a) alone or with any Affiliates or Third Parties Develop, Manufacture, perform Medical Affairs Activities with respect to or Commercialize a Competing Product in the Field in the Territory, or (b) enter into an agreement or other arrangement with any Third Party pursuant to which Biogen or one of its Affiliates grants such Third Party any license or other rights to Develop, Manufacture, perform Medical Affairs Activities with respect to or Commercialize a Competing Product in the Field in the Territory.

11.7.1.3[**].  Notwithstanding Section 11.7.1 (Exclusivity), in the event that

[**]

11.7.2[**].  Notwithstanding Section 11.7.1 (Exclusivity), in the event that,

[**]

11.7.3[**].  For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, nothing in this Section 11.7.1 (Exclusivity) [**], provided that, [**].

12.INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

12.1General Indemnification by Biogen.  Biogen will indemnify, hold harmless and defend each of Sage, its Related Parties, and their respective directors, officers, employees and agents (“Sage Indemnitees”) from and against any and all losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees and litigation expenses) (collectively, “Losses”) incurred in connection with Third Party claims, investigations, demands or suits (“Third Party Claims”) incurred by or rendered against the Sage Indemnitees after the Effective Date to the extent arising out of or resulting from (a) any breach of this Agreement, including any breach of a representation or warranty made by Biogen in this Agreement, or any breach or violation of any covenant or agreement of Biogen in this Agreement, (b) the gross negligence, reckless conduct or willful misconduct by or on the part of Biogen or any of its Affiliates, or any of their respective directors, officers, employees or agents in the performance of Biogen’s or their obligations under this Agreement, or (c) the Development, Manufacture, performance of Medical Affairs Activities with respect to or Commercialization of Licensed Products by or on behalf of Biogen or any of its Related Parties in the Biogen Territory pursuant to this Agreement.  Notwithstanding the foregoing, Biogen will have no obligation to indemnify any of the Sage Indemnitees to the extent that any Losses arise out of or result from any matters for which Sage is obligated to indemnify the Biogen Indemnitees under Section 12.2 (General Indemnification by Sage).

12.2General Indemnification by Sage.  Sage will indemnify, hold harmless, and defend each of Biogen, its Related Parties and their respective directors, officers, employees and agents (“Biogen Indemnitees”) from and against any and all Losses incurred in connection with Third Party Claims incurred by or rendered against the Biogen Indemnitees after the Effective Date to the extent arising out of or resulting from (a) any breach of this Agreement, including any breach of a representation or warranty made by Sage in this Agreement, or any breach or violation of any covenant or agreement of Sage in this Agreement, (b) the gross negligence, reckless conduct or willful misconduct by or on the part of Sage or any of its Affiliates, or any of and their respective directors, officers, employees or agents in the performance of Sage’s obligations under this Agreement, (c) the Development, Manufacture, performance of Medical Affairs Activities with respect to or Commercialization of Licensed 217 Products in the Existing Partner Territory whether before, after or during the Term, (d) the Development, Manufacture or Commercialization by or on behalf of Sage or any of its Related Parties (excluding such conduct by or on behalf of Biogen, is Affiliates and its Sublicensees as licensees or sublicensees of Sage hereunder) of any Licensed Product in the Territory whether before or after the Term, or (e) the conduct of the [**] by or on behalf of Sage or any of its Related Parties.  Notwithstanding the foregoing, Sage will have no obligation to indemnify any of the Biogen Indemnitees to the extent that any Losses arise out of or result from, directly or indirectly, any matters for which Biogen is obligated to indemnify the Sage Indemnitees under Section 12.1 (General Indemnification by Biogen).

12.3Indemnification Procedure.  Each Party will notify the other Party in writing in the event it becomes aware of a Third Party Claim for which indemnification may be sought hereunder. The Party entitled to indemnification under Section 12.1 (General Indemnification by Biogen) or 12.2 (General Indemnification by Sage) (an “Indemnified Party”) will notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) in writing promptly upon being notified of or having knowledge of any Third Party Claim asserted or threatened against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided that the failure to give such notice will not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party.  The Indemnifying Party and the Indemnified Party will meet to discuss how to respond to any Third Party Claim.  The Indemnified Party will cooperate fully with the Indemnifying Party in defense of such Third Party Claim.  In any such proceeding, the Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party will have agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  All such fees and expenses of the Indemnified Party by application of the foregoing clause (a) or (b) will be reimbursed by the Indemnifying Party as they are incurred.  The Indemnifying Party will not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there is a final judgment for the Third Party plaintiff, then the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Losses by reason of such settlement or judgment. The Indemnifying Party will not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

12.4Certain Third Party Claims Related to Licensed Products in the Profit-Share Territory.  If either Party receives notice of a Third Party Claim that is incurred from or is based on any Joint Program Activities, then such Party will inform the other Party in writing as soon as reasonably practicable, and the Parties will discuss a strategy on how to, and which Party will, defend against such Third Party Claim.  Any Losses as they are incurred in connection with any such Third Party Claim, as well as any reasonable attorneys’ fees and costs of litigation incurred by either Party (or any of its Indemnified Persons), in each case, that are Joint Program Damages (a) incurred by either Party (or any of its Indemnified Persons) during the Term, [**], and (b) incurred by either Party (or any of its Indemnified Persons) after the Term for such Product Class, in each case ((a) and (b)), will be shared such that fifty percent (50%) thereof are borne by Sage and fifty percent (50%) thereof are borne by Biogen, and the Party (or any of its Indemnified Persons) that has incurred such Joint Program Damages will be reimbursed by the other Party such other Party’s fifty percent (50%) share no later than [**] after receipt of reasonable documentation evidencing such amounts.

12.5Limitation of Liability.  NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION (TO THE EXTENT THE SAME ARE CONSEQUENTIAL DAMAGES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING THE USE OF A LICENSED PRODUCT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF (A) A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10 (CONFIDENTIALITY AND PUBLICATION), OR (C) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 11.7 (EXCLUSIVITY).  NOTHING IN THIS SECTION 12.5 (LIMITATION OF LIABILITY) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE 12 (INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE).

12.6Insurance.  Each Party will obtain and maintain insurance with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement.  Specifically, prior to (a) a Party conducting a Clinical Study of any Licensed Product, such Party will obtain product liability insurance with a limit of at least [**] Dollars ($[**]) and will maintain such insurance throughout the conduct of Clinical Studies of such Licensed Product and for at least [**] thereafter, and (b) the First Commercial Sale of a Licensed Product by a Party or any of its Related Parties, such Party will obtain product liability insurance with a limit of at least [**] Dollars ($[**]) and will maintain such insurance for at least until [**] after the last commercial sale of such Licensed Product by such Party or any of its Related Parties.  Such limits to be per occurrence and in annual aggregate. It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12 (Indemnification; Limitation of Liability; Insurance).  Upon request, each Party will provide the other Party with evidence of the existence and maintenance of such insurance coverage.  Notwithstanding any provision to the contrary set forth in this Agreement, Biogen may self-insure, in whole or in part, the insurance requirements described above.

13.INTELLECTUAL PROPERTY

13.1Inventorship.

13.1.1Determination of Inventorship. Inventorship for inventions and discoveries (including Know-How) first developed or conceived during the course of the performance of activities under this Agreement will be determined in accordance with United States patent Laws for determining inventorship.

13.1.2JRA Exception.  Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) (the “JRA Exception”) when exercising its rights under this Agreement only with prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and neither Party may invoke the JRA Exception without the prior written consent of the other Party. If the Parties agree to invoke the JRA Exception through the IP Committee, the Parties will cooperate and coordinate their respective activities with such Party with respect to any filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined 35 U.S.C. § 100(h).

13.2Ownership.

13.2.1As between the Parties, all [**].

13.2.2Each Party will have an equal and undivided joint ownership interest in and to the Joint Collaboration Technology.  Each Party may exercise its ownership rights in and to such Joint Collaboration Technology, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses granted under this Agreement and the other terms and conditions of this Agreement.  At the reasonable written request of a Party, the other Party will grant such written consents and confirm that no such accounting is required to effect the foregoing regarding Joint Collaboration Technology.

13.3Disclosure of Inventions.  The Parties will promptly disclose in writing to each other any Collaboration Technology developed or conceived during the Term, but no later than [**] after the applicable Party’s intellectual property department receives notice of such development or conception.

13.4Prosecution and Maintenance of Patents.

13.4.1IP Committee.

13.4.1.1Composition.  The IP Committee will comprise [**] of each Party, with at least [**] who is an employee of each Party.  Each Party will appoint its respective representatives to the IP Committee within [**] after the Effective Date, and from time to time, may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.  All IP Committee representatives will have appropriate expertise, seniority, decision making authority and ongoing familiarity with the activities performed under this Agreement and each Party’s representatives collectively will have relevant expertise in intellectual property portfolio management and licensing matters.  Additional representatives or consultants may from time to time, be invited to attend IP Committee meetings, subject to such representatives and consultants (or the representative’s or consultant’s employer) undertaking confidentiality and non-use obligations, whether in a written agreement or by operation of law, no less stringent than the requirements of Article10 (Confidentiality and Publication).

13.4.1.2Meetings.  The IP Committee will meet as frequently as necessary to carry out its duties under Section 13.4.1.3 (IP Committee Responsibilities), but no more often than [**], unless otherwise agreed by its members.  The IP Committee will meet in person at locations in Massachusetts alternately selected by Sage and by Biogen or at any other location agreed by the members or, alternatively, by means of teleconference, videoconference, or other similar communications equipment. Meetings of the IP Committee will be effective only if a quorum is present, which quorum will require the presence of at least one (1) representative of each Party.

Each Party will bear the expense of its respective IP Committee members’ participation in IP Committee meetings.

13.4.1.3IP Committee Responsibilities.  The IP Committee will have the following responsibilities:

(a)

discussing and determine whether to approve the Prosecution and Maintenance strategy of the Sage Prosecuted Patents and the Biogen Prosecuted Patents in the Territory and the Existing Partner Territory (as may be updated in accordance with this Agreement, the “PM Strategy” and any update thereto);

(b)

overseeing the implementation of the PM Strategy in the Territory or the Existing Partner Territory and facilitating the exchange of information between the Parties regarding the foregoing, as described in Section 13.4 (Prosecution and Maintenance of Patents);

(c)

serving as a forum for the Parties to discuss strategy for and actions to be taken with respect to any Competitive Infringement, Third Party Action or Post-Grant Proceeding, as described in Section 13.5 (Third Party Infringement, Defense and Post-Grant Proceedings);

(d)

discussing the strategy for listing patents in the Orange Book maintained by the FDA or similar or equivalent patent listing or linking source, if any, in other countries in the Territory or the Existing Partner Territory for the Licensed Products, as described in Section 13.7 (Orange Book Listings); and

(e)	determining whether to approve and otherwise providing input regarding any other matters that the Parties agree in writing will be the responsibility of the IP Committee.

13.4.1.4Decision Making.  The IP Committee will endeavor to reach decisions by consensus, with each Party, through its representative members of the IP Committee, having one (1) vote. Approvals of each respective applicable IP Committee matter will require the unanimous agreement of the representatives.  If the IP Committee cannot reach unanimous agreement on a matter that comes before it within [**] of the meeting where such issue was raised and over which the IP Committee has oversight, then the Parties will refer such issue for resolution to the IP Heads.  If a matter is referred to the IP Heads under this Section 13.4.1.4 (Decision Making), then the IP Committee will submit in writing to their respective IP Heads the respective positions of the Parties.  Such IP Heads will use good faith efforts to resolve such matter promptly, which good faith efforts will include at least one (1) meeting between such IP Heads within [**] after the IP Committee has submitted the Parties’ respective positions on such matter to the IP Heads. If the IP Heads are unable to reach unanimous agreement on any such matter within [**] (or such other period of time as is required to comply with applicable Law so as not to waive any applicable statutory rights) of the meeting between the IP Heads, then no action will be taken as to the escalated matter until a joint decision can be made by the Parties, except that (a) with respect to any Prosecution and Maintenance matter, [**] will have the final decision-making authority, (b) with respect to any enforcement, defense or Post-Grant Proceedings matter, [**] will have final decision-making authority, (c) with respect to any listing of patents in the Orange Book or similar or equivalent patent listing or linking requirement, if any, in other countries in the Territory as described in Section 13.7 (Orange Book Listings), [**] will have final decision-making authority, and (d) subject to the terms of this Article 13 (Intellectual Property), solely with respect to any dispute as between the Parties in the determination of inventorship, validity, scope or enforceability  of any Collaboration Know-How or Collaboration Patents, [**].

13.4.1.5Term.  The Parties may terminate the IP Committee with respect to all Licensed Products in a Product Class upon the written agreement of the Parties.

13.4.2[**].

13.4.2.1General.  As between the Parties, [**] will have (a) the first right (but not the obligation) to implement the PM Strategy approved by the IP Committee in the Prosecution and Maintenance of all [**] using counsel of [**] choosing (reasonably acceptable to [**]) in accordance with this Section 13.4.2 ([**]), and (b) the sole right (but not the obligation) to Prosecute and Maintain all [**] using counsel of [**] choosing in its sole discretion (such Patents in clauses (a) and (b), collectively, the “[**]”).  Subject to Section 13.4.4 (Patent Cost Sharing), [**] will bear all Patent Costs incurred by [**] for such Prosecution and Maintenance of [**] will furnish to the IP Committee, via electronic mail or such other method as agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining the [**], or copies of documents filed with the relevant national patent offices or other Governmental Authorities with respect to [**], and such other material documents related to the Prosecution and Maintenance of the [**], in sufficient time prior to filing such document or making any payment due thereunder to allow for the IP Committee to review, discuss and determine whether to approve.  The IP Committee will consider in good faith timely comments and recommendations made by Sage consistent with the PM Strategy approved by the IP Committee in connection with such review.

13.4.2.2[**] Step-In.  In the event that [**] elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance) any [**] will notify [**] sufficiently in advance of the date on which any such [**] would become abandoned, no longer available or otherwise forfeited, whereupon so as not to waive any applicable statutory rights, at the written request of [**], the Parties will meet to discuss in good faith any such decision by [**].  Only in the event that such election not to Prosecute and Maintain (or continue to Prosecute and Maintain) such Patent is not taken for [**] (“Strategic Prosecution Reasons”), [**] will have the right (but not the obligation), at [**] sole discretion and, subject to Section 13.4.4 (Patent Costs Sharing), to assume sole responsibility for all applicable Patent Costs and to assume the Prosecution and Maintenance of such [**] and continue it in accordance with the PM Strategy approved by the IP Committee in, as applicable, [**] (which right will include the right to file additional Patents claiming priority to such [**] will thereafter consult with [**] via the IP Committee on [**] strategy for the Prosecution and Maintenance of any such assumed [**] will furnish to the IP Committee, via electronic mail or such other method as agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining any such assumed [**], or copies of documents filed with the relevant national patent offices or other Governmental Authorities with respect to any such assumed [**], and such other material documents related to the Prosecution and Maintenance of any such assumed [**], in sufficient time prior to filing such document or making any payment due thereunder to allow for the IP Committee to review, discuss and determine whether to approve.  The IP Committee will consider in good faith timely comments and recommendations made by [**] consistent with the PM Strategy approved by the IP Committee in connection with such review.  [**] will sign, or will use reasonable efforts to have signed, all legal documents as are reasonably necessary for [**] to assume the Prosecution and Maintenance of any such assumed [**] in, as the case may be, [**].  Notwithstanding any assumption of such Prosecution and Maintenance of any such assumed [**] in, as the case may be, [**], [**] will retain ownership of all right, title and interest in and to such assumed [**] and such [**] will continue to be licensed to [**] under the licenses granted to [**] under this Agreement to the same extent as that prior to any such assumption of such Prosecution and Maintenance.

13.4.3[**].

13.4.3.1General.  As between the Parties, [**] will have the first right (but not the obligation) to implement the PM Strategy approved by the IP Committee in the Prosecution and Maintenance of all [**] using counsel of [**] choosing (reasonably acceptable to [**]) (such Patents in, collectively, the “[**]”) in accordance with this Section 13.4.3 ([**]).  Subject to Section 13.4.4 (Patent Costs Sharing), [**] will bear all Patent Costs incurred by [**] for such Prosecution and Maintenance of the [**] will furnish to the IP Committee, via electronic mail or such other method as agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining the [**], or copies of documents filed with the relevant national patent offices or other Governmental Authorities with respect to the [**], and such other material documents related to the Prosecution and Maintenance of the [**], in sufficient time prior to filing such document or making any payment due thereunder to allow for the IP Committee to review, discuss and determine whether to approve.  The IP Committee will consider in good faith timely comments and recommendations made by [**] consistent with the PM Strategy approved by the IP Committee in connection with such review.  [**] will Prosecute and Maintain the [**] in good faith and in the best interest of maximizing the overall global intellectual property rights and claims Covering the applicable Licensed Product, in each case, without regard to any other [**] product or intellectual property right that is not licensed to [**] under this Agreement.

13.4.3.2[**] Step-In.  In the event that [**] elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance), any [**] will notify [**] sufficiently in advance of the date on which any such [**] would become abandoned, no longer available or otherwise forfeited so as not to waive any applicable statutory rights, whereupon, at the written request of [**], the Parties will meet to discuss in good faith any such decision by [**].  Only in the event that such election not to Prosecute and Maintain (or continue to Prosecute and Maintain) such Patent is not taken for Strategic Prosecution Reasons, [**] will have the right (but not the obligation), at [**] sole discretion and, subject to Section 13.4.4 (Patent Costs Sharing), to assume sole responsibility for all applicable Patent Costs and to assume such Prosecution and Maintenance of such [**] in the name of [**] and continue it in accordance with the PM Strategy approved by the IP Committee in the Territory (which right will include the right to file additional Patents claiming priority to such [**] will thereafter consult with [**] via the IP Committee on [**] strategy for the Prosecution and Maintenance of any such assumed [**] will furnish to the IP Committee, via electronic mail or such other method as agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining any such assumed [**], or copies of documents filed with the relevant national patent offices or other Governmental Authorities with respect to any such assumed [**], and such other material documents related to the Prosecution and Maintenance of any such assumed [**], in sufficient time prior to filing such document or making any payment due thereunder to allow for the IP Committee to review, discuss and determine whether to approve.  The IP Committee will consider in good faith timely comments and recommendations made by [**] consistent with the PM Strategy approved by the IP Committee in connection with such review.  [**] will sign, or will use reasonable efforts to have signed, all legal documents as are reasonably necessary for [**] to assume the Prosecution and Maintenance of any such assumed [**].  Notwithstanding any assumption of such Prosecution and Maintenance of any such assumed [**] will retain ownership of all right, title and interest in and to such assumed [**] and such [**] will continue to be licensed to [**] under the licenses granted to [**] under this Agreement to the same extent as that prior to any such assumption of such Prosecution and Maintenance.

13.4.4Patent Costs Sharing.  Notwithstanding any provision to the contrary in this Section 13.4 (Prosecution and Maintenance of Patents), unless and until Sage exercises an Opt-Out Right with respect to the Licensed Products in the same Product Class in accordance with Section 9.5 (Sage Opt-Out), the Patent Costs incurred by the Party controlling the Prosecution and Maintenance of any [**] with respect to such Product Class will be shared by the Parties (a) as Joint Development Costs pursuant to Section 3.4.1 (Profit-Share Territory) if such Patent Covers a Licensed Product in such Product Class and such Patent Costs were incurred prior to the First Commercial Sale of the first such Licensed Product Covered by such [**], as applicable, and (b) as Joint Commercialization Costs pursuant to Section 5.5.1 (Profit-Share Territory) if such Patent Covers a Licensed Product in such Product Class and such Patent Costs were incurred after the First Commercial Sale of the first such Licensed Product Covered by such [**], as applicable.

13.4.5Patent Miscellaneous.  Each Party hereby agrees: (a) to use reasonable efforts to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake any Prosecution and Maintenance described in this Section 13.4 (Prosecution and Maintenance of Patents) and (b) to reasonably cooperate in any such Prosecution and Maintenance by the other Party.

13.5Third Party Infringement, Defense and Post-Grant Proceedings.

13.5.1Notices.  Each Party will promptly report in writing to the other Party any Competitive Infringement of which such Party (or any of its Affiliates or Sublicensees) becomes aware and will provide the other Party with all available evidence of such Competitive Infringement in such Party’s control; provided, however, that (a) for cases of Competitive Infringement under Section 13.5.2.2 (35 U.S.C. §271(e)(2) Infringement), such written notice will be given within [**] after the relevant personnel at the applicable Party become aware of such Competitive Infringement with a copy sent to the IP Heads, and (b) for cases of infringement as described in Section 13.5.2.3 (Notification of Patent Certification), such written notice will be given as specified in Section 13.5.2.3 (Notification of Patent Certification).  Without limiting the last sentence of the definition of “Competitive Infringement”, a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) (however those sections may be amended) or any equivalent provision under applicable Law outside of the United States with respect to any Patents that are the subject of this Agreement will be deemed to describe an act of Competitive Infringement, regardless of its content.

13.5.2Rights to Enforce.

13.5.2.1In the Territory.  [**] will have the first right (but not the obligation), at its sole discretion and sole cost and expense, through counsel of its choosing and reasonably acceptable to [**], as the Defending Party to seek to abate any Competitive Infringement of a Licensed Product in the Territory by enforcing, as applicable, any [**] Prosecuted Patent or [**] Collaboration Patent; provided that, if [**], the Parties will share equally all Patent Costs incurred by [**] for such enforcement to abate any Competitive Infringement of a Licensed Product in the Profit-Share Territory.  If practicable under the circumstances, [**] will bring the Competitive Infringement matter to the IP Committee, within a reasonable time after the IP Heads have been notified of such matter pursuant to Section 13.5.1 (Notices), for discussion pursuant to Section 13.4.1.3(c) (IP Committee Responsibilities).  Thereafter, [**] will notify the IP Committee of its decision as to whether it is taking any action in accordance with this Section 13.5.2.1 (In the Territory) at least [**] before any time limit set forth in an applicable Law or regulation, or within [**] after the relevant personnel at [**] has been notified of such Competitive Infringement (or as otherwise agreed by the IP Committee), whichever is shorter.  If [**] decides not to take such action with respect to any [**] Prosecuted Patent or [**] Collaboration Patent in the Territory, then [**] will so notify the IP Committee in writing, and, so long as [**] election not to take any such action is not due to [**] (“Strategic Enforcement or Defense Reasons”), following discussion of the IP Committee and consideration in good faith of any rationale provided by [**] as to why it elected not to take such action, [**], at its sole cost and expense, will have the right (but not the obligation) to exercise the rights set forth in Section 13.5.5.1 (Withdrawal, Cooperation and Participation) and become the Defending Party with respect to enforcing any [**] Prosecuted Patent or [**] Collaboration Patent, as applicable, to abate such Competitive Infringement of a Licensed Product in the Profit-Share Territory; provided that, if [**], then the Parties will share equally all Patent Costs incurred by [**] to abate any such Competitive Infringement of such Licensed Product in the Profit-Share Territory.  For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, [**] will have the sole and exclusive right (but not the obligation), at [**] sole discretion, to enforce any [**] Background Patent against a Competitive Infringement.

13.5.2.235 U.S.C. § 271(e)(2) Infringement.  Notwithstanding anything to the contrary in this Section 13.5.2 (Rights to Enforce), for a Competitive Infringement under 35 U.S.C. § 271(e)(2), or its equivalent in a country other than the United States, [**] must notify the IP Committee within [**] after [**] receipt of a written notice of such Competitive Infringement of [**] decision as to whether to take any action with respect to such Competitive Infringement so that [**] may have the right, pursuant to such Section 13.5.2.1 (In the Territory), to initiate a Proceeding if [**] does not elect to initiate a Proceeding.

13.5.2.3Notification of Patent Certification.  If either Party becomes aware of any allegations of alleged patent invalidity, unenforceability or non-infringement of any Patent licensed under this Agreement Covering a Licensed Product (including methods of use thereof) pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, or other similar patent certification by a Third Party, and any foreign equivalent thereof, for a Generic Product, then such Party will notify and provide the other Party with copies of such allegations.  Such notification and copies will be provided to such other Party as soon as practicable and at least within [**] after such Party receives such certification, and will be sent by email and overnight courier to the address set forth in Section 15.10 (Notices).

13.5.3Defense and Post-Grant Proceedings.  [**], at its sole cost and expense, will have the right (but not the obligation), as the Defending Party, at its sole discretion, (a) to defend against a declaratory judgment action or other action that is not a Post-Grant Proceedings, in each case, challenging any [**] Prosecuted Patent or [**] Collaboration Patent (a “Third Party Action”), and (b) to conduct any Post-Grant Proceedings with respect to any [**] Prosecuted Patent; provided that, if [**], then the Parties will share equally all Patent Costs incurred by [**] in connection with the defense of such Third Party Action or Post-Grant Proceeding.  Within [**] after the relevant personnel at either Party receiving notice of a Third Party Action or becoming aware of the initiation of a Post-Grant Proceeding (or as otherwise agreed by the IP Committee), such Party will notify the other Party, and within a reasonable time to meet for a discussion thereof, the IP Committee will meet for discussion pursuant to Section 13.4.1.3(c) (IP Committee Responsibilities).  Thereafter, [**] will notify the IP Committee of its intent to defend such Patent or conduct any Post-Grant Proceeding under this Section 13.5.3 (Defense and Post-Grant Proceedings), as applicable, within [**] (or as otherwise agreed by the IP Committee) after such IP Committee meeting (or such shorter period of time as is required to comply with applicable Law in the Territory to not waive any statutory rights).  If [**] does not provide notice to the IP Committee of [**] intent to defend such Patent or conduct any Post-Grant Proceeding under this Section 13.5.3 (Defense and Post-Grant Proceedings), as applicable, within [**] after such IP Committee meeting (or such shorter period of time as is required to comply with applicable Law in the Territory to not waive any statutory rights), or elects not to initiate or continue any such defense or Post-Grant Proceeding (in which case it will promptly provide notice thereof to [**]) then, as long as [**] decision not to take any such action is not due to Strategic Enforcement or Defense Reasons, [**] will, upon receiving confirmation from [**] that [**] has not taken any such action within the applicable period set forth in this Section 13.5.3 (Defense and Post-Grant Proceedings), have the right (but not the obligation), at its sole cost and expense, as the new Defending Party, at its sole discretion, to defend any such Patent against such a Third Party Action or conduct Post-Grant Proceedings for such Patent, as applicable, in each case of (a) and (b), as further set forth in Section 13.5.5 (Withdrawal, Cooperation and Participation); provided that, if [**], the Parties will share equally all Patent Costs incurred by [**] in connection with the defense of such Third Party Action or such Post-Grant Proceeding.  For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, [**] will have the sole and exclusive right (but not the obligation), at [**] sole discretion, to defend any [**] Background Patent against a Third Party Action.

13.5.4Cooperation Regarding Enforcement, Defense or Post-Grant Proceedings.  With respect to any Competitive Infringement action, Third Party Action or Post-Grant Proceeding identified above in Section 13.5.2 (Right to Enforce) and Section 13.5.3 (Defense and Post-Grant Proceedings) and subject to the terms and conditions of this Section 13.5.4 (Cooperation Regarding Enforcement, or Defense or Post-Grant Proceedings), the Party controlling any such Competitive Infringement action, Third Party Action or Post-Grant Proceeding (the “Defending Party”) will keep the other Party (the “Non-Defending Party”) reasonably informed of the status and progress of such enforcement, defense or Post-Grant Proceeding strategy via the IP Committee.  The Defending Party will reasonably consider the Non-Defending Party’s comments on any such efforts.  The Non-Defending Party will provide the Defending Party with all reasonable assistance in the enforcement or defense of the applicable Patents, as the Defending Party may request, at such Defending Party’s expense, including by signing or executing any necessary documents and consenting to it being named a party to any applicable proceedings.  Where the Non-Defending Party is named a party or otherwise is joined involuntarily in any applicable proceeding, the Non-Defending Party will have the right to be represented by counsel of its choice at the Defending Party’s expense, provided that in all other cases the Non-Defending Party will be solely responsible for the costs and expenses of its counsel and in all instances all communications between the Non-Defending Party and the Defending Party will be subject to the principles of Section 13.9 (Common Interest).

13.5.5Withdrawal, Cooperation and Participation.  With respect to any Competitive Infringement action, Third Party Action or Post-Grant Proceeding identified above, respectively, in Section 13.5.2 (Rights to Enforce) and Section 13.5.3 (Defense and Post-Grant Proceedings) and subject to the terms and conditions of this Section 13.5.5 (Withdrawal, Cooperation and Participation):

13.5.5.1If [**] ceases to pursue or withdraws from such action, it will promptly notify [**] (in sufficient time to enable [**] to meet any deadlines by which any action must be taken to preserve any rights in such infringement, defensive action or Post-Grant Proceeding), then [**] will have the right (but not the obligation) to substitute itself for [**] in any Competitive Infringement action identified above in Section 13.5.2.2 (35 U.S.C. § 271(e)(2) Infringement) or in any Third Party Action or Post-Grant Proceeding identified above in Section 13.5.3 (Defense and Post-Grant Proceedings), in each case, involving any [**] Prosecuted Patents or [**] Collaboration Patents and proceed under the terms and conditions of this Section 13.5.5 (Withdrawal, Cooperation and Participation).

13.5.5.2[**] will cooperate with [**] in controlling any such action (as may be reasonably requested by [**]), including, at [**] sole cost and expense, (a) providing access to relevant documents and other evidence, (b) using reasonable efforts to make [**] Affiliates and its and its Affiliates’ licensees and Sublicensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (c) if reasonably necessary, by being joined as a party, subject to (with respect to this clause (c)) [**] agreeing to indemnify [**] for its involvement as a named party in such action and paying those Patent Costs incurred by [**] in connection with such joinder.  [**], as the Defending Party in any such action, will keep [**] reasonably updated via the IP Committee with respect to any such action, including providing copies of all materials documents received or filed in connection with any such action to the extent permitted by applicable Law.

13.5.5.3[**] will have the right to consult with [**] regarding any such action for which [**] is the Defending Party via the IP Committee, in each case at [**] sole cost and expense.  If [**] elects to so be involved, [**] will provide [**] and its counsel with an opportunity to consult with [**] and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto). [**] will take into account reasonable and timely requests and comments of [**] regarding such enforcement or defense.

13.5.6Settlement.  With respect to any enforcement action, Third Party Action or Post-Grant Proceeding identified above in this Section 13.5 (Third Party Infringement and Defense and Post-Grant Proceedings), the Defending Party will have the right to settle or otherwise dispose of such action (a) with the consent of the other Party, if it involved the Profit-Share Territory and (b) otherwise, on such terms and conditions as such Defending Party will determine in its sole discretion; provided that, in either case ((a) or (b)), notwithstanding the foregoing, no such settlement or other disposition will (i) impose any monetary restriction or obligation on or admit fault of the other Party or (ii) adversely affect the other Party’s rights under this Agreement to any such Patent then being enforced or defended, in each case ((i) and (ii) without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed).

13.5.7Other Invalidity or Unenforceability Proceedings.  If [**] desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, post-grant proceedings, or other attack upon the validity, title or enforceability of a Patent Right owned or controlled by a Third Party and having one (1) or more claims that Cover a Licensed Product, or the use, sale, offer for sale or importation of a Licensed Product in the Territory, as applicable, (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of a Third Party Action under Section 13.5.3 (Defense and Post-Grant Proceedings), in which case the provisions of such Section 13.5.3 (Defense and Post-Grant Proceedings) will govern), then [**] will so notify [**] and the Parties will promptly confer through the IP Committee.  [**] will have the initial right, but not the obligation, to bring, at its own expense and in its sole control, such action in the Territory.  [**] will be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and will cooperate fully with the Party so appointed.  Any awards or amounts received in bringing any such action will be first allocated to reimburse [**]’s expenses in such action, and any remaining amounts will be allocated between the Parties in accordance with the principle set forth in Section 13.5.8 (Allocation of Proceeds).

13.5.8Allocation of Proceeds.  If either Party recovers monetary damages from any Third Party in a suit in the Territory pursuant to this Section 13.5 (Third Party Infringement and Defense and Post-Grant Proceedings) or any royalties from a license agreement with a Third Party related to any alleged Competitive Infringement in the Territory, whether or not such damages or royalties result from the infringement of [**] Prosecuted Patents or the [**] Prosecuted Patents, then such recovery will be allocated first to the reimbursement of any expenses incurred by each Party in such litigation, action, or license, and any balance of any such recovery will be split as follows: (a) if [**] brings the action, (i) treated as Net Revenues, to the extent relating to all Licensed Products in a Product Class in the Profit-Share Territory prior to [**]’s exercise of an Opt-Out Right with respect to the applicable Product Class or (ii) as Net Sales, and shared with [**] as royalties pursuant to Section 9.8 (Licensed 217 Product and Licensed 324 Product

Products Royalties), to the extent relating to all Licensed Products in a Product Class in the [**] Territory or after [**] has exercised an Opt-Out Right with respect to the applicable Product Class; or (b) if [**] brings the action, then [**]% will be retained by [**] and [**]% will be paid to [**].

13.6Patent Extensions.  Subject to the rest of this Section 13.6 (Patent Extensions), with respect to any election to file for patent term restoration or extension, or any of their equivalents, [**] will have the sole and exclusive right to make any such decision relating to any [**] Prosecuted Patents or [**] Prosecuted Patents in the Territory with respect to any Licensed Product, provided that [**] will use reasonable efforts to obtain any such patent term restoration or extension, or any of their equivalents available for the Patents subject to the enforcement rights specified in Section 13.5.2 (Rights to Enforce) with respect to any Licensed Product; and further provided, however, that [**] will not be required to use any such reasonable efforts in a manner inconsistent with any term or condition of this Section 13.6 (Patent Extensions) if any such item could impair the applicable Patent (including its enforcement potential) or the ability to obtain any such patent term restoration or extension, supplemental protection certificate or any of their equivalents for any other pharmaceutical product.  [**] will consult with [**] through the IP Committee regarding the strategy for such filings.  Subject to Section 13.4.4 (Patent Costs Sharing), [**] will bear all Patent Costs incurred in making such filings.  Upon the written request by [**], [**] will reasonably cooperate with the implementation of such requesting Party’s decisions made in a manner consistent with this Section 13.6 (Patent Extensions).

13.7Orange Book Listings.  [**] will have lead responsibility for making any filing with respect to any [**] Collaboration Patent, Joint Collaboration Patent or [**] Licensed Patent in connection with the Orange Book maintained by the FDA or similar or equivalent patent listing or linking requirement, if any, in other countries in the Territory for the Licensed Products.  [**] will consult with [**] through the IP Committee regarding the strategy for such filings.  If the Parties disagree on the appropriate strategy with respect to any such filings, the disagreement will be resolved by the IP Committee, subject to Section 13.4.1.4 (Decision Making).  [**] will provide reasonable assistance to [**] in connection with any such filing.

13.8Third Party Rights.  Notwithstanding the foregoing provisions of this Article 13 (Intellectual Property), each Party’s rights and obligations with respect to any Patent under this Article 13 (Intellectual Property) will be subject to the Third Party rights and obligations (including under any in-license of a Patent applicable to such Party’s licensed intellectual property rights hereunder) set forth in Schedule 13.8 (Third Party Rights).

13.9Common Interest.  All information exchanged between the Parties regarding the Prosecution and Maintenance, and enforcement and defense, of Patents under this Article 13 (Intellectual Property) will be deemed Confidential Information of the disclosing Party.  In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature.  The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Article 13 (Intellectual Property), including privilege under the common interest doctrine and similar or related doctrines.  Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 13 (Intellectual Property) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

13.10Trademarks.  In the Profit-Share Territory, (a) the JCC will recommend to the JSC to determine whether to approve a designated Commercialization Lead Party to be responsible for implementing the LP U.S. TM Strategy for the registration, maintenance, enforcement and defense of the LP U.S. Trademark for a Licensed Product, which Party will own all applications for registration and registrations for such LP U.S. Trademark, and (b) any and all Trademark Costs for the LP U.S. Trademarks incurred in accordance with the applicable Joint Commercialization Plan and Joint Commercialization Budget will be deemed Joint Commercialization Costs. In the Biogen Territory, Biogen will be responsible for the registration, maintenance, enforcement and defense of, and will own all applications for registration and registrations for, all Trademarks for use in connection with the Licensed Products in the Biogen Territory, and will be solely responsible for all Trademark Costs incurred for such activities.

14.TERM AND TERMINATION

14.1Term.  This Agreement will be effective as of the Effective Date and, unless terminated earlier pursuant to this Article14  (Term and Termination), will continue on a Licensed Product-by-Licensed Product and country-by-country basis until the date on which: (a) in any country in the Biogen Territory, the Royalty Term has expired for all Licensed Products in a Product Class in such country, and (b) for the Profit-Share Territory, the Parties agree to permanently cease to Commercialize all Licensed Products in a Product Class in the Profit-Share Territory (the “Term”).  Upon the expiration of this Agreement for all Licensed Products in a Product Class in a country, the licenses granted from Sage to Biogen under this Agreement with respect to such Licensed Products in such Product Class in such country will become fully‑paid, irrevocable, and perpetual.

14.2Termination Prior to Effective Date.  On the Effective Date, Sage will provide to Biogen updated versions of any schedules required to be provided under Section 11.2 (Representations and Warranties of Sage of the Execution Date and the Effective Date) as a result of Sage making anew as of the Effective Date the representations and warranties of Section 11.2 (Representations and Warranties of Sage of the Execution Date and the Effective Date).  If any of the representations and warranties set forth in Section [**], or Section [**] (Representations and Warranties of Sage as of Execution Date and Effective Date) do not remain true and correct as of the Effective Date to the same extent as of the Execution Date, then Biogen may terminate this Agreement in its entirety with respect to all Product Classes upon written notice to Sage [**].

14.3Termination by Biogen for Convenience.  At any time during the Term, Biogen may terminate this Agreement (a) in its entirety or (b) on a Product Class-by-Product Class basis for the United States, each Major European Country, or for a Product Class in its entirety as to the entire Territory, in each case ((a) and (b)), for any reason or no reason upon one hundred and fifty (150) days’ prior written notice to Sage.

14.4Termination for Material Breach.

14.4.1Material Breach.

14.4.1.1Subject to Section 14.4.2 (Disputed Breach), Sage will have the right to terminate this Agreement upon delivery of written notice to Biogen in the event of any material breach by Biogen of this Agreement, solely with respect to the Product Class(es) and Region(s) to which such material breach relates, provided that such termination will not be effective if such breach has been cured within [**] after written notice thereof is given by Sage to Biogen specifying the nature of the alleged breach (or, if such default cannot be cured within such [**] period, within [**] after such notice if Biogen commences actions to cure such default within such [**] period and thereafter diligently continues such actions, but fails to cure the default by the end of such

[**]). Notwithstanding any provision to the contrary set forth in this Agreement, to the extent a material breach involves the failure to make a payment when due, such breach must be cured within [**] after written notice thereof is given by Sage to Biogen.

14.4.1.2Subject to Section 14.4.2 (Disputed Breach), Biogen will have the right to terminate this Agreement upon delivery of written notice to Sage in the event of any material breach by Sage of this Agreement, solely with respect to the Product Class(es) and Region(s) to which such material breach relates, provided that such termination will not be effective if such breach has been cured within [**] after written notice thereof is given by Biogen to Sage specifying the nature of the alleged breach (or, if such default cannot be cured within such [**] period, within [**] after such notice if Sage commences actions to cure such default within such [**] period and thereafter diligently continues such actions, but fails to cure the default by the end of such [**]). Notwithstanding any provision to the contrary set forth in this Agreement, to the extent a material breach involves the failure to make a payment when due, such breach must be cured within [**] after written notice thereof is given by Biogen to Sage.

14.4.2Disputed Breach.  If the alleged breaching Party disputes in good faith the existence of a breach specified in a notice provided by the other Party in accordance with Section 14.4.1 (Material Breach) and such alleged breaching Party provides the other Party notice of such dispute within the applicable [**] or [**] cure period, then (a) the non-breaching Party will not have the right to terminate this Agreement under Section 14.4.1 (Material Breach) and (b) the applicable cure period set forth in Section 14.4.1 (Material Breach) will be tolled during the pendency of the dispute resolution process set forth in Section 15.3 (Dispute Resolution), in each case ((a) and (b)), unless and until the dispute resolution process set forth in Section 15.3 (Dispute Resolution) has been completed (including the tolling and cure periods set forth therein), and in any event the terms of Section 15.3.7 (Tolling) will apply.

14.5Termination for Insolvency.  To the extent permitted by applicable Law, either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] after the filing thereof.

14.5.1All rights and licenses now or hereafter granted by one Party to the other Party under or pursuant to this Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Code, as amended or analogous provisions of applicable Law outside the United States (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by a Party, such Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Subject to Section 365 of the Bankruptcy Code, each Party will, during the Term, create and maintain current copies or, if not amenable to copying, other appropriate embodiments, to the extent feasible, of all intellectual property rights licensed under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property rights within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples, and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, in each case, to the extent licensed by a Party to the other Party hereunder, as well as the Sage Licensed Technology and the Biogen Licensed Technology (as the case may be), and all information related to the Sage Licensed Technology and the Biogen Licensed Technology (as the case may be).  If (a) a case under the Bankruptcy

Code is commenced by or against the debtor Party, (b) this Agreement is rejected as provided in the Bankruptcy Code and (c) the non-debtor Party elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code and upon written request of the non-debtor Party, then:

14.5.1.1the non-debtor Party will be authorized to retain and exercise its rights under this Agreement (including a right to enforce any exclusivity provision contained herein) to intellectual property rights (including all embodiments thereof) licensed hereunder and held by the debtor Party as such rights existed immediately before the commencement of the case referenced in clause (a) of Section 14.5 (Termination for Insolvency) above, subject to the provisions of Section 365(n) of the Bankruptcy Code related to, among other things, payment of the royalties and waiver of rights to setoff and any claim allowable under Section 503(b) of the Bankruptcy Code related to the performance of this Agreement, but neither such provision nor such performance by the non-debtor Party will release the debtor Party from liability resulting from rejection of the license or the failure to perform such obligations

14.5.1.2to the extent provided herein, the debtor Party will provide to the non-debtor Party any intellectual property (including any applicable embodiment) held by the debtor Party; and

14.5.1.3the debtor Party will not interfere with the non-debtor Party’s rights under this Agreement, or any agreement supplemental hereto, with respect to such intellectual property rights (including such embodiments), including any right to obtain such intellectual property rights (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

14.6Effect of Termination by Sage for Cause or for Biogen’s Insolvency, or by Biogen for Convenience.  Upon termination of this Agreement by Sage pursuant to Section 14.4.1.1 (Material Breach) or Section 14.5 (Termination for Insolvency) or by Biogen pursuant to Section 14.3 (Termination by Biogen for Convenience):

14.6.1Termination of Licenses.  If this Agreement is terminated in its entirety, then all licenses granted under Article 8 (Licenses) granted under this Agreement with respect to all Licensed 217 Products and all Licensed 324 Products will terminate.  If this Agreement is terminated in part with respect to the Terminated Products or the Terminated Territory, then all licenses granted by Sage to Biogen under Section 8.1.1 (License Grant to Biogen; Sage Retained Rights) will terminate solely with respect to the Terminated Products and the Terminated Territory, as applicable, and all licenses granted by Biogen to Sage under Section 8.1.2 (License Grant to Sage; Biogen Retained Rights) will terminate solely with respect to the Terminated Products and the Terminated Territory, as applicable.

14.6.2Reversion License. Effective upon either (a) the date of termination of this Agreement in case of termination by Sage pursuant to Section 14.4.1.1 (Material Breach) or Section 14.5 (Termination for Insolvency) or termination of this Agreement in its entirety by Biogen pursuant to Section 14.3 (Termination by Biogen for Convenience) or (b) the date of expiration of the specified notice period in Biogen’s notice of termination of this Agreement in part pursuant to Section 14.3 (Termination by Biogen for Convenience), subject to the terms of this Section 14.6.2 (Reversion License), Biogen, on behalf of itself and its Affiliates, hereby grants (without any further subsequent action required on the part of Sage) to Sage and its Affiliates, an irrevocable, perpetual license for the Terminated Products in the Terminated Territory, with the right to grant sublicenses through multiple tiers, under the Reversion Technology [**] (the “Reversion License”), where the Reversion License will be [**]. If any Reversion Technology is in-licensed by Biogen or any of its Related Parties, then Biogen will promptly inform Sage of any payment obligations and any other obligations applicable to Sage under such Third Party agreements and, unless

Sage elects to decline receiving a sublicense under such in-licensed Reversion technology as part of the Reversion License, then (i) in consideration therefor, Sage will pay to Biogen amounts equal to any payments that Biogen owes to any Third Party with respect to such in-licensed Reversion Technology solely with respect to the Terminated Product for the Terminated Territory, with all payments made in accordance with Section 9.10 (Other Amounts Payable) and Section 9.11 (Payment Terms) mutatis mutandis, and (ii) Sage’s rights under the Reversion License will be subject to the applicable terms of the applicable Third Party agreement of which Sage has been made aware.

14.6.3Wind Down Costs.  In the event of termination of this Agreement by Sage pursuant to Section 14.4.1.1 (Material Breach) or Section 14.5 (Termination for Insolvency) or termination of this Agreement by Biogen pursuant to Section 14.3 (Termination by Biogen for Convenience), each Party will pay for [**], for (i) [**], or (ii) [**], and (b) Biogen will pay for the costs and expenses for all Clinical Studies conducted by Biogen in support of obtaining Regulatory Approval for Commercialization in the Biogen Territory that are ongoing prior to the date of the written notice from one Party to the other Party under Section 14.4.1.1 (Material Breach), Section 14.5 (Termination for Insolvency) or Section 14.3 (Termination by Biogen for Convenience), as applicable, for (i) all Licensed 217 Products and all Licensed 324 Products, if this Agreement is terminated in its entirety, or (ii) a Region of the Biogen Territory, if this Agreement is terminated in part with respect to such Region of the Biogen Territory, in each case ((a) and (b)), for a period of [**] after the effective date of termination of this Agreement (the “Termination Wind-Down Period”).

14.6.4 Regulatory Materials; Commercial Materials.  Biogen, on behalf of itself and its Affiliates, at its cost, will (a) assign to Sage or Sage’s designee possession and ownership of all Regulatory Materials, Pricing and Reimbursement Approvals and material correspondence and conversation logs solely relating to the applicable Terminated Products in the Terminated Territory, in each case, in Biogen’s Control, and (b) transfer to Sage or Sage’s designee copies of all data, reports, records, materials and information, including customer lists and other sales and marketing information in Biogen’s Control to the extent that such data, reports, records, materials or other information solely related to the applicable Terminated Products in the Terminated Territory, including all non-clinical and clinical data relating to the applicable Terminated Products, and all adverse event data solely related to the applicable Terminated Products in Biogen’s Control, and (c) transfer to Sage all records and materials in Biogen’s Control containing Confidential Information of Sage solely relating to the applicable Terminated Products in the Terminated Territory.  In addition, effective upon the effective date of termination, Biogen, on behalf of itself and its Affiliates, will appoint Sage as Biogen’s or Biogen’s Related Parties’ agent for all matters involving Regulatory Authorities in the Terminated Territory solely relating to the applicable Terminated Products until all Regulatory Materials, Pricing and Reimbursement Approvals and other governmental or Regulatory Approvals relating to the Development, Manufacture, performance of Medical Affairs Activities with respect to or Commercialization of the Terminated Products in the Terminated Territory have been assigned to Sage or its designee.  In the event of failure to obtain such assignment, effective upon the effective date of termination, Biogen, on behalf of itself and its Affiliates, hereby consents and grants to Sage the right to access and reference (without any further action required on the part of Biogen, whose authorization to file this consent with any Regulatory Authority of the Terminated Territory is hereby granted effective as of the date of termination) any such item with respect to the applicable Terminated Products in the Terminated Territory.

14.6.5Sell-Off and Appointment as Distributor.  If the effective date of termination of this Agreement in its entirety or of this Agreement in part, as the case may be, is after the First Commercial Sale in the applicable Terminated Territory of the applicable Terminated Products, then, to the extent permitted by applicable Law, effective upon such date of such termination, Biogen, its Affiliates and its Sublicensees will have the right to sell any inventory of such Terminated Products intended for Commercialization in the Terminated Territory existing as of such date of termination in accordance with the terms and conditions of this Agreement in such Terminated Territory by or under the authority of Biogen as of the notice date of the applicable termination, for up to (a) [**] after the effective date of the applicable termination, in the case that Sage has obtained all Regulatory Approvals required to sell such Terminated Products as of the notice date of the applicable termination or (b) [**] after the effective date of the applicable termination or such longer time as may be agreed by the Parties, in the case that Sage has not obtained all Regulatory Approvals required to sell such Terminated Products as of the notice date of the applicable termination (either of ((a) or (b)), the “Commercialization Wind-Down Period”).  Any Terminated Product sold or disposed of by Biogen, its Affiliates or its Sublicensees in the Terminated Territory during the Commercialization Wind-Down Period will be subject to applicable payment obligations under Article 9 (Payments). Within [**] after the end of the Commercialization Wind-Down Period, Biogen will notify Sage of any quantity of Terminated Product for the Terminated Territory remaining in Biogen’s inventory and, subject to the terms of Section 14.6.6 (Continuation of Supply), and Sage may purchase, in its discretion, any such quantities of the Terminated Product from Biogen at a transfer price equal to (i) [**].  After the Commercialization Wind-Down Period for a Terminated Product, Biogen or its Related Parties will appoint Sage as exclusive distributor of such Terminated Product in the Territory and grant Sage the right to appoint sub-distributors, until such time as all Regulatory Approvals for the applicable Terminated Product in the Territory have been transferred to Sage or its designee; provided that, Biogen will not be required to appoint Sage as its distributor of the applicable Terminated Products as contemplated by this Section 14.6.5 (Sell-Off and Appointment as Distributor) if the terms of any Third Party agreements of Biogen or any of its Related Parties necessary for the Development, Manufacture or Commercialization of the applicable Terminated Products (A) [**] or (B) [**]; further provided that if no such appointment is possible, then [**]. Without limiting the foregoing, if such termination occurs after the First Commercial Sale of a Terminated Product then, during the Commercialization Wind-Down Period for such Terminated Product, the Parties will use reasonable efforts to transition all Commercialization activities to Sage as Sage may reasonably request.

14.6.6Continuation of Supply.  Upon Sage’s request, if (a) the effective date of termination of this Agreement in its entirety or of this Agreement in part, as the case may be, is after the First Commercial Sale of the applicable Terminated Products in any country of the Terminated Territory, (b) as of the effective date of such termination, Biogen or its Related Parties are Manufacturing finished product with respect to the applicable Terminated Products for Commercialization thereof in the Terminated Territory, and (c) as of the effective date of such termination, neither Sage nor any of its Related Parties has obtained all necessary Regulatory Approvals to Manufacture the applicable Terminated Products and procured or developed its own source of finished product supply with respect to the applicable Terminated Products for Commercialization thereof in the Terminated Territory, then, at Sage’s option and at Sage’s sole cost and expense, Biogen or its Related Parties will supply to Sage such finished product with respect to the applicable Terminated Products for Commercialization in the Territory at a price equal to (i) [**] following the applicable effective date of termination of this Agreement in its entirety or in part and (ii) [**] following the applicable effective date of termination of this Agreement in its entirety or in part.

14.6.7Third Party Agreements.  If Sage so requests in writing, and to the extent permitted under Biogen’s obligations to Third Parties on the effective date of termination of this Agreement in its entirety or of this Agreement in part, as the case may be, effective as of the effective date of such termination, Biogen will assign to Sage, and Sage will assume, [**]; provided that, if the assignment of any such Third Party agreement [**], such assignment of such Third Party agreement will [**].

14.6.8Sublicense Survival.  Sage will, [**] (each, a “New License Agreement”).  Notwithstanding any provision to the contrary set forth in this Agreement, Sage will [**]

14.6.9Biogen Trademarks.  If as of the effective date of termination of this Agreement in its entirety or of this Agreement in part, as the case may be, (a) Biogen owns any Trademarks that are used exclusively for the applicable Terminated Products in the Terminated Territory and (b) such Trademarks have been approved by the Regulatory Authority in a country of the Terminated Territory for use with the applicable Terminated Products (such Trademarks, the “Reversion Trademarks”), then, at Sage’s written request, promptly following the effective date of such termination, Biogen, on behalf of itself and its Affiliates, will transfer and assign to Sage all of Biogen’s and its Affiliates’ rights, title and interest in and to such Reversion Trademarks for the applicable country of the Terminated Territory, pursuant to an agreement that the Parties will negotiate and enter into after such effective date of termination, which agreement will contain, to the extent applicable, quality control and indemnification obligations customary of such agreements applying to Sage’s use of such transferred Reversion Trademarks(s) following such assignment or license, as applicable.

14.6.10Exclusivity.  In any event of termination of this Agreement, each Party’s obligations under Section 11.7.1.1 (Exclusivity) will terminate with respect to (a) 217 Competing Products, if the Product Class with respect to which this Agreement is terminated is the Licensed 217 Products, or (b) 324 Competing Products, if the Product Class with respect to which this Agreement is terminated is the Licensed 324 Products, or (c) a Product Class for the Profit-Share Territory, if the Agreement is terminated for such Product Class for the Profit-Share Territory or a Region.

14.6.11Return of Confidential Information.  Except in the case of Sage for any Confidential Information that is the subject of its Reversion License, each Party, at its cost, will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information that relates to the Terminated Products for the Terminated Territory and that was provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain copies of intangible Confidential Information of such other Party for legal purposes in accordance with such Party’s internal compliance policies.  Notwithstanding the return or destruction of any Confidential Information, the Parties will continue to be bound by their confidentiality obligations under this Agreement.

14.6.12IP Files Transfer.  With respect to any Biogen Collaboration Patents that claim solely the Terminated Products in the Terminated Territory and under which Sage is granted an exclusive license pursuant to Section 14.6.2 (Reversion License), at Sage’s cost and expense, Biogen will transfer to Sage or its designee copies of filings, applications and correspondence received or generated by Biogen in the course of Prosecuting and Maintaining such Biogen Collaboration Patents.  With respect to any Sage Prosecuted Patents for which Biogen has exercised its step-in rights under Section 13.4.3.2 (Biogen Step-In) or in respect of which Biogen has engaged in the enforcement thereof or defense or Post-Grant Proceedings therefor under, respectively, Section 13.5.2 (Right to Enforce) and Section 13.5.3 (Defense and Post-Grant Proceedings), at Sage’s cost and expense, Biogen will transfer to Sage or its designee copies of filings, applications, correspondence and other related records received or generated by Biogen in the course of exercising such activities.

14.6.13Dissolution of Committees.  If this Agreement is terminated in its entirety, all Committees will be dissolved as of the effective date of such termination, provided that, for any surviving provisions requiring action or decision by any of the Committees or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable.  If this Agreement is terminated in part, then the subject-matter responsibility of the respective Committees will no longer extend to the Terminated Products.

14.6.14Termination of Rights and Obligations.  Except as set forth in this Section 14.6 (Effect of Termination by Sage for Cause or for Biogen’s Insolvency, or by Biogen for Convenience) and Section 14.8 (Effect of Expiration or Termination; Survival), all rights and obligations of the Parties under this Agreement will terminate as of the applicable effective date of any termination of this Agreement in its entirety.

14.6.15Further Assurances.  Each Party will execute all reasonable documents and take all such further actions as may be reasonably requested by the other Party, at such other Party’s cost, in order to give effect to the foregoing clauses.

14.7Biogen Right of Termination for Cause or for Sage’s Insolvency.  If Biogen has the right to terminate this Agreement pursuant to Section 14.4.1.2 (Material Breach) or Section 14.5 (Termination for Insolvency), then Biogen will have the option to either: (a) terminate this Agreement with respect to the Product Class(es) and Region(s) to which such material breach relates or in its entirety, or (b) [**].  Biogen’s notice to Sage, under Section 14.4.1.2 (Material Breach) or Section 14.5 (Termination for Insolvency), as applicable, will specify which of the foregoing options Biogen has elected.

14.7.1Reversion of Rights to Sage.  The provisions of Section 14.6 (Effect of Termination by Sage for Cause or for Biogen’s Insolvency, or by Biogen for Convenience) covering a termination of this Agreement in its entirety will apply mutatis mutandis as of the effective date of such termination, except that in the event Biogen terminates this Agreement pursuant to Section 14.4.1.2 (Material Breach) or Section 14.4 (Termination for Insolvency):

14.7.1.1With respect to the Reversion License, [**]: (a) [**], (b) [**]; and

14.7.1.2Sage will reimburse Biogen for the undisputed portion of all reasonable and documented costs and expenses incurred by Biogen in the performance of any of Biogen’s obligations under Section 14.6 (Effect of Termination by Sage for Cause or for Biogen’s Insolvency, or by Biogen for Convenience) no later than [**] after receiving an applicable invoice from Biogen for the same.

14.7.2[**].  In the event [**]

[**].

14.7.2.5 Further Assurances.  Each Party will execute all reasonable documents and take all such further actions as may be reasonably requested by the other Party, at such other Party’s cost, in order to give effect to the foregoing clauses.

14.8Effect of Expiration or Termination; Survival.

14.8.1Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity, with respect to any breach of this Agreement.

14.8.2In addition to the termination consequences set forth in Section 14.6 (Effect of Termination by Sage for Cause or for Biogen’s Insolvency, or by Biogen for Convenience) and Section 14.7 (Biogen Right of Termination for Cause or for Sage’s Insolvency) (and any Sections referenced therein), the following provisions will survive expiration or termination of this Agreement in its entirety for any reason: Article 1 (Definitions), Section 3.7 (Joint Program Activities Records) (to the extent consistent with the applicable Party’s record retention policies), Section 6.9 (Recalls, Market Withdrawals or Corrective Actions), Section 6.11 (Priority Review Voucher), Section 7.8.1 (Manufacturing Technology Transfer) (solely in case of termination and solely with respect to amounts accrued prior to termination but not paid and the cost allocation provisions therein), Section 8.5 (No Other Rights) (solely in case of termination), Article 9 (Payments) (other than Section 9.4 (Finance Working Group) and Section 9.5 (Sage Opt-Out)) (solely with respect to amounts accrued prior to termination but not paid, and the reporting, information procedures and audits associated therewith), Article 10 (Confidentiality and Publications), Article 12 (Indemnification, Limitation of Liability, Insurance), Section 13.1 (Inventorship), Section 13.2 (Ownership), Section 13.4.3 ([**]) (solely with respect to the Joint Collaboration Patents), Section 13.4.4 (Patent Costs Sharing) (solely with respect to the Joint Collaboration Patents and for the Parties to continue sharing 50:50 the Patent Costs incurred for their Prosecution and Maintenance of the Joint Collaboration Patents), Section 13.4.5 (Patent Miscellaneous) (solely with respect to the Joint Collaboration Patents), Section 13.9 (Common Interest), Section 14.1 (Term) (solely in case of expiration), Section 14.8 (Effect of Expiration or Termination, Survival), and Article 15 (Miscellaneous).

15.MISCELLANEOUS

15.1Assignment.

15.1.1General.  Except as provided in this Section 15.1 (Assignment), this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, (a) either Party may, without the other Party’s prior written consent, (i) assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate, (ii) assign this Agreement and its rights and obligations hereunder in whole to a party that acquires, by merger, sale of assets, reorganization or otherwise, all or substantially all of the business of such Party, and (b) subject to Section 9.11.5.3 (Tax Actions), Biogen may[**], provided that Biogen may not [**].  Any permitted successor or assignee of any rights or obligation under this Agreement must expressly assume performance thereof.  Notwithstanding, the assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned.  Any purported assignment in violation of this Section 15.1 (Assignment) will be void.

15.1.2Securitization.  Notwithstanding anything to the contrary in Section 15.1.1 (General) or elsewhere in this Agreement (but subject to the indemnification obligations under Section 9.11.5.3 (Tax Actions)), Sage may assign to a Third Party its right to receive the milestone payments under Sections 9.6 (Licensed Products Regulatory/Commercial Milestone Payments) and 9.7 (Licensed Products Sales Milestone Payments) and the royalty payments under Section 9.8 (Licensed Products Royalties) (such assignment, a “Securitization Transaction”).  In connection with a contemplated Securitization Transaction, Sage may disclose to such Third Party [**] (provided that such Third Party is under obligations of confidentiality and non-use with respect to Confidential Information included in [**] that are no less stringent than the terms of Article 10 (Confidentiality and Publication) (but of duration customary in confidentiality agreements entered into for a similar purpose)), and to allow such Third Party to exercise its rights with respect to such Securitization Transaction.  After the closing of any such Securitization Transaction with a Third Party, Sage may disclose to such Third Party [**], to the extent reasonably necessary to enable such Third Party to exercise its rights with respect to such Securitization Transaction. As part of any consummated Securitization Transaction, subject to the terms of this Section 15.1.2 (Securitization), Sage may assign, [**], its right to receive the royalty reports and to conduct audits under, respectively, Section 9.11.2 (Reports and Royalty Payments) and Section 9.11.3 (Records and Audits) to the counterparty in such Securitization Transaction, and to allow such counterparty to exercise its rights under such Sections.

15.2Governing Law.  The Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive Laws of the Commonwealth of Massachusetts, notwithstanding any provisions of the Laws of the Commonwealth of Massachusetts or any other Law governing conflicts of laws to the contrary.

15.3Dispute Resolution.

15.3.1Disputes.  Except as otherwise expressly set forth in this Agreement, including Section 2.7 (Resolution of Committee Disputes), Section 8.3.2.4 (New Technology Disputes) and Section 13.4.1.4 (Decision Making), disputes of any nature arising under, relating to, or in connection with this Agreement (“Disputes”) will be resolved pursuant to this Section 15.3 (Dispute Resolution). For the avoid of doubt, disputes of any nature arising under, relating to, or in connection with the SPA will be subject to resolution in accordance with the dispute resolution provisions thereunder.

15.3.2Dispute Escalation.  In the event of a Dispute between the Parties, the Parties will first attempt to resolve such Dispute by negotiation and consultation between themselves.  In the event that such Dispute is not resolved on an informal basis within [**] from receipt of the written notice of a Dispute, any Party may, by written notice to the other, have such Dispute referred to the Executive Officers (or their designee, which designee is required to have decision-making authority on behalf of such Party), who will attempt to resolve such Dispute by negotiation and consultation for a [**] period following receipt of such written notice.  Any final decision agreed by the Executive Officers will be conclusive and binding on the Parties under the then existing circumstances, provided that no such decision shall modify or amend the terms or conditions of this Agreement.

15.3.3General.  Except as set forth in Section 2.7 (Resolution of Committee Disputes), Section 8.3.2.4 (New Technology Disputes), Section 9.11.3.2 (Audit Disputes) or Section 13.4.1.4 (Decision Making), or Section 15.3.5 (Expert Arbitration), or as otherwise expressly set forth in this Agreement, in the event the Parties have not resolved such Dispute within [**], either Party may at any time after such [**] period elect to initiate a proceeding pursuant to the procedures set forth in Section 15.3.4 (Jurisdiction) for purposes of having the Dispute settled.

15.3.4Jurisdiction. Each of the Parties (a) hereby submits to the jurisdiction of the United States District Court for the District of Massachusetts or any Massachusetts court sitting in Boston so long as one of such courts will have subject matter jurisdiction over such claim, in any proceeding arising out of or relating to this Agreement and (b) agrees not to commence any suit, action or proceeding relating thereto except in such court, and waives, to the fullest extent permitted by applicable Law, the right to move or dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient jurisdiction.  Any rights to trial by jury with respect to any suit, action, proceeding or claim (whether based upon contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement hereunder are expressly and irrevocably waived by each of the Parties.

15.3.5Expert Arbitration. Any dispute expressly stated in this Agreement to be resolved pursuant to this Section 15.3.5 (Expert Arbitration) will take place pursuant to the following procedures.

15.3.5.1The expert arbitration will be overseen by and conducted as a “baseball” form of binding arbitration conducted by a panel of three (3) arbitrators (“Panel”). No later than [**] after the initiation of arbitration, each Party will appoint one (1) arbitrator and, no later than [**] after confirmation of the two (2) Party-appointed arbitrators, the third (3rd) arbitrator will be selected by the two (2) Party-appointed arbitrators and will act as the chair.  The Parties may confer with their respective Party-appointed arbitrators regarding the appointment of the chair. Each arbitrator comprising the Panel will have at least [**] of experience in the negotiation of biotechnology and pharmaceutical license and collaboration agreements. At the election of any member of the Panel, the Panel may engage one or more independent experts with experience in the subject matter of the Dispute to advise the Panel, but final decision-making authority will remain with the panel.

15.3.5.2No later than [**] after the constitution of the Panel, each Party will submit to both the Panel and the other Party a detailed written proposal setting forth its proposed resolution of the Dispute.  The Parties will also provide to the Panel a copy of this Agreement, as may be amended at such time.

15.3.5.3No later than [**] after the delivery of the Parties’ detailed written proposals to the Panel, each Party will submit to both the Panel and the other Party a legal brief (and any exhibits) explaining and supporting the Party’s detailed written proposal, which legal brief shall be no more than [**].

15.3.5.4There will be no discovery and there will be no hearing, although such arbitration proceeding will be deemed to have its seat in Boston, Massachusetts, and all arbitration proceedings will be conducted in the English language.

15.3.5.5No later than [**] after the submission of the Parties’ legal briefs, the Panel will select one of the two detailed written proposals (without modification) provided by the Parties that the Panel believes is most consistent with the intention underlying and agreed principles set forth in this Agreement.  The decision of the Panel will be final and unappealable.  The detailed written proposal selected by the Panel will automatically be binding on the Parties.

15.3.5.6The Panel must select one of the two detailed written proposals and may not combine elements of both detailed written proposals or take any other action.

15.3.5.7Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Panel.

15.3.6Injunctive Relief.  Notwithstanding the dispute resolution procedures set forth in this Section 15.3 (Dispute Resolution), in the event of an actual or threatened breach of this Agreement, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief), without first submitting to any dispute resolution procedures hereunder.  Any claim for such equitable relief will be submitted to the United States District Court for the District of Massachusetts or any Massachusetts court sitting in Boston so long as one of such courts will have subject matter jurisdiction over such claim, and each Party hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any proceeding with respect to any such claim and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such proceeding may be served on either Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party in accordance with Section 15.10 (Notices) will be deemed effective service of process on such Party.  Each of the Parties hereby irrevocably waives any and all right to trial by jury in any such proceeding.

15.3.7Tolling.  The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligations hereunder, will be tolled once the dispute resolution procedures set forth in this Section 15.3 (Dispute Resolution) have been initiated and for so long as they are pending, and the Parties will c ooperate in taking all actions reasonably necessary to achieve such a result.  In addition, during the pendency of any Dispute under this Agreement initiated before the end of any applicable cure period, including under Section 14.4 (Termination for Material Breach) or Section 14.5 (Termination for Insolvency), (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach with respect to such Dispute will not be effective, (c) the time periods for cure under Section 14.4 (Termination for Material Breach) or Section 14.5 (Termination for Insolvency) as to any termination notice given prior to the initiation of the applicable dispute resolution procedure will be tolled, (d) any time periods to exercise rights or perform obligations will be tolled; and (e) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the Dispute until such Dispute has been resolved in accordance with the applicable dispute resolution procedure, the outcome of such dispute resolution procedure confirmed the material breach and the existence of the facts claimed by a Party to be the basis for the asserted material breach and all previously tolled cure periods have run; provided that if such breach can be cured by (i) the payment of money, the defaulting Party will have an additional [**] within its receipt of the applicable dispute resolution decision, if necessary in addition to the remainder of any applicable previously tolled cure period, to pay such amount or (ii) the taking of specific remedial actions, the defaulting Party will have a reasonably necessary period to diligently undertake and complete such remedial actions within such reasonably necessary period or any specific timeframe established by the applicable dispute resolution decision, as necessary in addition to the remainder of any applicable previously told cure period, before any such notice of termination can be issued.

15.4Entire Agreement; Amendments.  This Agreement, together with the SPA, the Supply Agreement and the Pharmacovigilance Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including, effective as of the Execution Date.  This Agreement may be amended, or any term or condition hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties.  Any term or condition of this Agreement may be waived if, but only if, such waiver is in writing and signed by an authorized representative of the Party against whom the waiver is to be effective.  The Schedules attached hereto may be amended, or any term or conditions hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties.

15.5Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then the Parties will substitute valid provisions for such invalid, illegal or unenforceable provisions as may be agreed by the Parties, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon by the Parties, the invalid, illegal or unenforceable nature of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

15.6Headings.  The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

15.7Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

15.8Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “shall” will be construed to have the same meaning and effect as the word “will”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto and any capitalized terms used but not defined in any Schedules will have their respective meanings as defined in this Agreement; (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific Law, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor Law thereof; and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.9No Implied Waivers; Rights Cumulative.  No failure on the part of Sage or Biogen to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

15.10Notices.  All notices that are required or permitted hereunder will be in writing and sufficient if delivered (a) personally, (b) sent by reliable electronic transmission (with complete transmission confirmed and confirmed by a hard copy delivered as soon as practicable thereafter by the method described in clauses (c) or (d)), (c) sent by nationally-recognized overnight courier, or (d) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Sage, to:	Sage Therapeutics, Inc. 215 First Street Cambridge, MA 02142 Attention: Chief Operating Officer (with copy to) General Counsel Email:[**] and [**]
With a copy to (which will not constitute notice):	Gibson Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105-0921 Attention: Karen A. Spindler Email: KSpindler@gibsondunn.com
If to Biogen, to:	Biogen MA Inc. 225 Binney Street Cambridge, MA 02142 Attention: Chief Legal Officer Email: [**]
With a copy to (which will not constitute notice):	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600 Attention: Hannah Freeman Email: [**]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) as of the date transmitted by electronic transmission (with complete transmission confirmed); (c) on the Business Day of receipt if sent by overnight courier or facsimile; or (d) on the Business Day of receipt if sent by mail.  Any notice delivered by electronic transmission will be confirmed by a hard copy delivered as soon as practicable thereafter by the method described in clauses (c) or (d) above.

15.11Compliance with Export Regulations.  Neither Party will export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export Laws and regulations.

15.12Force Majeure.  Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such Party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, the spread of infectious diseases, and quarantines  (“Force Majeure”) beyond such Party’s reasonable control and renders the performance impossible or illegal.  The Parties agree the effects of the

COVID-19 pandemic that is ongoing as of the Execution Date may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not be reasonably foreseeable by the Parties as of the Execution Date.  The affected Party will notify the other Party in writing of any Force Majeure event that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under this Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure event and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances.  If the Force Majeure event continues, then the affected Party will update such notice to the other Party on a weekly basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume.

15.13Relationship of the Parties. This Agreement will not constitute a partnership for any applicable Tax purposes, except as determined under Schedule 15.21 (Tax Partnership Agreement Terms). For the avoidance of doubt, the joint Commercialization will not be considered a partnership or a joint venture for purposes of VAT (in non-United States jurisdictions) unless specifically agreed between the Parties, and no Party will take any action so as to create a VAT establishment for any joint Commercialization activities in any non-United States jurisdiction in the Profit-Share Territory.  Except to the extent expressly stated in this Agreement, neither Sage, on the one hand, nor Biogen, on the other hand, will have the authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.14Performance by BIMA and BIG.  BIG unconditionally guarantees to Sage performance of BIMA’s obligations under this Agreement (including all agreements, commitments to perform activities or incur expenditures, undertakings, licenses and payment obligations, now or hereafter entered into pursuant to this Agreement) (“Guaranteed Obligations”), and BIMA unconditionally guarantees to Sage performance of BIG’s Guaranteed Obligations.  Each of BIG and BIMA agrees that the validity of their respective guaranties in this Section 15.14 (Performance by BIMA and BIG) and their respective obligations hereunder will not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Sage against BIMA or BIG any of the rights or remedies reserved to Sage pursuant to the provisions of this Agreement or otherwise or any other remedy or right which such Sage may have at law or in equity or otherwise.  The foregoing guarantee will be continuing until all Guaranteed Obligations now existing or hereafter arising have been discharged in full, and shall be and continue to be fully effective notwithstanding any amendment to this Agreement or any of the Guaranteed Obligations (but subject to any changes to the Guaranteed Obligations resulting therefrom).  To the extent Sage grants to BIG (a) any waiver of any default by BIMA of the Guaranteed Obligations, (b) any extension of time of performance by BIMA of the Guaranteed Obligations, or (c) any release of BIMA from the performance of the Guaranteed Obligations, Sage will have and be deemed to have also granted the same to BIG hereunder.  To the extent Sage grants to BIMA (i) any waiver of any default by BIG of its Guaranteed Obligations, (ii) any extension of time of performance by BIG of its Guaranteed Obligations or (iii) any release of BIG from the performance of its Guaranteed Obligations, Sage will have and be deemed to have also granted the same to BIMA hereunder.  The obligations of BIG and BIMA under this Section 15.14 (Performance by BIMA and BIG) will not be subject to any counterclaim, setoff, deduction or defense based on any claim that such guaranteeing party may have against the guaranteed party, or any other person or entity, and will remain in full force and effect without regard to, and will not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than full performance of the respective Guaranteed Obligations.

15.15Coordination between BIMA and BIG.  It is understood and agreed that any performance due to Biogen by Sage under this Agreement will be deemed rendered to Biogen to the extent such performance by Sage is rendered to either BIMA or BIG, and BIMA and BIG may only look to the other for any share or benefit from Sage’s obligations under this Agreement.  It is further agreed that BIMA and BIG will not act separately under this Agreement, and with respect to the exercise of the rights of Sage or Biogen under this Agreement, BIMA will be deemed to have the authority to bind both itself and BIG and BIG will be deemed to have the authority to bind both itself and BIMA.  BIMA and BIG will be jointly liable for their obligations under this Agreement, and it is understood and agreed that for purposes of Section 14.4 (Termination for Material Breach), an uncured breach by either BIMA or BIG will be deemed a breach by both BIMA and BIG.  Without limiting the foregoing, any notice to or from Biogen and any consent, approval, agreement, actions or inactions of Biogen under this Agreement will be deemed notices to or from both BIMA and BIG and consent, approval, agreement, actions or inactions by both BIMA and BIG under this Agreement.

15.16Expenses.  Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby will be paid by the Party hereto incurring such fees, costs and expenses.

15.17Counterparts.  The Agreement may be executed in two or more counterparts, including by facsimile or PDF signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.18Performance by Affiliates.  Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations (including granting or continuing licenses and other rights) under this Agreement either directly or through one or more of its Affiliates.  A Party’s Affiliates will have the benefit of all rights (including all licenses and other rights) of such Party under this Agreement, but not be subject to such Party’s obligation, unless expressly provided herein, or in the case of a permitted assignment, in accordance with Section 15.1 (Assignment).  Accordingly, in this Agreement “Biogen” will be interpreted to mean “Biogen or its Affiliates” and “Sage” will be interpreted to mean “Sage or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations (including granting or continuing licenses and other rights) under this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

15.19Binding Effect; No Third Party Beneficiaries. As of the Execution Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.  Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

15.20Further Assurances.  The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken in furtherance of their respective obligations under this Agreement, including (a) furnishing to each other such further information; (b) executing and delivering to each other such other documents; and (c) doing such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

15.21Tax Matters.

15.21.1Tax Treatment.

15.21.1.1The Parties agree to treat the transactions contemplated by this Agreement related to the Profit-Share Territory as a partnership for United States federal and state income Tax purposes between Sage and BIMA (the “Tax Partnership”), with Sage and BIMA as partners of the Tax Partnership only upon receipt of Regulatory Approval by the FDA with respect to a Licensed Product to be sold in the Profit-Share Territory; provided, however, that no Tax Partnership will be treated as being formed if (a) prior to the receipt of such Regulatory Approval by the FDA, Sage exercises its Opt-Out Right with respect to such Licensed Product or (ii) Biogen reasonably determines based on the advice of a nationally recognized tax advisor that the Parties are not required to treat the transactions contemplated by this Agreement as a partnership for U.S. Federal income tax purposes.  The Parties shall file all Tax returns consistent with such Tax treatment.  The Parties will work together in good faith to execute a written tax partnership agreement for the Tax Partnership between BIMA and Sage that will incorporate the principles of Schedule 15.21 (Tax Partnership Agreement Terms).

15.21.1.2Unless Biogen notifies Sage in writing that Biogen has determined that Biogen and Sage will not follow the tax treatment set forth in this Section 15.21.1.2 (Tax Treatment), then the Parties agree to treat the transactions contemplated by this Agreement related to the Biogen Territory, including the payment by BIG pursuant to Section 9.11.6.2 (Payment Allocation), as not being a partnership between any of the Parties for any Tax purposes.  The Parties agree that BIG shall not be a partner of the Tax Partnership and that the transactions contemplated by this Agreement related to the Biogen Territory shall be treated as occurring outside of, and separate from, the Tax Partnership.  The Parties shall file all Tax returns consistent with such Tax treatment.

15.22HSR Act.  Notwithstanding any provision to the contrary in this Agreement, the following provisions of this Agreement will be in full force and effect as of the Execution Date: Article 1 (Definitions), Article 11 (Representations, Warranties and Covenants), Section 14.2 (Termination Prior to Effective Date) and Article 15 (Miscellaneous).  The Confidentiality Agreement between Sage and Biogen, dated as of [**], as amended on [**], will continue to be effective and, if the Effective Date occurs, shall terminate on the Effective Date and all information disclosed or exchanged under such agreement will be treated as Confidential Information disclosed under this Agreement.  Neither Party shall have the right to terminate this Agreement during any HSR clearance period, unless (a) in the event that the SPA is validly terminated pursuant to Section 9.1 of the SPA prior to Closing as defined in the SPA occurring thereunder, in which case this Agreement will terminate concurrently with the termination of the SPA or (b) Section 14.2 (Termination Prior to Effective Date) applies,  and, in each case ((a) or (b)), notwithstanding any provisions that are stated to survive under Section 14.8.2 (Effect of Expiration or Termination; Survival) all provisions of this Agreement will terminate and be of no force or effect whatsoever.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Sage Therapeutics, Inc.		Biogen MA Inc.

BY:	/s/ Jeff Jonas, M.D.	BY:	/s/ Michel Vounatsos
NAME:	Jeff Jonas, M.D.	NAME:	Michel Vounatsos
TITLE:	Chief Executive Officer	TITLE:	Chief Executive Officer

Biogen International, GmbH
		BY:	/s/ Fred Lawson
		NAME:	Fred Lawson
		TITLE:	Director

[Signature Page to Collaboration and License Agreement]